UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
HealthSouth Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 5, 2016

Dear Fellow Stockholder:
I am pleased to invite you to attend our 2016 Annual Meeting of Stockholders of HealthSouth Corporation, to be held on Thursday, May 5, 2016, at 11:00 a.m., central time, at our corporate headquarters at 3660 Grandview Parkway, Birmingham, Alabama.
We will review our 2015 performance, discuss our outlook for 2016, and respond to any questions you may have. We will also consider the items of business described in the Notice of Annual Meeting of Stockholders and Internet Availability of Proxy Materials and in the Proxy Statement accompanying this letter. The Proxy Statement contains important information about the matters to be voted on and the process for voting, along with information about HealthSouth, its management and its directors.
Every stockholder’s vote is important to us. Even if you plan to attend the annual meeting in person, please promptly vote by submitting your proxy by phone, by internet or by mail. The “Commonly Asked Questions” section of the Proxy Statement and the enclosed proxy card contain detailed instructions for submitting your proxy. If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.
On behalf of the directors, management and employees of HealthSouth, thank you for your continued support of and ownership in our company.
Sincerely,
Leo I. Higdon, Jr.
Chairman of the Board of Directors

HEALTHSOUTH CORPORATION

Notice of Annual Meeting of Stockholders
and
Internet Availability of Proxy Materials

TIME	11:00 a.m., central time, on Thursday, May 5, 2016

PLACE	HEALTHSOUTH CORPORATION Corporate Headquarters 3660 Grandview Parkway, Suite 200 Birmingham, Alabama 35243 Directions to the annual meeting are available by calling Investor Relations at 1-205-968-6400

ITEMS OF BUSINESS
•
To elect ten directors to the board of directors to serve until our 2017 annual meeting of stockholders.
➢ The board of directors recommends a vote FOR each nominee.
•
To ratify the appointment by HealthSouth’s Audit Committee of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm.
➢ The board of directors recommends a vote FOR ratification.
•
To approve, on an advisory basis, the compensation of the named executive officers as disclosed in HealthSouth’s Definitive Proxy Statement for the 2016 annual meeting.
➢ The board of directors recommends a vote FOR the approval of the compensation of our named executive officers.
•
To approve the 2016 Omnibus Performance Incentive Plan.
➢ The board of directors recommends a vote FOR the approval of the 2016 Omnibus Performance Incentive Plan.
•
To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a holder of record of HealthSouth common on March 8, 2016.

PROXY VOTING
Your vote is important. Please vote in one of these ways:
•
Via internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card;
•
By telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy card;
•
In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or
•
Submit a ballot in person at the annual meeting of stockholders.

Important Notice Regarding the Availability of Proxy Materials
For the Stockholders Meeting to be Held on May 5, 2016

HealthSouth’s Proxy Statement on Schedule 14A, form of proxy card, and 2015 Annual Report (including the 2015 Annual Report on Form 10-K) are available at http://www.proxyvote.com after entering the control number printed on your proxy card.

Birmingham, Alabama	Patrick Darby
April 5, 2016	Secretary

HEALTHSOUTH CORPORATION
PROXY STATEMENT

i

ii

HEALTHSOUTH CORPORATION
PROXY STATEMENT
INTRODUCTION
The annual meeting of stockholders of HealthSouth Corporation, a Delaware corporation (“HealthSouth,” or also “we,” “us,” “our,” or the “Company”), will be held on May 5, 2016, beginning at 11:00 a.m., central time, at our principal executive offices located at 3660 Grandview Parkway, Birmingham, Alabama 35243. We encourage all of our stockholders to vote at the annual meeting, and we hope the information contained in this document will help you decide how you wish to vote at the annual meeting.
COMMONLY ASKED QUESTIONS
Why did I receive these proxy materials?
We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at our 2016 annual meeting and at any adjournment or postponement. At our annual meeting, stockholders will act upon the following proposals:

(1)	to elect ten directors to the board of directors to serve until our 2017 annual meeting of stockholders;

(2)	to ratify the appointment by the Audit Committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

(3)	to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2016 annual meeting;

(4)	to approve the 2016 Omnibus Performance Incentive Plan; and

(5)	to transact such other business as may properly come before the 2016 annual meeting of stockholders and any adjournment or postponement.
These proxy solicitation materials are being sent to our stockholders on or about April 5, 2016.
What do I need to attend the meeting?
Attendance at the 2016 annual meeting of stockholders is limited to stockholders. Registration will begin at 10:30 a.m. central time and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting will be provided at the meeting.
Who is entitled to vote at the meeting?
The board of directors has determined that those stockholders who are recorded in our record books as owning shares of our common stock as of the close of business on March 8, 2016, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of February 16, 2016, there were 89,777,044 shares of our common stock issued and outstanding. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock is our only class of outstanding voting securities. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares will constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.
How can I vote my shares in person at the meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. Submitting your proxy by telephone, by internet or by mail will in no way limit your right to vote at the annual meeting if you later decide to attend in person.
Shares held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Owners of shares held in street name that expect to attend and vote at the meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.
Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so your vote will be counted if you later decide not to attend the meeting.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.
Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee. The internet and telephone voting procedures established for our stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. eastern time on May 4, 2016. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.

•
BY INTERNET – If you have internet access, you may submit your proxy from any location in the world by following the “internet” instructions on the proxy card. Please have your proxy card in hand when accessing the website.

•
BY TELEPHONE – If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “telephone” instructions on the proxy card. Please have your proxy card in hand when you call.

•
BY MAIL – You may do this by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you do not have the pre-addressed envelope available, please mail your completed proxy card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named on your proxy will vote your shares on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.
Can I access the proxy statement and annual report on the internet?
Yes. This proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) are available at http://www.proxyvote.com. If you are a stockholder of record and would like to access future Company proxy statements and annual reports electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you choose to access future proxy statements and annual reports on the internet, you will receive a proxy card in the mail next year with instructions containing the internet address for those materials. Your choice will remain in effect until you advise us otherwise. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.
A copy of our 2015 Form 10-K and the proxy materials are also available without charge from the “Investors” section of our website at http://investor.healthsouth.com. The 2015 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary.
Rules adopted by the Securities and Exchange Commission permit the Company to provide stockholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this electronic delivery alternative in the future, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the materials on the internet.
Can I change my vote after I submit my proxy?
Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the annual meeting by:

•	filing with our corporate secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243 a signed, original written notice of revocation dated later than the proxy you submitted;

•	submitting a duly executed proxy bearing a later date;

•	voting by telephone or internet on a later date; or

•	attending the annual meeting and voting in person.
In order to revoke your proxy, we must receive an original notice of revocation of your proxy at the address in the first bullet above sent by U.S. mail or overnight courier. You may not revoke your proxy by any other means. If you grant a proxy, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the annual meeting will not by itself revoke a proxy you have previously granted; you must vote in person at the annual meeting to revoke your proxy.
If your shares are held by a broker, bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee.
All shares that have been properly voted and not revoked will be voted at the annual meeting.
What is “householding” and how does it affect me?
In accordance with notices previously sent to stockholders, we are delivering one annual report that includes a proxy statement in a single envelope addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our corporate secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, or by calling 1-205-967-7116.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.
Is there a list of stockholders entitled to vote at the meeting?
A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders for any purpose germane to the meeting, during regular business hours at the meeting place, for ten days prior to the meeting.
What constitutes a quorum to transact business at the meeting?
Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of all of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on February 16, 2016, 89,777,044 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.
What is the recommendation of the board of directors?
Our board of directors unanimously recommends a vote:

•	“FOR” the election of each of our ten nominees to the board of directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm;

•
“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

•	“FOR” the approval of the 2016 Omnibus Performance Incentive Plan.
With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.
What vote is required to approve each item?
The vote requirements for the proposals are as follows:

•
Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes.

•
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the votes cast for the proposal exceed those cast against the proposal. Broker non-votes will not be counted as votes cast for or against the proposal.

•
The 2016 Omnibus Performance Incentive Plan will be approved if the votes cast for the proposal exceed those cast against the proposal plus abstentions. Broker non-votes will not be counted as votes cast for or against the proposal.

Please note that “say-on-pay,” Proposal Three, is only advisory in nature and has no binding effect on the Company or our board of directors. Our board of directors will consider Proposal Three approved if the votes cast in favor of that proposal exceed the votes cast against it. Broker non-votes will not be counted as votes cast for or against the proposal.
A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter including a director election, an equity compensation plan, a matter relating to executive compensation, certain corporate governance changes, or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting, either because you attend the annual meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the annual meeting. You should consult your broker if you have questions about this.
The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the annual meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against any stockholder proposal. Broker non-votes will be ignored. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the annual meeting.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares of common stock are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the end of the annual meeting. If preliminary results are reported initially, we will update the filing when final, certified results are available.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., acting as the inspector of election, will tabulate and certify the votes.
Who will pay for the cost of this proxy solicitation?
We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.
Who should I contact if I have questions?
If you hold our common stock through a brokerage account and you have any questions or need assistance in voting your shares, you should contact the broker or bank where you hold the account. If you are a registered holder of our common stock and you have any questions or need assistance in voting your shares, please call our Investor Relations department at 1-205-968-6400. As an additional resource, the SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT WILL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ITEMS OF BUSINESS REQUIRING YOUR VOTE
Proposal 1 – Election of Directors
Director Nominees
Our board of directors currently consists of ten members and, based on the recommendation of the Nominating/Corporate Governance Committee, proposes that each of the ten nominees listed below be elected at the annual meeting as members of our board of directors, to serve until our 2017 annual meeting of stockholders.
Each director nominee named in Proposal One will be elected if the votes for that nominee exceed 50% of the number of votes cast with respect to that nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors. We have no reason to believe that any of the following nominees will be unable to serve. Below we have provided information relating to each of the director nominees proposed for election by our board of directors, including a brief description of why he or she was nominated.

Name of Nominee	Age	Current Roles	Date Became Director
John W. Chidsey *	53	Member of Audit Committee (Chairman) and Finance Committee	10/2/2007
Donald L. Correll *	65	Member of Audit Committee and Finance Committee	6/29/2005
Yvonne M. Curl *	61	Member of Compensation Committee (Chairperson) and Compliance/Quality of Care Committee	11/18/2004
Charles M. Elson *	56	Member of Finance Committee (Chairman) and Nominating/Corporate Governance Committee	9/9/2004
Jay Grinney	65	President and Chief Executive Officer	5/10/2004
Joan E. Herman *	62	Member of Compensation Committee and Compliance/Quality of Care Committee (Chairperson)	1/25/2013
Leo I. Higdon, Jr. *	69	Chairman of the Board of Directors; Member of Compensation Committee and Nominating/Corporate Governance Committee	8/17/2004
Leslye G. Katz *	61	Member of Audit Committee and Finance Committee	1/25/2013
John E. Maupin, Jr. *	69	Member of Nominating/Corporate Governance Committee (Chairman) and Compliance/Quality of Care Committee	8/17/2004
L. Edward Shaw, Jr. *	71	Member of Compensation Committee and Nominating/Corporate Governance Committee	6/29/2005
 *Denotes independent director.
There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which that person was or is to be selected as a director or nominee, other than any arrangements or understandings with persons acting solely as directors or officers of HealthSouth.
John W. Chidsey
Mr. Chidsey currently serves as an executive board member of HotSchedules LLC, formerly known as Red Book Connect, LLC. HotSchedules is a provider of comprehensive cloud-based technology with expertise in hiring, training, scheduling, back office and standardization for use by small businesses. From the time of the October 2010 sale of Burger King Holdings, Inc. to 3G Capital until April 18, 2011, Mr. Chidsey served as co-chairman of the board of directors of Burger King Holdings, Inc. Prior to the sale, he served as chief executive officer and a member of its board from April 2006, including as chairman of the board from July 2008. From September 2005 until April 2006, he served as president and chief financial officer. He served as president, North America, from June 2004 to September 2005, and as executive vice president, chief administrative and financial officer from March 2004 until June 2004. Prior to joining Burger King, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions of Cendant Corporation: the Vehicle Services Division that included Avis Rent A Car, Budget Rent A Car Systems, PHH and Wright Express and the Financial Services Division that included Jackson Hewitt and various membership and insurance companies. Prior to joining Cendant, Mr. Chidsey served as the director of finance of Pepsi-Cola Eastern Europe and the chief financial officer of PepsiCo World Trading Co., Inc. Mr. Chidsey currently serves on the board of directors of Norwegian Cruise Line Holdings Ltd. and on the governing board of the privately held company, Instawares Holdings, LLC. He also serves on the Board of Trustees for Davidson College in Davidson, North Carolina.
Mr. Chidsey has extensive experience in matters of finance, corporate strategy and senior leadership relevant to large public companies. Mr. Chidsey is a certified public accountant and a member of the Georgia Bar Association. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
Donald L. Correll
Mr. Correll is chief executive officer and co-founder of KWP Capital, LLC, a firm that identifies, invests in, advises, and manages water and wastewater infrastructure assets and operations. Mr. Correll served as the president and chief executive officer and a director of American Water Works Company, Inc., the largest and most geographically diversified provider of water services in North America, from April 2006 to August 2010. Between August 2003 and April 2006, Mr. Correll served as president and chief executive officer of Pennichuck Corporation, a publicly traded holding company which, through its subsidiaries, provides public water supply services, certain water related services, and certain real estate activities, including property development and management. From 2001 to 2003, Mr. Correll served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. From 1991 to 2001, Mr. Correll served as chairman, president and chief executive officer of United Water Resources, Inc., a water and wastewater utility company. He currently serves as a director, member of the audit committee, and chairman of the leadership development and compensation committee of New Jersey Resources Corporation. He also serves on the board of the the Northeast Power Coordinating Council, Inc.
Mr. Correll has extensive experience in matters of accounting, finance, corporate strategy and senior leadership relevant to large public companies. He is a certified public accountant and has experience with a major public accounting firm. Mr. Correll qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
Yvonne M. Curl
Ms. Curl is a former vice president and chief marketing officer of Avaya, Inc., a global provider of next-generation business collaboration and communications solutions, which position she held from October 2000 through April 2004. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976, where she held a number of middle and senior management positions in sales, marketing and field operations, culminating with her appointment to corporate vice president. Ms. Curl currently serves as a director of Nationwide Mutual Insurance Company. In the past five years, she has also served as director of Charming Shoppes, Inc., a specialty apparel retailer, and Welch Allyn, Inc. (private).
Ms. Curl has proven senior executive experience with broad operational experience in sales, marketing, and general management through her previous roles with large public companies as described above. Having served on several compensation committees on the board of directors of public companies, she has experience in the development and oversight of compensation programs and policies.
Charles M. Elson
Mr. Elson holds the Edgar S. Woolard, Jr. Chair in Corporate Governance and has served as the director of the John L. Weinberg Center for Corporate Governance at the University of Delaware since 2000. Mr. Elson has served on the National Association of Corporate Directors’ Commissions on Director Compensation, Executive Compensation and the Role of the Compensation Committee, Director Professionalism, CEO Succession, Audit Committees, Governance Committee, Strategic Planning, Director Evaluation, Risk Governance, Role of Lead Director, Strategy Development, and Board Diversity. He was a member of the National Association of Corporate Directors’ Best Practices Council on Coping with Fraud and Other Illegal Activity. He served on that organization’s Advisory Council. He currently serves as a director of Bob Evans Farms, Inc . In addition, Mr. Elson serves as vice chairman of the American Bar Association’s Committee on Corporate Governance and as a member of a standing advisory committee for the Public Company Accounting Oversight Board. Mr. Elson has been Of Counsel to the law firm of Holland & Knight LLP from 1995 to the present.
Mr. Elson has extensive knowledge of and experience in matters of corporate governance through his leadership roles with professional organizations dedicated to the topic as described above. Through his other professional roles, Mr. Elson is in a unique position to monitor and counsel on developments in corporate governance.

Jay Grinney
Mr. Grinney was named our president and chief executive officer on May 10, 2004. From June 1990 to May 2004, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston Region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine-year career at the Methodist Hospital System in Houston, Texas. He currently serves as a director of Energen Corporation, a diversified energy holding company engaged in the development, acquisition, exploration and production of oil, natural gas and natural gas liquids and is a member of its audit and compensation committees. He also serves as a director of Coca-Cola Bottling Company United, Inc.
Mr. Grinney, as president and chief executive officer of the Company, directs the strategic, financial and operational management of the Company and, in this capacity, provides unique insights into the detailed operations of HealthSouth. He also has the benefit of more than 25 years of experience in the operation and management of large, sophisticated, multi-site, publicly traded healthcare companies.
Joan E. Herman
Ms. Herman has served as the president and chief executive officer of Herman & Associates, LLC, a healthcare and management consulting firm, since 2008. Herman & Associates provides services to healthcare providers, pharmacy benefit managers, managed care organizations, and private equity firms. From 1998 to 2008, she served in a number of senior management positions, including president and chief executive officer for two corporate divisions, at Anthem, Inc. (f/k/a WellPoint, Inc.), a leading managed healthcare company that offers network-based managed care plans. Prior to joining Anthem, she served in a number of senior positions at Phoenix Life Insurance Company for 16 years, lastly as senior vice president of strategic development. Ms. Herman currently serves on the board of directors for Convergys Corporation, a provider of customer management and business support system solutions for which she serves on the audit and nominating and governance committees. In the past five years, she has served as a director of MRV Communications, Inc. and Qualicorp SA, a publicly traded company in Brazil. In addition, she currently serves on the boards of directors of DentalPlans.com and AARP Services Inc., both privately held companies.
Ms. Herman has extensive experience leading large complex businesses, including in the healthcare and insurance industries. With Anthem, she gained experience dealing with government reimbursement issues as well as state and federal healthcare and insurance regulators. She has further demonstrated her leadership and character through senior involvement in various community and charity organizations, such as the American Red Cross – Los Angeles region and the Venice Family Clinic Foundation, where she serves on the board of directors.
Leo I. Higdon, Jr.
Mr. Higdon was unanimously elected to serve as chairman of our board of directors on May 1, 2014. He served as president of Connecticut College from July 1, 2006 to December 31, 2013. He served as the president of the College of Charleston from October 2001 to June 2006. Between 1997 and 2001, Mr. Higdon served as president of Babson College in Wellesley, Massachusetts. He also served as dean of the Darden Graduate School of Business Administration at the University of Virginia. His financial experience includes a 20-year tenure at Salomon Brothers, where he became vice chairman and member of the executive committee, managing the Global Investment Banking Division. Mr. Higdon also serves as the lead independent director of Eaton Vance Corp., a provider of investment management and advisory services, and as a director of Citizens Financial Group, Inc.
As a result of his 20 years of experience in the financial services industry combined with his strategic management skills gained through various senior executive positions, including in academia, and service on numerous boards of directors, Mr. Higdon has extensive experience with strategic and financial planning and the operations of large public companies.
Leslye G. Katz
From January 2007 to December 2010, Ms. Katz served as senior vice president and chief financial officer of IMS Health, Inc., a provider of information, services, and technology for clients in the pharmaceutical and healthcare industries. Prior to that, she served as vice president and controller for five years. From July 1998 to July 2001, Ms. Katz served as senior vice president and chief financial officer of American Lawyer Media, Inc., a privately held legal media and publishing company. Prior to joining American Lawyer Media, Ms. Katz held a number of financial management positions with The Dun & Bradstreet Corporation, followed by two years as vice president and treasurer of Cognizant Corporation, a spin-off from D&B. Ms. Katz currently serves as a director and member of the audit and compensation committees of ICF International, Inc., a provider of management, technology, and policy consulting and implementation services to government and commercial clients, and as chair of the board of directors of My Sisters’ Place, a not-for-profit provider of shelter, advocacy, and support services to victims of domestic violence.
Ms. Katz has extensive experience in financial management at companies serving the healthcare and pharmaceutical industries, as well as expertise in mergers and acquisitions, treasury, financial planning and analysis, SEC reporting, investor relations, real estate, and procurement. She has further demonstrated her leadership and character in her service with a community charity. She qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
John E. Maupin, Jr.
In July 2014, Dr. Maupin retired as president and chief executive officer of the Morehouse School of Medicine located in Atlanta, Georgia, a position he held from July 2006. Prior to joining Morehouse, Dr. Maupin held several other senior administrative positions including president and chief executive officer of Meharry Medical College from 1994 to 2006, executive vice president and chief operating officer of the Morehouse School of Medicine from 1989 to 1994, chief executive officer of Southside Healthcare, Inc. from 1987 to 1989, and Deputy Commissioner of Health of the Baltimore City Health Department from 1984 to 1987. Dr. Maupin currently serves as a director of LifePoint Hospitals, Inc., VALIC Companies I & II, a group retirement investment fund complex, and Regions Financial Corp. Dr. Maupin also serves on the boards of the America’s Promise Alliance and the Development Authority of Fulton County.
Dr. Maupin has extensive management and administrative experience with healthcare organizations as described above. He has diverse executive leadership experience in public health, ambulatory care, government relations, and academic medicine. He also has a distinguished record as a health policy expert and advisor, having served on numerous national advisory boards and panels. Additionally, he has demonstrated his leadership and character through involvement, including board roles, in community, healthcare, and scientific advisory organizations as well as through his service as an officer in the U.S. Army Reserve for more than 28 years.
L. Edward Shaw, Jr.
From March 2006 to July 2010, Mr. Shaw served on a part-time basis as a senior managing director of Richard C. Breeden & Co., and affiliated companies engaged in investment management, strategic consulting, and governance matters. He has served as general counsel of both Aetna, Inc. from 1999 to 2003 and The Chase Manhattan Bank from 1983 to 1996, where, in addition to his legal role, his responsibilities included a wide range of strategic planning, risk management, compliance and public policy issues. From 1996 to 1999, he served as chief corporate officer of the Americas for National Westminster Bank PLC. In 2004, Mr. Shaw was appointed independent counsel to the board of directors of the New York Stock Exchange dealing with regulatory matters. Mr. Shaw also currently serves as a director of MSA Safety Inc. and as a director of Covenant House, the nation’s largest privately funded provider of crisis care to children. In the past five years, he has served as a director of H&R Block, Inc.
Mr. Shaw has a wide ranging legal and business background, including senior leadership roles, in the context of large public companies as described above with particular experience in corporate governance, risk management and compliance matters. He also has significant experience in the healthcare industry as a result of his position with Aetna.
Board Recommendation
The board of directors unanimously recommends that you vote “FOR” the election of all ten director nominees.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm
Appointment of PricewaterhouseCoopers LLP
In accordance with its charter, the Audit Committee selected the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2016 audit period, and with the endorsement of the board of directors, recommends to our stockholders that they ratify that appointment. The Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP for the next audit period if such appointment is not ratified. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.
The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for HealthSouth is in no way adversely affected by any such investigation or litigation.
Pre-Approval of Principal Accountant Services
The Audit Committee of our board of directors is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Audit Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.
The Audit Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit Committee approves services up to a specific amount of fees. The Audit Committee must then approve, in advance, any services or fees exceeding those pre-approved levels, except for de minimis services with billings not greater than the lessor of $50,000 or 5% of previously approved amounts, which are subject to subsequent approval by the Audit Committee and other requirements. The Audit Committee may delegate general pre-approval authority to a subcommittee of which the chairman of the Audit Committee is a member, provided that any delegated approval is limited to services with fees of no more than 5% of previously approved amounts. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to specified officers who may determine whether such services are included within the list of pre-approved services. All requests for services that have not been pre-approved must be accompanied by a statement that the request is consistent with the independent registered public accounting firm’s independence from HealthSouth.

Principal Accountant Fees and Services
With respect to the audits for the years ended December 31, 2015 and 2014, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related and permitted non-audit services. In 2015 and 2014, all audit, audit-related, and other fees were approved in accordance with SEC pre-approval rules. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2014, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,
	2015	2014
	(In Millions)
Audit fees(1)	$4.0	$2.8
Audit-related fees(2)	0.2	0.1
Total audit and audit-related fees	4.2	2.9
Tax fees(3)	0.1	0.1
All other fees(4)	0.1	0.5
Total fees	$4.4	$3.5

(1)
Audit Fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for each year presented; fees for professional services rendered for the review of financial statements included in our Form 10-Qs, and fees for professional services normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.

(2)
Audit-Related Fees –Represents aggregate fees paid or accrued for assurance and related services that are reasonably related to the performance of audit services and traditionally are performed by our independent auditor, such as work in connection with registered offerings of securities.

(3)
Tax Fees – Represents fees for all professional services, including tax compliance, advice and planning, provided by our independent auditor’s tax professionals but not including any services related to the audit of our financial statements.

(4)
All Other Fees – Represents fees for all other products and services provided by our independent registered public accounting firm that do not fall within the previous categories. More specifically, for 2015, these fees represent amounts paid or due to our independent auditor for due diligence work associated with acquisitions and miscellaneous services and products.

Board Recommendation
The board of directors and the Audit Committee unanimously recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm for the 2016 audit period.

Proposal 3 – Advisory Vote on Executive Compensation
We seek your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 33 and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation as required under Section 14A of the Securities Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement.
As described under the heading “Compensation Discussion and Analysis” on page 33, the Company provides annual and long-term compensation programs as well as the other benefit plans, to attract, motivate, and retain the named executive officers, each of whom is critical to the Company’s success, and to create a remuneration and incentive program that aligns the interests of the named executive officers with those of stockholders. The board of directors believes the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing the named executive officers to dedicate themselves fully to value creation for our stockholders. At the 2015 annual meeting, 98.9% of stockholders voting on the say-on-pay proposal approved our executive compensation on an advisory basis.
You are encouraged to read the information detailed under the heading “Executive Compensation” beginning on page 33 for additional details about the Company’s executive compensation programs.
The board of directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the HealthSouth Corporation Definitive Proxy Statement for the 2016 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”
This say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or the board of directors. The board of directors and its compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns. The board of directors has elected to hold the say-on-pay advisory vote annually until further notice. The next advisory vote is expected to be in connection with the 2017 annual meeting of stockholders.
Board Recommendation
The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Proposal 4 - Approval of 2016 Omnibus Performance Incentive Plan
In order to provide a sufficient pool of equity for us to operate our compensation program, our board of directors has adopted, subject to stockholder approval at the Annual Meeting, the HealthSouth Corporation 2016 Omnibus Performance Incentive Plan, or the “2016 Plan,” to provide for issuance of up to 14 million shares of our common stock related to awards granted after the 2016 Plan is approved by stockholders. The 2016 Plan will replace the existing HealthSouth Corporation Amended and Restated 2008 Equity Incentive Plan, or the “2008 Plan,” previously approved by our stockholders on May 5, 2011, as our primary incentive compensation plan. If the 2016 Plan is approved and effective, we will not grant or issue new equity awards under the 2008 Plan or any other currently effective equity plan after May 9, 2016.
If approved, the 2016 Plan would be effective May 9, 2016. The 2016 Plan will terminate on the tenth anniversary of the Effective Date, unless terminated earlier by the board of directors, but awards granted prior to such date may extend beyond that date. If the 2016 Plan is not approved by our stockholders, no awards will be made under it, and we will likely not have enough shares remaining under the 2008 Plan to grant an appropriate amount of equity awards going forward.
The stockholder approved incentive compensation plan serves a critical role in our compensation program that emphasizes performance-based, “at risk” compensation. Our compensation philosophy calls for a competitive program of compensation for the Company’s senior management that aligns management’s interests with those of long-term stockholders. Equity awards are the simplest, most direct way to align management and employee interests with those of stockholders. Because the shares available for equity awards are limited, in order to balance compensation principles with stockholder interests in limiting dilution, we generally limit equity awards to management positions (as opposed to broad-based awards). As a general rule, the more senior or highly compensated the position, the larger the portion of the total incentive opportunity that is provided in equity. Both the equity and cash incentive awards provided for in the 2016 Plan allow our board of directors and the Compensation Committee to structure our compensation program to strengthen the commitment of employees to the company, motivate them to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the company. See “Executive Compensation Philosophy” beginning on page 37 for additional discussion.
While the use of equity incentives is an important part of our compensation program, we are mindful of our responsibility to our stockholders to exercise judgment in granting equity awards. The Compensation Committee with the assistance of its independent consultant annually reviews the Company’s overhang, or the total of outstanding equity awards and shares available for future equity awards under the compensation plans as a percentage of fully diluted shares outstanding, the fair value transfer, or the accounting value of shares granted as a percentage of market capitalization, and the run rate, or the shares granted as a percentage of the weighted average shares outstanding, relative to a peer group of healthcare companies. In the 2015 review of our overhang, fair value transfer, and run rate prepared by the Compensation Committee’s independent consultant, we were below the median of the peer group for each metric.
Although our future run rate will depend upon and be influenced by a number of factors, such as the number of plan participants, the price per share of our common stock and the methodology used to establish the equity award mix, the 14 million shares of common stock reserved for issuance in the 2016 Plan would enable us to continue to utilize equity awards as an important component of our overall compensation program and help meet our objectives to attract, retain and motivate talented employees. In determining the share reserve, we considered an analysis of our overhang percentage and historic average run rate relative to a peer group of healthcare companies. The results of the analysis performed by the Compensation Committee’s independent consultant indicated our overhang at December 31, 2015 was 7.7% and annual average run rate for the three-year period ending December 31, 2015 was 1.2%, each of which was less than the median number for the peer group.

As of February 29, 2016, our pro forma overhang (including the 14 million shares under the 2016 Plan) would be 16.6% based on 90,287,264 shares of our common stock issued and outstanding and the following awards outstanding under the 2008 Plan and other incentive plans or programs:

Type of Award	Number of Awards	Weighted Average Exercise Price ($)	Weighted Average Remaining Life (years)
Non-qualified stock options(1)	2,008,317	21.83	4.75
SARs(1)	245,952	137.95	6.08
Restricted stock awards(2)	1,080,815	n/a	n/a

(1)	No outstanding Options and SARs have dividend or equivalent rights.

(2)	This does not include 2015 and 2016 performance-based stock awards that have not yet completed their performance period. All restricted stock awards have dividend or equivalent rights.
Highlights and a summary of the 2016 Plan are set forth below and are qualified in their entirety by reference to the full text of the 2016 Plan, a copy of which is attached as Appendix B to this proxy statement.
Highlights of the 2016 Plan
The 2016 Plan includes a number of provisions that our board of directors believes are consistent with the interest of stockholders and sound corporate governance, including:
Supports pay and performance linkage and encourages stock ownership: Our cash and equity incentive programs are performance-based in large part, and the Compensation Committee’s intent is to continue this design for annual awards. The intent is to provide an incentive for our senior management to enhance stockholder value. In addition, equity-based awards further align the interest of participants with our stockholders and provide a vehicle to assist executives in achieving our stock ownership guidelines. See “Equity Ownership Guidelines for Management” on page 48 for additional discussion.
No repricings: Except in connection with a corporate transaction involving the Company, the 2016 Plan prohibits the repricing of stock options or stock appreciation rights, or “SARs,” without the approval of stockholders. This prohibition applies to lowering the exercise price of stock options or SARs, canceling and granting replacement stock options or SARs with a lower exercise price and the repurchase of underwater stock options or SARs for cash.
No discount stock option or SARs: The exercise price of all stock options or SARs must be equal to or greater than the fair market value of our stock on the date of grant.
Minimum vesting periods: Generally, time-vested restricted stock or restricted stock units granted to employees must vest over no less than three years and performance-based awards must have a minimum one-year performance period.
No liberal share counting for options and SARs: The 2016 Plan prohibits the reuse of shares underlying stock options tendered as full or partial payment upon exercise of a stock option or the reuse of shares not issued in settlement of a SAR. In addition, shares withheld to satisfy tax withholding upon the lapse of restrictions on exercise of stock options or SARs may not be reused. Unused shares authorized under the 2008 Plan and not associated with previously issued awards are not being carried forward and will not be available for awards under the 2016 Plan.
Awards are subject to clawback: Awards granted are subject to our compensation recoupment policy. See “Compensation Recoupment Policy” on page 48 for additional discussion.
No award transferability for value: The 2016 Plan prohibits the transfer of awards to a third party for cash or other value.
Non-employee director compensation limits: The 2016 Plan provides for annual limits to cash and equity grants to non-employee directors.

Summary of the 2016 Plan
Purpose. The purpose of the 2016 Plan is to promote the Company’s success and enhance the value of the Company by linking the personal interests of its employees, officers, and directors to those of its stockholders, and by providing participants with an incentive for outstanding performance.
Eligibility. The 2016 Plan permits the grant of equity and cash incentive awards to employees, officers, and directors of the Company and its affiliates as selected by the Compensation Committee. As of February 18, 2016, approximately 290 people participated in the 2008 Plan.
Aggregate Shares. Subject to adjustment as provided in the 2016 Plan, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the 2016 Plan is 14,700,000. Each share of stock subject to an award, other than a stock option or SAR, shall reduce the number of shares of stock available for awards by 2.65 shares. The number of shares of stock available for awards shall be reduced by one share for each stock option or SAR award. Except in the case of shares not delivered when settling stock options and SARs, the 2016 Equity Plan allows the Company to add back to the number of shares available for issuance the same number of shares that were previously reserved for issuance in connection with a related award (including awards under the 2008 Plan outstanding as of December 31, 2015 or issued after that date) but were forfeited, canceled, or otherwise never issued to the recipient. The closing price of our common stock on February 29, 2016 was $35.23. If the 2016 Plan is approved and effective, we will not grant or issue new equity awards under the 2008 Plan or any other currently effective equity plan after May 9, 2016.
Minimum Vesting Requirements. Except with respect to awards (other than an option or a SAR) accounting for not greater than 5% of the aggregate number of shares of common stock reserved and available for awards or as set forth below under “Acceleration upon Certain Events,” any award of stock granted under the 2016 Plan will either (1) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period) or one year if the vesting is based on performance criteria, or (2) be granted solely in exchange for foregone cash compensation.
Oversight and Administration. The Compensation Committee will administer the 2016 Plan. The Compensation Committee has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; delegate authority to management with respect to non-executive awards (in which case any authorized actions taken by the delegate(s) shall be treated as actions of the Compensation Committee); and make all other decisions and determinations that may be required under the 2016 Plan. The board of directors may at any time choose to administer the 2016 Plan (for example, awards to the chief executive officer), in which case the board will have the same authority otherwise given to the Compensation Committee under the 2016 Plan. See “Compensation Discussion and Analysis” beginning on page 33 for more information on how the current incentive compensation programs are administered.
Permissible Awards. The 2016 Plan authorizes the granting of awards in any of the following forms:
Stock Options. The Compensation Committee is authorized to grant incentive stock options or non-qualified stock options for our common stock under the 2016 Plan. The terms of an incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. No more than one million incentive stock options may be issued under the 2016 Plan. The exercise price of an option may not be less than the fair market value (as defined in the 2016 Plan) of the underlying stock on the date of grant, and no option may have a term of more than 10 years. Participants may elect to exercise stock options by means of a cashless exercise or a net settlement.
Stock Appreciation Rights. The Compensation Committee may also grant stock appreciation rights or SARs. These provide the holder the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the stock appreciation right as determined by the Compensation Committee, which will not be less than the fair market value of one share of common stock on the grant date. SARs may be payable in cash or shares of common stock or a combination thereof. No SAR may be exercised more than 10 years from the grant date.
Restricted Stock Awards. The Compensation Committee may make awards of restricted stock to participants, which will be subject to such restrictions on transferability and other restrictions as the Compensation Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock). Customarily, our restricted stock has been granted voting rights prior to vesting.

Restricted Stock Units. The Compensation Committee may make awards of restricted stock units, which will be subject to such restrictions on transferability and other restrictions as the Compensation Committee may impose. Upon lapse of such restrictions, shares of common stock or cash may be issued to the participant in settlement of the restricted stock units.
Performance Awards. The Compensation Committee may grant performance awards that are designated in cash, shares of common stock, restricted stock, or restricted stock units. The Compensation Committee will have the complete discretion to determine the number of performance awards granted to any participant and to set performance goals and other terms or conditions to payment of the performance awards in its discretion which, depending on the extent to which they are met, will determine the number and value of performance awards that will be paid to the participant.
Cash Awards. The Compensation Committee is authorized to confer rights to participants to receive cash subject to the achievement of one or more specified performance goals or such other terms and conditions as may be selected by the Compensation Committee.
Dividend Equivalents. The Compensation Committee is authorized to grant dividend equivalents to participants subject to such terms and conditions as may be selected by the Compensation Committee. Dividend equivalents entitle the participant to receive payments equal to dividends declared and paid with respect to all or a portion of the shares of common stock subject to an award other than a stock option or a SAR. Dividend equivalents associated with a performance-based award will only be paid to the extent the underlying award is earned and vested.
Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law and the provisions of the 2016 Plan, grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock as deemed by the Compensation Committee to be consistent with the purposes of the 2016 Plan, including, without limitation, shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, and awards valued by reference to book value of shares of common stock or the value of securities of or the performance of specified parents or subsidiaries. The Compensation Committee will determine the terms and conditions of any such awards, subject to the minimum vesting requirements discussed above.
Performance Goals. Options and SARs granted under the 2016 Plan are intended to qualify as performance-based awards that are fully deductible by HealthSouth without regard to the $1 million deduction limit imposed by Section 162(m) of the Code. The Compensation Committee may designate any other award under the 2016 Plan (such as, for example, a cash incentive bonus or restricted stock award) as a qualified performance-based award that is intended to be fully deductible under Section 162(m). If an award is so designated, the Compensation Committee must establish determinable performance goals for the award based on one or more performance criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a division, affiliate, region, department or function within HealthSouth or an affiliate. Performance criteria may be specified in absolute terms, in percentages, maintenance of a specific level or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially created index of other companies. Performance criteria for qualified performance-based awards under Section 162(m) will be limited to specified levels or changes in the following metrics which may or may not be calculated in accordance with generally accepted accounting principles in the United States:

•	earnings (including but not limited to per share measures);

•	profit (including but not limited to net profit, gross profit, operating profit, economic profit or other profit measures);

•	net or operating income;

•	revenue (net or gross);

•	stock price or performance;

•	stockholder return;

•	return measures (including but not limited to return on assets, capital, equity or revenue);

•	EBITDA (earnings before interest, taxes, depreciation and amortization) or EBIT measures;

•	operating, EBITDA or profit margins;

•	market share;

•	expenses (including but not limited to expense management, expense efficiency ratios or other expense measures);

•	business expansions or consolidation (including but not limited to new locations, acquisitions, divestitures and closures);

•	internal rate of return;

•	planning accuracy;

•	year-over-year patient volume growth;

•	year-over-year changes in expense line items;

•	cash flow measures (including but not limited to free cash flow);

•	prevention of failures of internal controls or compliance; and

•	quality of care metrics (including but not limited to PEM Score, functional improvement measures, patient satisfaction and other metrics tracked by Medicare or Medicaid).
For a qualified performance-based award, the Compensation Committee must establish such goals at the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and, except as set forth below under “Acceleration upon Certain Events,” the Compensation Committee may not increase any award or waive the achievement of any specified goal. In the Compensation Committee’s discretion, the performance measured for a specific goal may be adjusted for unusual, nonrecurring, unexpected, or unbudgeted events or effects if those types of equitable adjustments meet criteria established in advance by the Compensation Committee. Any payment or settlement of a qualified performance-based award will be conditioned upon the Compensation Committee receiving written certification that the performance goals and any other material conditions were satisfied, and reflecting such certification in the Compensation Committee’s minutes. However, nothing in the 2016 Plan prevents the Compensation Committee from issuing awards that are not fully deductible.
Award Limits. No individual (including any individual who is likely to be a “covered employee” for purposes of Section 162(m) of the Code) may be granted options or SARs in excess of 1,000,000 associated shares during any two consecutive plan years. For qualified performance-based awards under Section 162(m), no individual may be granted more than 1,000,000 of any of the following during any two consecutive plan years: performance shares, restricted stock shares, restricted stock units or shares associated with other stock-based awards. For qualified performance-based awards under Section 162(m), no individual may be granted more than $10,000,000 of either performance units or other cash awards during any two consecutive plan years. These limitations apply separately to each type of award. For example, an individual may be granted 1,000,000 options and 1,000,000 SARs during the same two-year period.
Non-Employee Director Compensation Limits. The maximum value of the equity awards granted to any non-employee director in any plan year shall not exceed $300,000. The maximum aggregate amount of the cash awards, including retainer and other fees, granted to any non-employee director in any plan year also shall not exceed $300,000. Accordingly, the aggregate value of all awards granted to a non-employee director in any plan year shall not exceed $600,000; provided, however, these limits will not apply to any compensation resulting from non-preferential dividends or dividend equivalents associated with outstanding equity awards.
 Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided, however, that the Compensation Committee may (but need not) permit other transfers where the Compensation Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable. No award may be transferred for value. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.
Acceleration upon Certain Events. Unless otherwise provided in an award agreement, if a participant is terminated by the company without “cause” or by the participant for “good reason” (as such terms are defined in the 2016 Plan) within 24 months after a change in control of HealthSouth (as defined in the 2016 Plan) or if the surviving company following a change in control does not assume existing awards or substitute equivalent awards, all outstanding options and SARs will become fully vested and exercisable and all restrictions (other than performance goals) on other outstanding awards will lapse. For a change in control event, the Compensation Committee also may (but need not) waive or modify any performance goals tied to awards. In the event of death or disability, a participant’s awards (other than options and SARs) vest immediately and performance goals may, in the Compensation Committee’s discretion, be waived or modified except in the case of qualified performance-based awards. In the event of retirement, a participant’s awards generally vest on a pro rata basis for the completed portion of the original vesting/performance period and performance goals may, in the Compensation Committee’s discretion, be waived or modified except in the case of qualified performance-based award. Beginning in 2013, performance-based awards granted to Mr. Grinney provide for vesting of the full award at retirement subject to actual performance status over the original two-year performance period and releasing of the resulting shares earned after one more year. The Compensation Committee may accelerate the vesting provisions and/or waive the forfeiture provisions applicable to any awards (other than qualified performance-based awards) for any other reason; provided, however, its discretion shall be limited to the death, disability or retirement of a participant, although the Compensation Committee may exercise discretion for any reason with respect to awards of up to 5% of the shares available for awards.
Adjustments. In the event of an extraordinary cash dividend, stock-split, a stock dividend, or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2016 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. In the event the common stock will be changed into or exchanged for a different number or class of shares of stock or securities of HealthSouth or of another corporation, the authorization limits under the 2016 Plan will automatically be adjusted proportionately, and there will be substituted for each such share of common stock, the number or class of shares into which each outstanding share of common stock will be so exchanged, all without any change in the aggregate purchase price.
Amendment, Modification and Termination. The Compensation Committee shall have the power to amend, suspend or terminate the 2016 Plan at any time, provided that any termination shall not affect outstanding awards under the 2016 Plan at the time of termination. However, an amendment shall be contingent on approval of HealthSouth’s stockholders to the extent required by law or by the rules of any applicable stock exchange. The Compensation Committee may also amend any outstanding award in whole or in part from time to time. Any such amendment that the Compensation Committee determines, in its sole discretion, to be necessary or appropriate to conform the award to, or otherwise satisfy, any legal requirement, may be made retroactively or prospectively and without the approval or consent of the participant, make adjustments in the terms and conditions of an award in recognition of an unusual or non-recurring event affecting the company or the financial statements of the company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the award. All other amendments or adjustments to awards may be made by the Compensation Committee with the consent of the affected participants.
Certain Federal Tax Effects. This summary is intended to provide a general description of the current federal income tax treatment of awards provided under the 2016 Plan. Tax laws are subject to change.
Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to HealthSouth upon the grant of a nonqualified stock option under the 2016 Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and HealthSouth will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to HealthSouth upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date of grant and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and HealthSouth will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and HealthSouth will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
Stock Appreciation Rights. A participant receiving a SAR will not recognize income, and HealthSouth will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and HealthSouth will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and HealthSouth will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and HealthSouth will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and HealthSouth will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.
Restricted Stock Units. The recipient will not recognize income, and HealthSouth will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon issuance of shares of common stock in settlement of a restricted stock unit award, the recipient will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and HealthSouth will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).
Performance Awards. A participant generally will not recognize income, and HealthSouth will not be allowed a tax deduction, at the time performance awards are granted. When the participant receives or has the right to receive payment of cash or shares under the performance award, the cash amount or the fair market value of the shares of stock will be ordinary income to the participant, and HealthSouth will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).
Tax Withholding. Participants are responsible for making arrangements to ensure all taxes required to be withheld are withheld in connection with any award. The Company has the right to retain from the payment under, or settlement of, an award the number of shares of stock or a portion of the value of the award equal in value to the amount of any required withholdings. At the Compensation Committee’s discretion, the participant may elect to satisfy the withholding requirement in the same manner.

New Plan Benefits Table
The value, number of units and type of equity to be awarded under future long-term incentive programs depend on a number of factors, including, but not limited to, HealthSouth’s performance, its goals and objectives, individual performance and the discretion of the Compensation Committee. Accordingly, it is not possible to determine at this time the grants that will be awarded to any participant under the 2016 Plan.
The Compensation Committee approved certain equity grants as part of the 2015 long-term incentive and director compensation programs. Although the annual grants described in the following table were made under the 2008 Plan, the Compensation Committee would likely have granted similar values and types of awards under the proposed 2016 Plan had that plan been in effect at the time of the grants.

2015 Participants - Name and Position	Dollar Value ($)	Number of Units[1]
Jay Grinney, President and Chief Executive Officer	5,499,993	170,540	(2)
Douglas E. Coltharp, EVP and Chief Financial Officer	787,487	24,418	(3)
John P. Whittington, EVP, General Counsel and Secretary	790,568	24,513	(4)
Mark J. Tarr, EVP and Chief Operating Officer	1,250,045	38,760	(5)
Edmund M. Fay, Treasurer and Senior Vice President	258,066	5,832	(6)
Dexanne B. Clohan, M.D., Chief Medical Officer	—	—	(7)
Andrew L. Price, Chief Accounting Officer	257,491	5,819	(8)
Cheryl B. Levy, Chief Human Resources Officer	345,017	7,797	(9)
April Anthony, Chief Executive Officer and President, Encompass	—	—
Executive Group	9,188,668	277,679	(10)
Non-Executive Director Group	1,627,533	38,389	(11)
Non-Executive Officer Employee Group	15,130,491	341,932	(12)

[1]
Except as noted below for the Non-Executive Director Group, number of units granted was based on an assumed option value of $15.47 (Black-Scholes method) and on stock value of $44.25 (20-day average closing price preceding the February 2015 board meeting). The number of performance share units included assume target performance for the two-year objectives described beginning on page 45.

[2]	Represents 24,859 shares of restricted stock, 71,105 options and 74,576 performance share units.

[3]	Represents 3,559 shares of restricted stock, 10,181 options and 10,678 performance share units.

[4]	Represents 3,573 shares of restricted stock, 10,220 options and 10,720 performance share units.

[5]	Represents 5,650 shares of restricted stock, 16,160 options and 16,950 performance share units.

[6]	Represents 2,332 shares of restricted stock and 3,500 performance share units.

[7]	Did not receive equity because of pending retirement.

[8]	Represents 2,328 shares of restricted stock and 3,491 performance share units.

[9]	Represents 3,119 shares of restricted stock and 4,678 performance share units.

[10]	Represents 45,420 shares of restricted stock, 107,666 options and 124,593 performance share units.

[11]	Represents restricted stock units granted based on the close price of our common stock on the grant dates.

[12]	Represents 116,879 shares of restricted stock and 225,053 performance share units.
Board Recommendation
The board of directors unanimously recommends a vote “FOR” the approval of the 2016 Omnibus Performance Incentive Plan.

CORPORATE GOVERNANCE AND BOARD STRUCTURE
Corporate Governance
Corporate Governance Guidelines
The board of directors has adopted Corporate Governance Guidelines, which provide, among other things, that each member of our board of directors will:

•	dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;

•	comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and in our Bylaws;

•	comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and

•	adhere to our Standards of Business Conduct, including the policies on conflicts of interest.
Our Nominating/Corporate Governance Committee oversees and periodically reviews the Guidelines, and recommends any proposed changes to the board of directors for approval.
Code of Ethics
We have adopted Standards of Business Conduct, our “code of ethics,” that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us;

•	compliance with all applicable rules and regulations that apply to us and our officers and directors;

•	prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.
We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for officers and directors on our website as noted below promptly following the date of such amendment or waiver. Upon written request to our corporate secretary, we will also provide a copy of the code of ethics free of charge.
Corporate Website
We maintain a “Corporate Governance” section on our website where you can find copies of our principal governance documents, including our code of ethics. Our “Corporate Governance” section is located at
http://investor.healthsouth.com and includes the following documents, among others:

•	Charter of the Company

•	Bylaws of the Company

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

•	Charter of the Compliance/Quality of Care Committee

•	Charter of the Finance Committee

•	Charter of the Nominating/Corporate Governance Committee

•	Standards of Business Conduct

•	Corporate Governance Guidelines

Board Policy on Majority Voting for Directors
A director nominee will be elected if the votes “for” that person exceed 50% of the votes cast, including “withhold authority” votes but excluding “abstention” votes and broker non-votes, in the election with respect to that person. In addition, we have adopted a policy whereby any incumbent director nominee who receives a greater number of “withhold authority” votes than votes “for” his or her election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee unless it is a contended election in which case the incumbent director nominee must receive the votes required by our Bylaws. The Nominating/Corporate Governance Committee will recommend to the board of directors whether to accept or reject the offer of resignation.
Role of the Board in Oversight of the Company’s Risks
We maintain a comprehensive enterprise risk management program designed to identify potential events and conditions that may affect the Company and to manage risks to avoid materially adverse effects on the Company. Our management, including an executive risk committee, is responsible for the design and implementation of the enterprise risk management program. The Audit Committee of the board of directors, pursuant to its charter, is responsible for reviewing and evaluating our policies and procedures relating to risk assessment and management. The full board of directors monitors the enterprise risk management program by way of regular reports from our senior executives on management’s risk assessments and risk status as well as our risk response and mitigation activities. The full board also monitors the Company’s strategic risks by way of regular reports. Individual committees monitor, by way of regular reports, the risks that relate to the responsibilities of that committee.
The Compensation Committee reviews and considers our compensation policies and programs in light of the board of directors’ risk assessment and management responsibilities on an annual basis. In 2014, our human resources department in consultation with Mercer (US) Inc. prepared and presented to the Compensation Committee a risk assessment report that addressed the incentive compensation structure, plans, and processes at all levels of the Company. The assessment included, among other things, a review of pay mix (fixed v. variable, cash v. equity and short v. long-term), performance metrics, target setting, performance measurement practices, pay determination, mitigation practices such as the Compensation Recoupment Policy, and overall governance and administration of pay programs. After reviewing this report and making inquiries of management, the Compensation Committee determined we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.
Annual Evaluation of the Performance of the Board
On an annual basis, members of the board complete an evaluation of the performance of the board and its members as well as each committee on which the respective members serve. The board may, and does on occasion, obtain the advice and assistance of outside advisors in performing the evaluation. Results are reviewed by the Nominating/Corporate Governance Committee which then shares those results and any follow up recommendations with all members of the board.
Communications to Directors
Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-employee director may do so by writing to the address listed below:
HEALTHSOUTH CORPORATION
BOARD OF DIRECTORS
3660 GRANDVIEW PARKWAY, SUITE 200
BIRMINGHAM, ALABAMA 35243
ATTENTION: [Addressee*]

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.
All communications received as set forth in this paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board of directors or any group or committee of directors, the general counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Board Structure and Director Nominations
Board Structure and Meetings
Our business, property, and affairs are managed under the direction of our board of directors. Our Corporate Governance Guidelines provide for a non-executive chairman of the board to set the agenda for, and preside over, board meetings, coordinate the work of the committees of our board of directors and perform other duties delegated to the chairman by our board of directors. The non-executive chairman also presides over independent sessions generally held at each board meeting. The board of directors adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board’s monitoring and evaluation functions. On May 1, 2014, the board unanimously elected Mr. Higdon as chairman. Members of our board of directors are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices, and by participating in meetings of the board of directors and its committees.
The board of directors met six times during 2015. Each member of the board of directors attended 75% or more of the meetings of the board of directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. In addition, it is our policy that directors are expected to attend the annual meeting of stockholders. The members of the board of directors generally hold a meeting the same day and location as the annual meeting of stockholders. All members of our board of directors attended the annual meeting in 2015.
Criteria for Board Members
In evaluating the suitability of individual candidates and nominees, the Nominating/Corporate Governance Committee and the board of directors consider relevant factors, including, but not limited to: a general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a large publicly-traded company in today’s business environment, senior leadership experience, an understanding of our business, educational and professional background, and character. The Nominating/Corporate Governance Committee also considers the following attributes or qualities in evaluating the suitability of candidates and nominees to our board of directors:

•	Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Candidates should be willing to be accountable for their decisions as directors.

•	Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•
Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations.

•	High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.

•
Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.

•
Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company.

•	Courage: Candidates should possess the courage to express views openly, even in the face of opposition.
Although there is no formal policy on diversity of nominees, both the board of directors and the Nominating/Corporate Governance Committee believe that diversity of skills, perspectives and experiences as represented on the board as a whole, in addition to the primary factors, attributes or qualities discussed above, promotes improved monitoring and evaluation of management on behalf of the stockholders and produces more creative thinking and solutions. The Nominating/Corporate Governance Committee considers the distinctive skills, perspectives and experiences that candidates diverse in gender, ethnic background, geographic origin and professional experience offer in the broader context of the primary evaluation described above.

Director Nomination Process
Internal Process for Identifying Candidates
The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees. First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board. Second, the committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).
Proposals for Director Nominees by Stockholders
The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate. In accordance with our Bylaws, any such nominations must be received by the Nominating/Corporate Governance Committee, c/o the corporate secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Nominating/Corporate Governance Committee received no nominee recommendations from stockholders for the 2016 annual meeting. Stockholder nominations for our 2017 annual meeting of stockholders must be received at our principal executive offices on or after January 7, 2017 and not later than February 6, 2017.
Stockholder nominations must include the information set forth in Section 3.4 of our Bylaws and be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected. A stockholder providing notice of a nomination must update and supplement the notice so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a nomination for the board of directors should read the entirety of the requirements in Section 3.4 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.
Our Bylaws provide for reimbursement of certain reasonable expenses incurred by a stockholder or a group of stockholders in connection with a proxy solicitation campaign for the election of one nominee to the board of directors. This reimbursement right is subject to conditions including the board of director’s determination that reimbursement is consistent with its fiduciary duties. Following the annual meeting, we will reimburse certain expenses that a nominating stockholder, or group of nominating stockholders, has incurred in connection with nominating a candidate for election to our board of directors if the conditions set out in Section 3.4(c) of our Bylaws are met. If those conditions are met and the proponent’s nominee is elected, we will reimburse the actual costs of printing and mailing the proxy materials and the fees and expenses of one law firm for reviewing the proxy materials and one proxy solicitor for conducting the related proxy solicitation. If those conditions are met and the proponent’s nominee is not elected but receives 40% or more of all votes cast, we will reimburse the proportion of those qualified expenses equal to the proportion of votes that the nominee received in favor of his or her election to the total votes cast. In all cases, reimbursement will only be made if the nominating stockholders are liable for such expenses regardless of the outcome of the election of directors or receipt of reimbursement from us and no party to which such amounts are payable is an affiliate or associate of any of the nominating stockholders. In no event may the amount paid to a nominating stockholder exceed the amount of corresponding expenses incurred by us in soliciting proxies in connection with the election of directors. Further, we will not reimburse expenses in the event that our board of directors determines that any such reimbursement is not in our best interests, would result in a breach of our board’s fiduciary duties, would render us insolvent or cause us to breach a material obligation. For additional detail, please read Section 3.4(c) of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Evaluation of Candidates
The Nominating/Corporate Governance Committee will consider all candidates duly identified and will evaluate each of them, including incumbents, based on the same criteria. If, after the committee’s initial evaluation, a candidate meets the criteria for membership, the chair of the Nominating/Corporate Governance Committee will interview the candidate and communicate the chair’s evaluation to the other members of the committee, the chairman of the board and the chief executive officer. Later reviews will be conducted by other members of the committee and senior management. Ultimately, background and reference checks will be conducted and the committee will meet to finalize its list of recommended candidates for the board’s consideration. The candidates recommended for the board’s consideration will be those individuals the committee believes will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.
Director Independence
Review of Director Independence
On an annual basis, our board of directors undertakes a review of the independence of the nominees as independent directors based on our Corporate Governance Guidelines. The board assesses whether any transactions or relationships exist currently or during the past three years existed between any director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, or our independent registered public accounting firm. The board examines whether there were any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of the Company or their affiliates. The board further considers whether there are any charitable contributions to not-for-profit organizations for which our directors or immediate family members serve as executive officers. In connection with this determination, each director and executive officer completes a questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. There were no such director-related transactions or contributions in 2015.
Determination of Director Independence
Each of John W. Chidsey, Donald L. Correll, Yvonne M. Curl, Charles M. Elson, Joan E. Herman, Leo I. Higdon, Jr., Leslye G. Katz, John E. Maupin, Jr. and L. Edward Shaw, Jr. is an independent director in accordance with our Corporate Governance Guidelines. Mr. Grinney, who is our chief executive officer, is not independent. Each of our directors other than Mr. Grinney also satisfies the definition of independence contained in Rule 303A.02 of the listing standards for the New York Stock Exchange. Additionally:

•
each member of the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee was an independent director under our Corporate Governance Guidelines and otherwise meets the qualifications for membership on such committee imposed by the NYSE and other applicable laws and regulations;

•
each member of the Audit Committee had accounting or related financial management expertise and was financially literate, and otherwise meets the audit committee membership requirements imposed by the NYSE, our Corporate Governance Guidelines, and other applicable laws and regulations; and each of Mr. Chidsey, Mr. Correll, and Ms. Katz qualifies as an “audit committee financial expert” within the meaning of SEC regulations; and

•	each member of the Compliance/Quality of Care Committee and the Finance Committee was an independent director under our Corporate Governance Guidelines.
Standards of Director Independence
Under the listing standards adopted by the NYSE, a director will be considered “independent” and found to have no material relationship with the Company if during the prior three years:

•	the director has not been an employee of the Company or any of its subsidiaries, and no immediate family member of the director has been an executive officer of the Company;

•
neither the director nor an immediate family member of the director has received more than $120,000 in a twelve-month period during the last three years in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•	neither the director nor an immediate family member of the director has been affiliated with or employed by a present or former internal or external auditor of the Company;

•
neither the director nor an immediate family member of the director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•
the director has not been an executive officer or employee, and no immediate family member of the director has been an executive officer, of a company that makes payments to or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Committees of the Board of Directors
Committee Memberships and Meetings
Our board of directors has the following five standing committees, each of which is governed by a charter and reports its actions and recommendations to the board of directors: Audit Committee, Compensation Committee, Compliance/Quality of Care Committee, Finance Committee, and Nominating/Corporate Governance Committee. The following table shows the number of meetings and the membership of each board committee as of December 31, 2015.

	Audit	Compensation	Compliance/ Quality of Care	Finance	Nominating/ Corporate Governance
Number of Meetings in 2015:	7	6	5	11	6
John W. Chidsey	Chair			X
Donald L. Correll	X			X
Yvonne M. Curl		Chair	X
Charles M. Elson				Chair	X
Joan E. Herman		X	Chair
Leo I. Higdon, Jr.		X			X
Leslye G. Katz	X			X
John E. Maupin, Jr.			X		Chair
L. Edward Shaw, Jr.		X			X
Audit Committee
We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s purpose, per the terms of its charter, is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, and internal control and compliance practices of the Company. The specific responsibilities of the Audit Committee are, among others, to:

•
assist the board of directors in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;

•	appoint, compensate, replace, retain, and oversee the work of our independent auditor;

•
at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;

•
review and evaluate our quarterly financial statements and annual audited financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of the Company’s internal control over financial reporting prior to the filing of those financial statements with the SEC;

•	discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies with management;

•	discuss policies with respect to risk assessment and risk management;

•	set clear hiring policies for employees or former employees of our independent auditor; and

•
appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting, to review the Inspector General’s periodic reports and to set compensation for the Inspector General and its staff.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members and may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors.
Compensation Committee
The Compensation Committee’s purpose and objectives are to oversee our compensation and employee benefit objectives, plans and policies and to review and approve, or recommend to the independent members of the board of directors for approval, the individual compensation of our executive officers in order to attract and retain high-quality personnel to better ensure our long-term success and the creation of long-term stockholder value. The specific responsibilities of the Compensation Committee are, among others, to:

•
review and approve our compensation programs and policies, including our benefit plans, incentive compensation plans and equity-based plans; amend or recommend that the board of directors amend such programs, policies, goals or objectives; and act as (or designate) an administrator for such plans as may be required;

•
review and recommend to the board of directors corporate goals and objectives relevant to the compensation of the chief executive officer and evaluate the performance of the chief executive officer in light of those goals and objectives;

•
review and approve corporate goals and objectives relevant to the compensation of the other executive officers and evaluate the performance of those executive officers in light of those goals and objectives;

•	determine and approve, together with the other independent directors, the base compensation level and incentive compensation level for the chief executive officer;

•	determine and approve the compensation levels for the other executive officers;

•	review and discuss with management the Company’s Compensation Discussion and Analysis, and recommend inclusion thereof in our annual report or proxy statement;

•
review and approve (or recommend to the board of directors in the case of the chief executive officer) employment arrangements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer of the Company; and

•	review and recommend to the board of directors fees and retainers for non-employee members of the board and non-employee members and chairpersons of committees of the board.
In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members and may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors. The Compensation Committee has the sole authority to set the compensation for, and to terminate the services of, its advisors. As discussed in further detail in the table on page 38, the Compensation Committee engaged the independent compensation consultant, Frederic W. Cook & Co., Inc., to assist it in its review and evaluation of executive compensation practices. The Compensation Committee has reviewed the independence of Frederic W. Cook & Co. and of each individual employee of the firm with whom it works. Frederic W. Cook & Co. does not perform other services for the Company, and the total fees paid to Frederic W. Cook & Co. during fiscal 2015 did not exceed $120,000. The Compensation Committee has determined Frederic W. Cook & Co. has no conflict of interest in providing advisory services.

Compliance/Quality of Care Committee
The Compliance/Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance and cyber risk management activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating our compliance with all of its regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients at our facilities. The primary objectives and responsibilities of the Compliance/Quality of Care Committee are to:

•
ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;

•
appoint and oversee the activities of a chief compliance officer with responsibility for developing and implementing our regulatory compliance program, which is subject to our annual review, and approve, and perform, or have performed, an annual evaluation of the performance of the chief compliance officer and the compliance office;

•	oversee the cyber risk management program developed by the chief information officer and designed to monitor, mitigate and respond to cyber risks, threats, and incidents;

•	review and approve annually the quality program description and the performance of the chief medical officer and the quality of care program;

•
review periodic reports from the compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year;

•	review periodic reports from the chief information officer, including developments in cyber threat environment and cyber risk mitigation efforts; and

•	review periodic reports from the chief medical officer regarding the Company’s efforts to advance patient safety and the quality of our medical and rehabilitative care.
In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members and may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors.
Finance Committee
The purpose and objectives of the Finance Committee are to assist our board of directors in the oversight of the use and development of our financial resources, including our financial structure, investment policies and objectives, and other matters of a financial and investment nature. The specific responsibilities of the Finance Committee are to review, evaluate, and make recommendations to the board of directors regarding the Company’s:

•	capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities;

•	plans for allocation and disbursement of capital expenditures;

•	credit rating, activities with credit rating agencies, and key financial ratios;

•	long-term financial strategy and financial needs;

•	unusual or significant commitments or contingent liabilities; and

•	plans to manage insurance and asset risk.
In addition to its other responsibilities, the committee oversees our major activities with respect to mergers, acquisitions and divestitures. The committee also reviews and evaluates, at least annually, the performance of the committee and its members. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including financial and legal advisors.

Nominating/Corporate Governance Committee
The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:

•
assist the board of directors in determining the appropriate characteristics, skills and experience for the individual members of the board of directors and the board of directors as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become board members;

•
make recommendations to the board regarding the composition of each standing committee of the board, to monitor the functioning of the committees of the board and make recommendations for any changes, review annually committee assignments and the policy with respect to rotation of committee memberships and/or chairpersonships, and report any recommendations to the board;

•	review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;

•	assist the board in considering whether a transaction between a board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any board member;

•
recommend nominees for board membership to be submitted for stockholder vote at each annual meeting of stockholders, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board; and

•
develop and recommend to the board Corporate Governance Guidelines for the Company that are consistent with applicable laws and listing standards and to periodically review those guidelines and to recommend to the board such changes as the committee deems necessary or advisable.

The committee reviews and evaluates, at least annually, the performance of the committee and its members. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal advisors.
Compensation of Directors
In 2015, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
John W. Chidsey	115,000	145,036	—	41,175	301,211
Donald L. Correll	95,000	145,036	—	43,665	283,701
Yvonne M. Curl	108,709	145,036	—	43,665	297,410
Charles M. Elson	105,000	145,036	—	43,665	293,701
Joan E. Herman	101,484	145,036	—	9,522	256,042
Leo I. Higdon, Jr.	195,000	145,036	—	43,665	383,701
Leslye G. Katz	95,000	145,036	—	9,522	249,558
John E. Maupin, Jr.	105,000	145,036	—	43,665	293,701
L. Edward Shaw, Jr.	100,975	145,036	—	43,665	289,676
_____________________________

(1)	The amounts reflected in this column are the retainer and chairperson fees earned for service as a director for 2015, regardless of when such fees are paid.

(2)
Each non-employee director received an award of restricted stock units with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation – Stock Compensation, of $145,036 (3,416 units). These awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until after the date the director ends his or her service on the board. As of December 31, 2015, each director held the following aggregate RSU awards: Mr. Chidsey – 49,875, Mr. Correll – 52,800, Ms. Curl – 52,800, Mr. Elson – 52,800, Ms. Herman – 12,590, Mr. Higdon – 52,800, Ms. Katz – 12,590, Dr. Maupin – 52,800, and Mr. Shaw – 52,800. There were no other outstanding stock awards.

(3)	Other than Mr. Grinney, whose option awards are disclosed under the table entitled “Outstanding Equity Awards at December 31, 2015,” no other directors had option awards outstanding at year end.

(4)
The amounts reflected in this column represent the value of additional RSUs granted as dividend equivalents in connection with the payment of dividends on our common stock during 2015 as required by the terms of the original grants.

Our non-employee directors receive an annual cash retainer of $95,000. In addition to the cash retainer, the following table sets forth the chairperson fees paid to compensate for the enhanced responsibilities and time commitment associated with the positions.

Chair Position	Fees Earned or Paid in Cash ($)
Chairman of the Board	100,000
Audit Committee	20,000
Compensation Committee	15,000
Compliance/Quality of Care Committee	10,000
Finance Committee	10,000
Nominating/Corporate Governance Committee	10,000
Our non-employee directors may elect to defer all or part of their cash fees under our Directors’ Deferred Stock Investment Plan. Elections are made prior to the beginning of the applicable year, and directors can only withdraw their participation effective before the beginning of the next year. Under the plan, amounts deferred by non-employee directors are promptly invested in our common stock by the plan trustee at the market price at the time of the payment of the fees. Stock held in the deferred accounts is entitled to any dividends paid on our common stock, which dividends are promptly invested in our common stock by the plan trustee at the market price. Fees deferred under the plan and/or the acquired stock are held in a “rabbi trust” by the plan trustee. Accordingly, the plan is treated as unfunded for federal tax purposes. Amounts deferred and any dividends reinvested under the plan are distributed in the form of our common stock upon termination from board service for any reason. Distributions generally will commence within 30 days of leaving the board. As of December 31, 2015, the number of shares held in the plan were: Dr. Maupin’s 2,007 shares, Mr. Chidsey’s 37,738 shares, and Mr. Shaw’s 13,871 shares.
In addition, under our 2008 Equity Incentive Plan, each non-employee member of the board of directors receives a grant of restricted stock units valued at approximately $120,000. In February 2015, the board of directors approved a change in the grant date from February to the date of the annual meeting of stockholders to align with the annual term of office for directors. To accommodate the delay in the grant date of the director award, the board approved a pro rated award of restricted stock units for the period of service in 2015 preceding the annual meeting date. This one-time stub period grant in February 2015 had a value of approximately $25,000. When dividends are paid on our common stock, the directors receive the equivalent in restricted stock units based on the number of restricted stock units held and the value of the stock. The restricted stock units held by each director will be settled in shares of our common stock following the director’s departure from the board.
In furtherance of the goal to align the interests of our management with those of our stockholders, we have equity ownership guidelines for senior management and members of the board of directors. Each non-employee director should own equity equal in value to at least $300,000 within five years of appointment or election to the board. As of February 16, 2016, all of our non-employee directors have satisfied the guidelines.
Mr. Grinney, who is the only director that is also an employee, receives no additional compensation for serving on the board.
Indemnification and Exculpation
We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware law (regarding unlawful payment of dividends); or

•	for any transaction from which the director derives an improper personal benefit.
We believe these provisions are necessary to attract and retain qualified people who will be free from undue concern about personal liability in connection with their service to us.

AUDIT COMMITTEE REPORT
The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, and the performance of the Company’s Inspector General, internal auditors and independent registered public accounting firm. The Audit Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.
In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements, for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In this context, the Audit Committee:

•
reviewed and discussed with management and PricewaterhouseCoopers LLP the fair and complete presentation of the Company’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the year ended December 31, 2015, and PricewaterhouseCoopers LLP’s audit of the Company’s internal control over financial reporting);

•
discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and

•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.

The Audit Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.
The Audit Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.
Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for the year ended December 31, 2015, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.

Audit Committee
John W. Chidsey (Chairman)
Donald L. Correll
Leslye G. Katz

COMPENSATION COMMITTEE MATTERS
Scope of Authority
The Compensation Committee acts on behalf of the board of directors to establish the compensation of our executive officers, other than the chief executive officer, and provides oversight of the Company’s compensation philosophy for senior management. The Compensation Committee reviews and recommends to the board of directors for final approval the compensation of the chief executive officer and the non-employee directors. The Compensation Committee also acts as the oversight committee and administrator with respect to our equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation Committee may also delegate other responsibilities to a subcommittee comprised of no fewer than two of its members, provided that it may not delegate any power or authority required by any applicable law or listing standard to be exercised by the committee as a whole.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee is an officer or employee of the Company. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our board of directors or Compensation Committee.
Compensation Committee Report
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee
Yvonne M. Curl (Chairperson)
Joan E. Herman
Leo I. Higdon, Jr.
L. Edward Shaw, Jr.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section we present the key components of our executive compensation program. We examine why we compensate our executives in the manner we do and how these philosophies guide the individual compensation decisions for our named executive officers, or “NEOs.” Our 2015 compensation decisions were directed by our board of directors and its Compensation Committee, which we refer to as the “Committee” in this section only. For the fiscal year ended December 31, 2015, our NEOs were:

Name	Title
Jay Grinney	President and Chief Executive Officer
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer
Mark J. Tarr	Executive Vice President and Chief Operating Officer
John P. Whittington	Executive Vice President, General Counsel and Secretary
Cheryl B. Levy	Chief Human Resources Officer
EXECUTIVE SUMMARY

Strategy and Business Overview
HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 34 states and Puerto Rico through our network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. This structure allows us to provide a continuum of facility-based and home-based post-acute services to our patients and their families, which we believe will become increasingly important as coordinated care delivery models, such as accountable care organizations and bundled payment arrangements, become more prevalent.
2015 Business Highlights and Recent Track Record
In 2015, we continued to successfully execute our business strategy:

✓
Net operating revenues increased by 31.5% over 2014 due primarily to strong volume growth in both of our operating segments and included the effects of our acquisitions of Encompass, Reliant, and CareSouth.

✓	Total inpatient rehabilitation facility, or “IRF,” patient discharges and same-store discharges grew 10.9% and 3.2%, respectively.
✓	Our functional outcomes for IRF patients continued to outpace the industry average, and they did so while we continued to increase our market share throughout 2015.
✓	Our hospitals treated more patients and enhanced outcomes in a highly cost-effective manner.
✓	We completed the acquisition of the operations of Reliant Health Partners, LLC which included 11 IRFs with a total of 902 beds in Texas, Massachusetts, and Ohio.
✓
Additionally, we continued our development efforts through construction of a de novo hospital in Franklin, Tennessee and the acquisition of Cardinal Hill Rehabilitation Hospital in Lexington, Kentucky. We began operating a joint venture hospital in Savannah, Georgia and entered into new joint ventures in Jackson, Tennessee; Westerville, Ohio; Broken Arrow, Oklahoma; Hot Springs, Arkansas; and Bryan, Texas.

✓	Patient quality of care for our home health business continues to be well above the national average while 30-day readmission rates are well below the national average.
✓	We acquired the home health and hospice agency operations of CareSouth Health System, Inc. adding a portfolio of 44 home health and 3 hospice locations in 7 states.
✓	Additionally, we opened four home health locations and two hospice locations and acquired ten home health locations and two hospice locations.
✓	We increased our quarterly cash dividend by 9.5% from $0.21 per share to $0.23 per share, and we repurchased 1.4 million shares of our common stock.
Our success in 2015 continued to build upon our success in prior years. We have achieved a consistent track record of superior performance.

✓	Our same-store IRF patient discharge volume growth has consistently outpaced competitors’.

✓	The functional improvement of our IRF patients has outpaced that of patients across the industry.

✓	The patient satisfaction and quality of care of our home health patients has outpaced the industry.

✓	We have posted strong growth rates across key operational metrics.

Revenue

'11-'15 CAGR = 11.8%
$2,027
$2,162
$2,273
$2,406
$3,163
2011
2012
2013
2014
2015

IRF Discharge Volume

'11-'15 CAGR = 6.0%
118,354
123,854
129,988
134,515
149,161
2011
2012
2013
2014
2015

Adjusted EBITDA(1)

'11-'15 CAGR = 10.0%
$466
$506
$552
$578
$683
2011
2012
2013
2014
2015

Net Cash Provided by Operating Activities

'11-'15 CAGR = 9.0%
$343
$412
$470
$445
$485
2011
2012
2013
2014
2015

(1) Reconciliation to GAAP provided in Appendix A to this proxy statement.

Operating Performance and Executive Compensation
We utilize performance objectives in our compensation plans which we believe will, over time, lead to enhanced stockholder value. Over the past several years, we established a track record of strong results from operations, and these results, as highlighted above, continued in 2015. Healthcare always has been a highly regulated industry. Successful healthcare providers are those who provide high-quality, cost-effective care and have the ability to adjust to changes in the regulatory and operating environments. We believe we have the necessary capabilities — scale, infrastructure, capital structure, and management — to adapt to changes and continue to succeed in a highly regulated industry, and we have a proven track record of doing so.
While we have demonstrated industry-leading volume growth and outcomes that have contributed to consistently solid and improving operating results for years, our executive compensation, as reported in the Summary Compensation Table on page 51, has remained relatively steady, and “realizable pay,” has reflected linkage between delivered executive compensation and total shareholder return, or “TSR.” As our share price has moved, so too has the ultimate value of prior years’ equity awards, which furthers the long-term alignment between our TSR and realizable pay.

For purposes of this discussion, we define “realizable pay” for a given year as:

•	Actual base salary; plus

•	Actual short-term incentive(s) earned in that year; plus

•	Value of stock options where the December 31, 2015 share price exceeds the exercise price; plus

•	Value of time-based restricted stock as of December 31, 2015; plus

•
Value of performance-based restricted stock as of December 31, 2015 using the target number of shares for awards that have not yet completed the two-year performance period and the attained number of shares for awards that have completed the two-year performance period.

Overview of Executive Compensation Actions in 2015
In February 2015, the Committee considered the total compensation packages, both in whole and by component, of our NEOs to determine appropriateness in light of our executive compensation philosophy, 2014 accomplishments, and 2015 anticipated challenges and took the following actions:

2015 Executive Compensation Actions Summary
Compensation Component	Actions Related to Plans from Prior Years	Actions Related to 2015 Plans
Base Salary	Not applicable.	• NEO base salaries were unchanged from 2014.
Senior Management Bonus Plan (“SMBP”)	Approved 2014 SMBP awards based on performance compared to targets; awards equaled a weighted average of 85.0% of target opportunity.
•
Approved 2015 design with no change in target award opportunity.
•
Introduced "plan within a plan" design to increase flexibility while supporting deductibility.
•
Retained adjusted consolidated earnings before interest, tax, depreciation and amortization expenses, or “Adjusted EBITDA,” and Program Evaluation Model (“PEM”) Score Ranking (defined below) as the corporate performance metrics.
•
Increased individual objectives maximum achievement opportunity to 200%.

Long-Term Incentive Plan (“LTIP”)	Approved 2013 LTIP award payouts based on performance compared to targets for the 2013-2014 performance period; awards reflected 107.5% of target opportunity.
•
Approved 2015 design; increased Mr. Grinney's award by $500,000; no change in target award opportunity for all other NEOs.
•
Retained 2014 design of performance-based restricted stock awards with three metrics: earnings per share, or “EPS,” return on invested capital, or “ROIC,” and relative total shareholder return, or “TSR.”

Response to 2015 Proxy Votes
We believe the 98.9% affirmative vote on our 2015 “say-on-pay” vote signaled to the Committee that our stockholders support our current executive compensation program. In 2015 and 2016, we have made minor changes to our executive compensation program designed to align our plans with our business strategy in an evolving healthcare market while continuing to emphasize performance-based compensation. One such change is the introduction of a “quality scorecard” for our Senior Management Bonus Plan for 2016 focusing our executives on returning patients to their optimal level of independence.

EXECUTIVE COMPENSATION PHILOSOPHY

HealthSouth’s executive compensation philosophy is to:

•	provide a competitive rewards program for our senior management that aligns management’s interests with those of our long-term stockholders;

•	correlate compensation with corporate, regional and business unit outcomes by recognizing performance with appropriate levels and forms of awards;

•	establish financial and operational goals to sustain strong performance over time;

•	place 100% of annual cash incentives and a majority of equity incentive awards at risk by directly linking those incentive payments and awards to the Company’s and individual’s performance; and

•	provide limited executive benefits to members of senior management.
We believe this philosophy will enable us to attract, motivate, and retain talented and engaged executives who will enhance long-term stockholder value.
Pay and Performance
Our executive compensation program is designed to provide a strong correlation between pay and performance. Pay refers to the value of an executive’s total direct compensation, or “TDC.”
.

Total Direct Compensation = Base Salary + Annual Cash Incentive + Long-Term Equity Incentives

2015 NEO Target Total Direct Compensation
Named Executive Officer	Base Salary	Target Annual Cash Incentive (% of Base)	Target Long-Term Equity Incentive (% of Base)	Target Total Direct Compensation
Jay Grinney	$1,000,000	100%	550%	$7,500,000
Douglas E. Coltharp	525,000	75%	150%	1,706,250
Mark J. Tarr	625,000	80%	200%	2,375,000
John P. Whittington	527,000	60%	150%	1,633,700
Cheryl B. Levy	345,000	50%	100%	862,500
In 2015, all cash incentive target amounts and a substantial majority of NEO equity award values were dependent on performance measured against certain pre-determined, board-approved objectives. The graphs below reflect: (i) the timeframe (i.e., annual vs. long-term) for our NEOs to realize the value of the various TDC components and (ii) the extent to which our NEOs’ 2015 target TDC is performance-based.
Annually, as a “checkup” of pay and performance, Frederic W. Cook & Co. prepares an analysis of the prior year TDC for the NEOs and the reported prior year TDC for the NEOs of our peer companies for the “Healthcare Peer Group” (as identified below). This analysis includes our rankings against the peer group for several key financial and operating performance metrics for one-, three-, and five-year periods. These metrics are grouped into four categories: “growth,” “operating performance,” “returns,” and “investor experience.” The Committee has not taken any specific action in response to this information but does consider it in assessing whether the Company is paying for performance – both absolute and relative to peers. During the October 2015 review, for periods ending in 2014, HealthSouth’s performance was at or above median for 24 of these metrics while falling below median for just 6 of these metrics. As part of this same comparison, CEO actual TDC fell just below the 60th percentile while the balance of the NEOs, as a group, fell between the 40th and 50th percentile.

Other Best Practices
To ensure the Company has strong corporate governance and risk mitigation, the board of directors also adopted the following best practices related to executive compensation:

•	Both our annual and long-term incentive plans have maximum award features;

•	Our annual and long-term incentive plans are designed with multiple measures of performance;

•	Our annual incentive plan includes both financial and quality metrics;

•	Our compensation recoupment, or “claw-back,” policy applies to both cash and equity incentives;

•	Equity ownership guidelines for our senior executives and directors require our senior executives to retain 50% of their net shares at the time of exercise/vest until their ownership multiple is met;

•	Our insider trading policy expressly prohibits hedging or pledging of our stock by our executives and directors;

•	Supplemental executive benefits or perquisites are substantially limited to a nonqualified 401(k) plan and, in the case of our chief executive officer, supplemental long-term disability coverage;

•	The Committee’s independent consultant, Frederick W. Cook & Co., is retained directly by the Committee and performs no other work for the Company;

•	Independent sessions are scheduled at every regular meeting of our board and the Committee (no members of management are present at these independent sessions); and

•
Our change-of-control compensation arrangements include a “double trigger” requiring generally both a change in control and termination of employment to receive cash benefits and accelerated vesting of equity (for awards granted after December 2014) and do not provide tax gross-ups.

DETERMINATION OF COMPENSATION

Key Participants	Roles and Responsibilities
Compensation Committee
Oversees our compensation and employee benefit objectives, plans, and policies. Reviews and approves (or recommends for approval of the independent directors of our board in the case of the chief executive officer) the individual compensation of the executive officers. The Committee is comprised solely of four independent directors. Its responsibilities, as it relate to the compensation of our NEOs, include:

• review and approve the Company’s compensation programs and policies, including incentive compensation plans and equity-based plans;

•
review and approve corporate goals and objectives relevant to the compensation of our NEOs, then (i) evaluate their performance and (ii) determine and approve their base compensation levels and incentive compensation based on this evaluation; and, in the case of our chief executive officer, recommend such to the board for approval; and

• review personal benefits provided to our NEOs and recommend any changes to the board.
The Committee receives support from the chief human resources officer and her staff and also engages its own executive compensation consultant as described below.
Chief Executive Officer
Makes recommendations to the Committee regarding our executive compensation plans and, for all other NEOs, proposes adjustments to base salaries and awards under our annual incentive compensation and long-term equity-based plans, establishes individual objectives, and reviews with the Committee the performance of the other NEOs on their individual objectives.

The chief executive and chief human resources officers regularly attend meetings of the Committee.
Compensation Consultant
Throughout the year, the Committee relies on Frederic W. Cook & Co., Inc. for external executive compensation support. Frederic W. Cook & Co. is retained by, and works directly for, the Committee and attends meetings of the Committee, as requested by the Committee chair. Frederic W. Cook & Co. has no decision making authority regarding our executive compensation. Services provided include:

• updates and advice to the Committee on the regulatory environment as it relates to executive compensation matters;
• advice on trends and best practices in executive compensation and executive compensation plan design;
• market data, analysis, evaluation, and advice in support of the Committee’s role; and
• commentary on our executive compensation disclosures.

 Management has separately engaged Mercer (US) Inc. The scope of that engagement includes providing data and analysis on competitive executive and non-executive compensation practices. Mercer data on executive compensation practices was provided to the Committee, subject to review by, and input from, Frederic W. Cook & Co. Mercer also provides a diagnostic tool and support to our assessment of risk related to our compensation practices. Mercer does not directly advise the Committee in determining or recommending the amount or form of executive compensation.

Assessment of Competitive Compensation Practices
The Committee does not employ a strict formula in determining executive compensation. A number of factors are considered in determining executive base salaries, annual incentive opportunities, and long-term incentive awards, including:

•	the executive’s responsibilities,

•	the executive’s experience,

•	the executive’s performance,

•	aspects of the role that are unique to the Company,

•	internal equity within senior management, and

•	competitive market data.
To assess our NEOs’ target total direct compensation, the Committee reviews competitive data from two sources:

•	compensation survey data noted below, and

•	healthcare peer group data - Frederic W. Cook & Co., at the direction of the Committee, assembles data for a targeted group of healthcare industry peers.
The survey data provides a significant sample size, includes information for management positions below senior executives, and includes broader healthcare companies and other industries from which we might recruit for executive positions.

Survey Sources
Mercer Benchmark	Aon Hewitt Total Compensation
Mercer Integrated Health Networks	Towers Watson Executive
For 2015, the healthcare peer group was derived through an annual review of potential peers conducted with the Committee’s Compensation Consultant. This peer group provided data for companies similar to us in terms of industry segment, revenue size, and exposure to Medicare as a revenue source, and market capitalization. The Committee believes these data sources provide a comprehensive perspective on competitive pay levels and practices.
Due to reductions in the number of companies meeting the peer group criteria (primarily due to acquisitions), the resulting benchmark data was becoming less reliable and potentially more volatile. For compensation awards granted in 2016, the Committee redefined the peer group to be a subset of the “total shareholder return peer group” (as identified below) composed of all companies in the total shareholder return peer group with revenues between 1/3 and 3 times that of HealthSouth.

2015 Healthcare Peer Group
Amedisys	Kindred Healthcare	Tenet Healthcare
Chemed	Lifepoint Health	Universal Health Services
Community Health Systems	Select Medical Holdings

2016 Healthcare Peer Group
Acadia Healthcare	The Ensign Group	Mednax
Amedisys*	Envision Healthcare	Quest Diagnostics
Amsurg	Kindred Healthcare*	Select Medical Holdings*
Brookdale Senior Living	LabCorp Holdings	Team Health Holdings
Chemed*	Lifepoint Health*	Universal Health Services*
*Carryovers from 2015 peer group. Community Health Systems and Tenet Healthcare were removed.
The Committee reviews competitive data on base salary levels, annual incentives, and long-term incentives for each executive and the NEO group. In 2015, the Committee reviewed total direct compensation opportunities for our NEOs, while referencing the 50th percentile of both the Mercer survey data and the healthcare peer group data in addition to the assessment factors discussed above. For purposes of competitive analysis of our chief executive officer’s compensation, the Committee places emphasis on the healthcare peer group data because other healthcare industry companies provide the most direct comparison. It is important to note the Committee, with input from Frederic W. Cook & Co., recognizes the benchmark data changes from year to year, so the comparison against those benchmarks places emphasis on sustained compensation trends to avoid short-term anomalies. In general, the Committee views compensation 10% above or below the targeted percentile as within a competitive range given year to year variability in the data.

The Committee has considered the appropriate competitive target range to attract and retain the kind of executive talent necessary to successfully achieve our strategic objectives. The Committee’s objective is to establish target performance goals that will result in strong performance by the Company. Executives may achieve higher actual compensation for exceptional performance relative to these target performance goals and below-median levels of compensation for performance that is not as strong as expected.
As stated previously, the Committee received from Frederic W. Cook & Co. an analysis of the 2016 Healthcare Peer Group data for 2014 that was included in proxies filed during 2015. Mr. Grinney’s target TDC in 2015 fell slightly above the 60th percentile of the healthcare peer group’s 2014 target data. The 2015 target TDC for Mr. Tarr, Mr. Coltharp, and Ms. Levy fell below the 50th percentile of the competitive market while the target TDC for Mr. Whittington fell slightly above the 50th percentile. As another test of overall reasonableness, the Committee compared the aggregate target TDC of our NEO group to the aggregate amounts from the companies in the healthcare peer group, and our aggregate target TDC amount was slightly above the 50th percentile.
ELEMENTS OF EXECUTIVE COMPENSATION

Elements of Total Rewards at a Glance
Total Reward Component	Purpose	2015 Actions
Base Salary	Provide our executives with a competitive level of regular income.	No base salary increases for any NEO.
Annual Incentives	Intended to drive Company and individual performance while focusing on annual objectives.
Maintained 2014 targets for all NEOs; retained Adjusted EBITDA and PEM Score Ranking as weighted metrics while shifting more weight to Adjusted EBITDA; raised the maximum award for Individual Objectives component from 100% to 200%.

Long-Term Incentives	Intended to focus executive attention on longer-term strength of the business and align their interests with our stockholders.
Increased target value of Mr. Grinney's award by $500,000; maintained 2014 targets for all other NEOs; continued use of EPS, ROIC and Relative TSR as performance metrics; continued time-based restricted stock and stock options.

Health and Welfare Benefits	Provide our executives with programs that promote health and financial security.	No changes.
Perquisites	Limited to supplemental tax deferral.	No changes.
Change in Control and Severance	Provides business continuity and temporary income during periods of transition.	No changes.
The primary elements of our executive compensation program are:

Base Salary + Annual Cash Incentives + Long-Term Equity Incentives
Base Salary
We provide executives and other employees with base salaries to compensate them with regular income at competitive levels. Base salary considerations include the factors listed under “Assessment of Competitive Compensation Practices” above.
Base salaries for all of the NEOs were determined to be appropriate and competitive and maintained at the current levels to manage fixed expenses.

2015 Fiscal Year-End Annual Base Salary
Jay Grinney	President and Chief Executive Officer	$1,000,000
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	525,000
Mark J. Tarr	Executive Vice President and Chief Operating Officer	625,000
John P. Whittington	Executive Vice President, General Counsel and Secretary	527,000
Cheryl B. Levy	Chief Human Resources Officer	345,000

Annual Incentives
The 2015 Senior Management Bonus Plan, or “SMBP,” was designed to incentivize and reward our NEOs and others for annual performance as measured against pre-determined corporate quantitative and individual objectives intended to improve the Company’s performance and promote stockholder value.
In order to provide the Committee with more flexibility in designing SMBP award structures that will result in tax deductible payments, in 2015, the Committee adopted a “plan within a plan” design. First, the award pool is funded if the Company meets the pre-established performance metric which, for fiscal 2015, was 50% of budgeted “as reported” Adjusted EBITDA. Second, assuming the SMBP award pool is funded, the Committee may exercise discretion in determining awards based on our traditional SMBP approach described below. For 2015, the funding threshold was exceeded resulting in a fully funded award pool.
Plan Objectives and Metrics
For 2015, the corporate quantitative objectives of consolidated Adjusted EBITDA1 and Program Evaluation Model (“PEM”) Score Ranking2 were continued from 2014. The weightings for these two metrics were revised as highlighted below to reflect a greater emphasis on financial performance following the Encompass integration as the PEM Score Ranking has applicability only to the traditional inpatient rehabilitation portion of our business.

2015 SMBP Corporate Quantitative Objective Weighting Changes
Corporate Objective	2014 Weight	2015 Weight	Rationale for Metric
Adjusted EBITDA	70%	80%	Prevalent, industry-relevant measure of profitability
PEM Score Ranking	30%	20%	Key quality metric that evaluates the functional gains of our patients

The weightings and payout ranges for our 2015 corporate quantitative objectives are as follows:

2015 SMBP Corporate Objectives
		Award Range
		Not Eligible	Threshold	Target	Maximum
Objective	Weight	0%	50%	100%	200%
Adjusted EBITDA	80%	<$638,550,000	$638,550,000	$681,608,000	≥$732,729,000
PEM Score Ranking (% of hospitals at, or above, hospital- specific PEM Score goals)	20%	<60%	60%	70%	≥80%
To reward exceptional performance, the NEOs have the opportunity to receive a maximum payout in the event actual results reach a predetermined level for each objective. Conversely, if attained results are less than threshold for a component of the corporate quantitative objectives, then no payout for that component of corporate quantitative objectives occurs. It is important to note the following:

•	performance measures can be achieved independently of each other; and

•
as results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels shown in the table above.

1 For purposes of the 2015 SMBP, Adjusted EBITDA is the same as the measure described in the 2015 Form 10-K, and the results may be adjusted further for certain unusual or nonrecurring unbudgeted items. Adjusted EBITDA is discussed in more detail, including reconciliations to corresponding GAAP financial measures, in Appendix A to this proxy statement. The Committee has established in advance the following four categories of adjustments for these unusual or nonrecurring unbudgeted items: acquisitions and divestitures, changes in capital structure, litigation expenses and settlements, and material legislative changes. The Committee believes these pre-approved categories help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives or disincentives associated with the accounting impacts. For 2015, the items adjusted included: the unbudgeted Savannah Rehabilitation Hospital joint venture and the acquisitions of Cardinal Hill Rehabilitation Hospital, Reliant Hospital Partners, LLC and CareSouth Health System, Inc.
2 For purposes of the 2015 SMBP, Program Evaluation Model (“PEM”) Score Ranking is a quality metric that evaluates the functional gains our patients achieve using the FIM® (Functional Improvement Measure) tool and each patient’s discharge status (e.g., to home or an acute care hospital). PEM Scores from all HealthSouth hospitals are submitted to the Uniform Data System, or “UDS,” database to compare each HealthSouth hospital’s performance against the industry. The measurement of the PEM Score Ranking is the aggregation of the Company’s year-end, hospital-specific PEM Scores vs. hospital-specific PEM Score goals; each hospital-specific PEM Score and hospital-specific PEM Score goal are stated as a percentile of the national UDS PEM Score database. FIM® is a registered trademark of UDS for Medical Rehabilitation, a division of UB Foundation Activities, Inc.

In addition to corporate quantitative objectives for each NEO, we specify individual, measurable objectives weighted according to importance. The independent members of our board establish Mr. Grinney’s individual objectives. Mr. Grinney establishes two to four individual objectives for the other NEOs, subject to review by the Committee. The individual objectives reflect objectives specific to each NEO’s position and also corporate objectives. Additionally, if we fail to attain at least achievement of 80% of the target level for Adjusted EBITDA, then no payout for the individual objectives occurs. A formal assessment of each NEO’s performance against his or her individual objectives is reviewed and approved by the Committee.
The following table describes each of Mr. Grinney’s individual objectives and completion status for 2015:

	Individual Objectives	Completion Status
1.	Refresh/update business strategy and plan and obtain support from the Board of Directors.	Achieved.
2.	Meet/exceed targeted growth objectives of both segments: IRF and home health & hospice.	Achieved. IRF: Opened one de novo hospital and acquired 13 hospitals resulting in over 1,200 additional beds. HH&H: Acquired 59 locations.
3.	Pursue acquisition targets that become actionable.	Achieved. IRF: Acquired Reliant in October 2015. HH&H: Acquired CareSouth in November 2015.
4.	Meet or exceed quality of care and patient satisfaction objectives.
Achieved.
IRF: 73% of hospitals met or exceeded PEM goals and 65% of hospitals met or exceeded Patient Satisfaction goals.
HH&H: Readmission rate 16.0%, national average 16.9%; 80% of patients recommended agency, 79% national average; 84% of patients rated agency 9-10, 84% national average; care of patient 90%, national average 88%.

5.	Successfully integrate IRF and Home Health & Hospice segments.	Achieved.
6.	Maintain trustworthy relationship with investors.	Achieved.
7.	Maintain proactive role with legislators and regulators.	Achieved.
8.	Maintain positive, open, candid relationship with Board.	Achieved.
9.	Provide strong, purposeful direction for the Company.	Achieved.
10.	Maintain a strong, effective senior management team.	Achieved.
11.	Maintain and update succession planning and leadership development for senior management.	Achieved.
12.	Maintain a robust diversity agenda within the Company.	Achieved. Both employee and vendor diversity initiatives recognized by business community with multiple awards.
The individual objectives for the other NEOs were aligned with Mr. Grinney’s individual objectives and the Company’s quantitative objectives but specifically tailored to the functional responsibilities of that NEO. Accordingly, the ability of each NEO to achieve his or her individual objectives closely mirrored our ability to achieve targeted results for the corporate quantitative objectives. Mr. Grinney attempted to set the individual objectives and target performance levels such that, if an NEO’s performance in each of his or her personal objectives met or exceeded the range of reasonable expectations, no less than 75% of the full award for his or her individual objectives would be earned. For 2015, the Committee approved making the overall award levels more competitive during periods of superior performance and to permit recognition for individual contributions that exceed established goals by raising the individual objectives award maximum to 200% (vs. 100% in prior years).
Establishing the Target Cash Incentive Opportunity
Under the SMBP, the Committee first approves a target cash incentive opportunity for each NEO, based upon a percentage of his or her base salary, “Target Cash Incentive Opportunity as a % of Salary” in the table below. This target cash incentive opportunity is established as a result of the Committee’s “Assessment of Competitive Compensation Practices” described above. The Committee then assigns relative weightings (as a percentage of total cash incentive opportunity) to the objectives. The relative weightings of the corporate quantitative objectives and individual objectives take into account the executive’s position, with the targets for executives with strategic responsibilities consisting of a higher corporate quantitative objectives weighting.
The table below summarizes the target cash incentive and relative weightings of corporate quantitative and individual objectives for each NEO.

Named Executive Officer	Target Cash Incentive Opportunity as a % of Salary	Weightings		Relative Weighting as a % of Target
		Corporate Quantitative Objectives	Individual Objectives	Quantitative Objectives		Individual Objectives
				Adjusted EBITDA (80%)	PEM Score Ranking (20%)
Jay Grinney	100%	80%	20%	64%	16%	20%
Douglas E. Coltharp	75%	80%	20%	64%	16%	20%
Mark J. Tarr	80%	80%	20%	64%	16%	20%
John P. Whittington	60%	80%	20%	64%	16%	20%
Cheryl B. Levy	50%	70%	30%	56%	14%	30%
Assessing and Rewarding 2015 Achievement of Objectives
After the close of the year, the Committee assesses performance against the corporate quantitative and individual objectives for each NEO to determine a weighted average result, or the percentage of each NEO’s target incentive that has been achieved, for each objective. The Committee has the discretion to reduce awards. For 2015, results for the corporate quantitative objectives were as follows:

Objective	Target	Actual Result	% of Target Metric Achievement	Weight	Weighted Metric Achievement
Adjusted EBITDA	$681,608	$648,481	61.5%	80%	49.2%
PEM Score Ranking	70.0%	73.4%	134.0%	20%	26.8%
Combined				100%	76.0%
The cash incentive attributable to individual objectives is determined by multiplying the relative weight of each NEO’s individual objectives by the target cash incentive amount and then again by the percentage of the individual objectives achieved by that NEO. As described earlier, individual objective achievement is capped at 200%. The Committee and the other independent members of our board determined Mr. Grinney’s individual objectives achievement. The Committee also concurred with Mr. Grinney on the individual objective achievements for the other NEOs.

2015 Individual Objective Achievement
Named Executive Officer	Title	2015
Jay Grinney	President and Chief Executive Officer	100%
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	150%
Mark J. Tarr	Executive Vice President and Chief Operating Officer	150%
John P. Whittington	Executive Vice President, General Counsel and Secretary	100%
Cheryl B. Levy	Chief Human Resources Officer	135%
The Committee believes the degree of achievement of the quantitative and individual objectives strengthened our position in our industry and promoted the long-term interests of our stockholders, and thus warranted the cash incentive payments listed in the following table. The achievement levels above 100% reflected the additional responsibility and effort in connection with the three significant acquisitions and integrations in the past year. These amounts were paid in February 2016 and are included in the 2015 compensation set out in the Summary Compensation Table on page 51.

2015 Senior Management Bonus Plan Payouts
Named Executive Officer	Corporate Quantitative Objective Portion	Individual Objective Portion	Total Payout
Jay Grinney	$608,000	$200,000	$808,000
Douglas E. Coltharp	239,400	118,125	357,525
Mark J. Tarr	304,000	150,000	454,000
John P. Whittington	192,250	63,240	255,490
Cheryl B. Levy	91,770	69,863	161,633
Long-Term Incentives
To further align management’s interests with stockholders, a significant portion of each NEO’s total direct compensation is in the form of long-term equity awards. We believe such awards promote strategic and operational decisions that align the long-term interests of management and the stockholders and help retain executives. In support of our performance-driven total compensation philosophy, earned equity values are driven by stock price and financial and operational performance.
For 2015, our equity incentive plan provided participants at all officer levels with the opportunity to earn performance-based restricted stock, or “PSUs,” time-based restricted stock, or “RSAs,” and, for the chief executive officer and the executive vice presidents, stock options. We believe these awards align all levels of management with stockholders and place a significant portion of TDC at risk. RSAs are included to enhance retention incentives.
The 2015 value of the long-term incentive awards to the NEOs as a percentage of their base salaries remained consistent with 2014 for all NEOs with the exception of Mr. Grinney. The board approved an increase in Mr. Grinney’s long-term incentive grant opportunity to $5.5 million (from $5.0 million in 2014) to recognize his sustained performance and the completion of the transformative acquisition of Encompass. The board chose to recognize his performance and the acquisition through increased long-term incentive opportunity because it links Mr. Grinney to ongoing performance and the success of the Encompass integration.
The following table summarizes the 2015 target equity award opportunity levels and forms of equity compensation for each of our NEOs. The values in this table reflect the intended target value approved by the Committee and board. These amounts differ from the equity awards values reported in the Summary Compensation Table on page 51 due to:

•	the impact of the Monte Carlo simulation valuation of the relative TSR portion of the PSUs and

•	the utilization of a 20-day average stock price to determine the number of shares granted as opposed to the grant date values used for accounting and reporting purposes.

2015 Target Equity Award Opportunity and Equity Compensation Mix (by value)
Named Executive Officer	Title	Total Target Equity Award Opportunity	Options as % of the Award	PSUs as a % of the Award	RSAs as a % of the Award
Jay Grinney	President and Chief Executive Officer	$5,500,000	20%	60%	20%
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	787,487	20%	60%	20%
Mark J. Tarr	Executive Vice President and Chief Operating Officer	1,250,045	20%	60%	20%
John P. Whittington	Executive Vice President, General Counsel and Secretary	790,569	20%	60%	20%
Cheryl B. Levy	Chief Human Resources Officer	345,017	—	60%	40%

Performance Share Unit Awards in 2015
The Committee determined that performance-based vesting conditions for the majority of restricted stock granted to NEOs are appropriate to further align executives with the interests of stockholders and promote specific performance objectives while facilitating executive stock ownership. Under our equity incentive plan, NEOs may be awarded PSUs, which entitle them to receive a pre-determined range of restricted shares upon achievement of specified performance objectives. PSU awards do not provide for voting rights unless and until restricted stock is earned after the measurement period. In conjunction with the initiation of regular common stock dividends in October 2013, our board of directors awarded dividend equivalent rights on all outstanding PSUs. For 2015 PSUs, dividends accrue when paid on outstanding shares, but the holders of PSUs will not receive the cash payments related to these accrued dividends until the resulting common shares, if any, fully vest.
To recognize his contribution to HealthSouth’s turnaround and success since his hire in 2004, beginning with Mr. Grinney’s 2014 PSU awards, our board revised the vesting treatment upon his retirement. When Mr. Grinney retires, he will receive his full PSU award subject to performance attainment. Any resulting shares earned will not be released until the final vesting of the award. Our board believes this modified treatment strengthens his noncompete agreement and other restrictive covenants and links Mr. Grinney financially to the success of the CEO transition that would occur upon his retirement.
For the 2015 awards, the number of restricted shares earned will be determined at the end of a two-year performance period based on the level of achievement of the following metrics:

2015 LTIP Objectives
Objective	Weight
Normalized Earnings Per Share (“EPS”)[3]	50%
Return on Invested Capital (“ROIC”)[4]	30%
Relative Total Shareholder Return (“TSR”)[5]	20%
The Committee chose these metrics because the Committee believes they are directly aligned with our stockholders’ interests. If restricted shares are earned at the end of the two-year performance period, the participant must remain employed until the end of the following year at which time the shares fully vest.
It is important to note:

•	Management provides a report to the Committee that sets out the calculations of the actual results and engages an accounting firm to produce a report on the accuracy of the calculations;

•	if results attained are less than the threshold, then no restricted shares are earned for that performance measure in that performance period; and

•
as results increase above the threshold, a corresponding percentage of target equity value will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels shown in the table above.

3 For purposes of the 2015 LTIP, EPS is calculated on a weighted-average diluted shares outstanding basis by adjusting net income from continuing operations attributable to HealthSouth for the normalization of income tax expense and certain unusual or nonrecurring unbudgeted items. The Committee has established in advance the following four categories for these unusual or nonrecurring unbudgeted items for Committee consideration: acquisitions and divestitures, changes in capital structure, litigation expenses and settlements, and material legislative changes. The Committee believes these pre-approved categories help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives or disincentives associated with the accounting treatment for unbudgeted, discretionary transactions. For the performance period ended December 31, 2015, those items included: consolidation of Fairlawn hospital; acquisition of Quillen Rehabilitation Hospital, Encompass, Cardinal Hill Rehabilitation Hospital, Reliant, and CareSouth, and initiation of the Savannah Rehabilitation Hospital joint venture; impact from unbudgeted debt refinancing transactions; impact from our common stock repurchases; impact from unbudgeted settlements and professional fees for legal matters; and gains or recoveries from the Richard Scrushy verdict. The diluted share count is calculated on the same basis as the diluted shares outstanding in our 2015 Form 10-K and includes shares related to the potential conversion of our convertible senior subordinated notes as well as those associated with restricted stock awards, restricted stock units, and dilutive stock options. The diluted share count for 2015 was adjusted for the impact from our common stock repurchases as noted above. The calculation of normalized earnings per share differs from that of earnings per share used in our earnings releases and publicly available financial guidance. We believe the calculation for compensation purposes for 2015 more accurately represents those matters within the control of management compared to the calculation used in communications with the market.
4 For purposes of the 2015 LTIP, ROIC is defined as adjusted earnings divided by average total assets on the balance sheet as of December 31, 2014, 2015, and 2016, excluding deferred tax assets and assets from discontinued operations. Both the numerator and the denominator are adjusted for the applicable unusual or nonrecurring unbudgeted items as described in the note above. Adjusted earnings is defined as income from continuing operations attributable to HealthSouth common shareholders before interest expense, excluding government, class action and related settlements, professional fees - accounting, tax, and legal and loss on early extinguishment of debt and adjusted by normalized income tax expense.
5 For purposes of the 2015 LTIP, relative TSR is calculated by dividing the sum of the change in share price over the two-year period and the per share amount of dividends paid, if any, by the beginning share price for the measurement period. In each case, the share price used is the average for the 60-day period preceding the measurement date.

For 2015, the Committee approved the TSR Peer Group. This group was derived by filtering the healthcare providers of the Russell 3000 index to exclude: insurance, medical device, supply chain, veterinary care and pharmaceutical companies resulting in the following 25 companies:

TSR Peer Group
Acadia Healthcare Company	Envision Healthcare	Quest Diagnostics
Almost Family	Gentiva Health Services	Select Medical Holdings
Amedisys	HCA	Skilled Healthcare Group
Amsurg	IPC-The Hospitalist Company	Team Health
Brookdale Senior Living	Kindred Healthcare	Tenet Healthcare Corporation
Capital Senior Living	Laboratory Corp of America	The Ensign Group
Chemed Corporation	LHC Group	Universal Health Services
Community Health Systems	LifePoint Hospitals
DaVita HealthCare Partners	MEDNAX
Summary of 2014 PSU Award Results
The 2014 PSU awards completed their performance period on December 31, 2015. EPS, ROIC, and TSR were the objectives with the following achievement levels:

Objective	Target	Actual Result	% of Target Metric Achievement	Weight	Weighted Metric Achievement
EPS	$4.23	$3.93	85.8%	50%	42.9%
ROIC	14.8%	14.3%	75.0%	30%	22.5%
TSR	50th Percentile	27th Percentile	0.0%	20%	0.0%
Combined				100%	65.4%
Time-Based Restricted Stock Awards in 2015
A portion of the 2015 award value was provided in RSAs to provide retention incentives to our executives and facilitate stock ownership, which further links executives to our stockholders. Under our equity incentive plan, NEOs may be granted RSAs which entitle them to receive a pre-determined number of restricted shares upon completion of a specified service period. The recipients of RSA awards have voting rights and rights to receive dividends. Dividends accrue when paid on outstanding shares, but the holders of RSAs will not receive the cash payments related to these accrued dividends until the resulting common shares fully vest.
For the 2015 RSA award, one-third of the shares awarded vest on the first anniversary of the award, one-third of the shares vest on the second anniversary of the award, and the final third vest on the third anniversary.
Stock Option Awards in 2015
We believe nonqualified stock options remain an appropriate means to align the interests of our most senior executives with our stockholders since they provide an incentive to grow stock price.
Each stock option permits the holder, for a period of ten years, to purchase one share of our common stock at the exercise price, which is the closing market price on the date of issuance. Options generally vest ratably in equal annual increments over three years from the award date. In 2015, the number of options awarded equaled 20% of the total target equity award opportunity approved for the related officer divided by the individual option value determined using the Black-Scholes valuation model.
Equity Award Timing
Our practice is to have the independent members on our board of directors approve, based on recommendations of the Committee, equity awards at the February board meeting which allows time to review and consider our prior year’s performance. The number of shares of common stock underlying the PSU, RSA, and stock option awards is determined using the average closing price for our common stock over the 20-day trading period preceding the February board meeting at which the awards are approved. The strike price for the stock option awards is set at the closing price on the second trading day after the filing of our Form 10-K, which is also the date of issuance. This timing for the pricing and issuance of stock options allows for the exercise price to reflect a broad dissemination of our financial results from the prior year.

Executive Compensation Program Changes for 2016
The target TDC opportunity for Mr. Grinney is unchanged for 2016. Effective February 28, Mr. Tarr’s and Mr. Coltharp’s annual base salaries were increased to $650,000 and $580,000 respectively. The target cash incentive opportunities as a percent of salary for Mr. Tarr, Mr. Coltharp, and Ms. Levy were increased to 85%, 80% and 60%, respectively. The total target equity award opportunity for Ms. Levy was increased to 125% of her annual base salary. These adjustments were approved in light of the following considerations: Mercer market analysis, expansion of the business, additional responsibilities, job performance, tenure, experience and internal equity/differentiation.
For the SMBP Corporate Quantitative Objectives, a “Quality Scorecard” concept was introduced to focus on quality metrics with applicability both inside and outside the traditional inpatient rehabilitation portion of our business. This concept allows us to compartmentalize quality metrics while permitting flexibility to adjust the metrics year-over-year as our business and the healthcare operating environment evolve. For 2016, the metrics within the Quality Scorecard are: Discharge to Community, Acute Transfer, Discharge to Skilled Nursing Facility, and Patient Satisfaction. As a consequence of this renewed quality emphasis, the rebalanced Corporate Quantitative Objectives weights are:

Senior Management Bonus Plan Corporate Quantitative Objective Weighting Changes
2015		2016
Corporate Objective	Weight	Corporate Objective	Weight
Adjusted EBITDA	80%	Adjusted EBITDA	70%
PEM Score Ranking	20%	Quality Scorecard	30%

For the LTIP, the number of performance metrics was reduced to two with the elimination of the TSR component to focus the executive team on factors emphasized by our investors which the team can directly impact. The ultimate goal of such change is to improve the shareholder experience. The revised metric weightings are:

2016 LTIP Objectives
Objective	Weight
Normalized Earnings Per Share (“EPS”)	60%
Return on Invested Capital (“ROIC”)	40%

Benefits
In 2015, our NEOs were eligible for the same benefits offered to other employees, including medical and dental coverage. In addition, our executives are offered annual physicals on a voluntary basis. NEOs are also eligible to participate in our qualified 401(k) plan, subject to the limits on contributions imposed by the Internal Revenue Service. In order to allow deferrals above the amounts provided by the IRS, executives and certain other officers are eligible to participate in a nonqualified deferred 401(k) plan that mirrors the current qualified 401(k) plan. Other than the nonqualified deferred 401(k) plan referenced here, we did not provide our executives with compensation in the form of a pension plan or a retirement plan. Mr. Grinney receives long-term disability coverage above the level offered broadly to our employees.
Perquisite Practices
We do not have any perquisite plans or policies in place for our executive officers. In general, we do not believe such personal benefit plans are necessary for us to attract and retain executive talent. We do not provide tax payment reimbursements, gross ups, or any other tax payments to any of our executive officers. We pay premiums for group-term life insurance and long-term disability insurance for all employees. From time to time, officers and directors may be allowed, if space permits, to have family members accompany them on business flights on our aircraft, at no material incremental cost to us.

OTHER COMPENSATION POLICIES & PRACTICES

Equity Ownership Guidelines for Management and Non-Employee Directors
To further align the interests of our management with those of our stockholders, we have adopted equity ownership guidelines for senior management and members of our board of directors.
Covered individuals have five years to reach their ownership level and upon each tax recognition or option exercise event, a covered officer must hold at least 50% of the after-tax value of the related equity award until ownership levels are achieved. Equity grants to our non-employee directors must be held until the director leaves the board. All of our NEOs and non-employee directors have satisfied the guidelines. Outlined in the table below are the ownership guidelines:

Position	Required Value of Equity Owned
chief executive officer	5 times annual base salary
executive vice president	3 times annual base salary
other executive officers	1.5 times annual base salary
outside director	$300,000
Compensation Recoupment Policy
Our board of directors has approved and adopted a senior management compensation recoupment policy applicable to awards granted and incentive compensation paid after January 1, 2010. The policy provides that if the board has, in its sole discretion, determined that any fraud, illegal conduct, intentional misconduct, or gross neglect by any officer was a significant contributing factor to our having to restate all or a portion of our financial statements, the board may:

•	require reimbursement of any incentive compensation paid to that officer,

•	cause the cancellation of that officer’s restricted or deferred stock awards and outstanding stock options, and

•	require reimbursement of any gains realized on the exercise of stock options attributable to incentive awards, if and to the extent (i) the amount of that compensation was calculated based upon the achievement of the financial results that were subsequently reduced due to that restatement and (ii) the amount of the compensation that would have been awarded to that officer had the financial results been properly reported would have been lower than the amount actually awarded.
Additionally, if an officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the board determines the action caused substantial harm to HealthSouth, the board may, in its sole discretion, utilize the remedies described above.
Anti-Hedging Policy
The Company prohibits the following transactions for executive officers and directors:

•	short-term trading of our securities,

•	short sales of our securities,

•	transactions in publicly traded derivatives relating to our securities,

•	hedging or monetization transactions, such as zero-cost collars and forward sale contracts, and

•	pledging of our securities as collateral, including as part of a margin account.
Severance Arrangements
It is not our practice to enter into individual employment agreements with our senior executives. In connection with the acquisition of Encompass Home Health on December 31, 2014, we did enter into an employment agreement with April Anthony who, as Chief Executive Officer and President of Encompass, is one of our executives. To provide our senior executives with competitive levels of security, potential benefits are provided to our senior executives under our change of control and severance plans. The Committee determined the value of benefits were reasonable, appropriate, and competitive with our healthcare provider peer group. As a condition to receipt of any payment or benefits under either plan, participating employees must enter into a nonsolicitation, nondisclosure, nondisparagement and release agreement. As a matter of policy, payments under either plan do not include “gross ups” for federal taxes payable on amounts paid. Definitions of “cause,” “retirement,” “change in control,” and “good reason” are provided on page 56.
Executive Severance Plan
The goal of the Executive Severance Plan is to help retain qualified, senior officers whose employment is subject to termination under circumstances beyond their control. Our NEOs and all senior vice presidents are participants in the plan, which is an exhibit to our 2015 Form 10-K. Under the plan, if a participant’s employment is terminated by the participant for good reason or by HealthSouth other than for cause (as defined in the plan), then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. Voluntary retirement, death, and disability are not payment triggering events. The terms of the plan, including the payment triggering events, were determined by the Committee to be consistent with healthcare industry market data from the Committee’s and management’s consultants.
The cash severance payment for participants is the multiple (shown in the table below) of annual base salary in effect at the time of the event plus any accrued, but unused, paid time off, and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participants and their dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of time set forth in the following table.

Position	Severance as Multiple of Annual Base Salary	Benefit Plan Continuation Period
chief executive officer	3x	36 months
executive vice presidents	2x	24 months
other executive officers	1x	12 months
Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with HealthSouth. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us.
Upon termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.
Change in Control Benefits Plan
The goal of the Change in Control Benefits Plan is to help retain certain qualified senior officers, maintain a stable work environment, and encourage officers to act in the best interest of stockholders if presented with decisions regarding change in control transactions. Our NEOs and other officers are participants in the plan, which is an exhibit to our 2015 Form 10-K. The terms of the plan, including the definition of a change in control event, were reviewed and updated in December 2014 to be consistent with healthcare industry market data from the Committee’s and management’s consultants including the adoption of a “double trigger” for the vesting of equity in the event of a change in control for all future awards to executives.
Under the Change in Control Benefits Plan, participants are divided into tiers as designated by the Committee. Messrs. Grinney and our executive vice presidents are Tier 1 participants; Ms. Levy is a Tier 2 participant.
If a participant’s employment is terminated within 24 months following a change in control or during a potential change in control, either by the participant for good reason (as defined in the plan) or by HealthSouth without cause, then the participant shall receive a lump sum severance payment. Voluntary retirement is not a payment triggering event. For Tier 1 and 2 participants, the lump sum severance is 2.99 times and two times, respectively, the sum of the highest base salary in the prior three years and the average of actual annual incentives for the prior three years for the participant, plus a prorated annual incentive award for any incomplete performance period. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for Tier 1 participants and 24 months for Tier 2 participants.
Incorporating the vesting “double trigger” included in the plan changes from December 2014 referenced above, if a change in control occurs as defined in the plan, outstanding equity awards vest as follows:

Award Date	Stock Options	Restricted Stock
On or Prior to December 31, 2014	Outstanding options vest and, for Tier 1 and 2 participants, all options will remain exercisable for three and two years, respectively.	Restricted stock vests upon change in control.
After December 31, 2014
Outstanding options will only vest if the participant is terminated for good reason or without cause within 24 months of a change in control or if not assumed or substituted and, for Tier 1 and 2 participants, all options will remain exercisable for three and two years, respectively.
Restricted stock will only vest if the participant is terminated for good reason or without cause within 24 months of a change in control or if not assumed or substituted.
Note: For performance-based restricted stock, the Committee will determine the extent to which the performance goals have been met and vesting of the resulting restricted stock will only accelerate as provided above.

With respect to awards issued in and after 2015, the Committee has the authority to cancel an award in exchange for a cash payment in an amount equal to the excess of the fair market value of the same number of shares of the common stock subject to the award immediately prior to the change in control over the aggregate exercise or base price (if any) of the award.

Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of compensation paid to certain highly compensated executive officers in excess of $1 million in the year the compensation otherwise would be deductible by the Company. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Committee considers the impact of this rule when developing and implementing our executive compensation program in light of the overall compensation philosophy and objectives. The Committee seeks to balance the tax, accounting, EPS, and dilutive impact of executive compensation practices with the need to attract, retain, and motivate highly qualified executives. Although the Committee does design certain components of its executive compensation program to seek full deductibility, the Committee believes the interests of stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain nondeductible compensation expenses. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code. Amounts paid under any of our compensation programs, including salaries, bonuses, and awards of options, restricted stock, and other equity-based compensation, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. For example, a portion of our time-based restricted stock awards will likely not be deductible as they vest as a result of the $1 million deduction limit.

Summary Compensation Table
The table below shows the compensation of our 2015 named executive officers for services in all capacities in 2015, 2014, and 2013. For a discussion of the various elements of compensation and the related compensation decisions and policies, including the amount of salary and bonus in proportion to total compensation and the material terms of awards reported below, see “Compensation Discussion and Analysis” beginning on page 33. The Company had no employment agreements or compensation arrangements in effect with its NEOs in 2015, and there are no additional material terms, if any, of each NEO’s employment arrangement, except as discussed under “Severance Arrangements” beginning on page 48.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jay Grinney	2015	1,000,000	4,666,531	1,074,326	808,000	267,277	7,816,134
President and Chief Executive Officer	2014	1,000,000	4,154,566	999,726	870,000	375,793	7,400,085
	2013	1,000,000	3,853,692	1,034,363	1,284,800	182,542	7,355,397
Douglas E. Coltharp	2015	525,000	668,156	153,825	357,525	56,947	1,761,453
Executive Vice President and Chief Financial Officer	2014	525,000	654,382	157,448	346,500	85,555	1,768,885
	2013	525,000	606,967	162,917	417,312	45,182	1,757,378
Mark J. Tarr	2015	625,000	1,060,629	244,162	454,000	73,434	2,457,225
Executive Vice President and Chief Operating Officer	2014	620,833	997,120	239,931	435,000	97,751	2,390,635
	2013	600,000	693,679	186,183	469,728	53,776	2,003,366
John P. Whittington	2015	527,000	670,778	154,414	255,490	50,011	1,657,693
Executive Vice President, General Counsel and Secretary	2014	527,000	656,833	158,053	278,256	67,714	1,687,856
	2013	527,000	609,265	163,531	409,416	42,524	1,751,736
Cheryl B. Levy	2015	345,000	362,771	—	161,633	25,834	895,238
Chief Human Resources Officer	2014	345,000	358,168	—	153,353	33,715	890,236
	2013	345,000	332,194	—	218,938	17,942	914,074

(1)
The stock awards for each year were PSUs and the corresponding amounts shown in this column are the grant date fair values computed in accordance with Accounting Standards Codification Topic 718, Compensation - Stock Compensation, assuming the most probable outcome of the performance conditions as of the grant dates (i.e., target performance). The award amounts shown also include the value of RSA grants as part of the long-term incentive plan for the given year. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 13, Share-Based Payments, to the consolidated financial statements in our 2015 Form 10-K.

The values of the PSU awards at the varying performance levels for our current NEOs are set forth in the table below.

Name	Year	Threshold Performance Value ($)	Target Performance Value ($)	Maximum Performance Value ($)
Jay Grinney	2015	1,775,057	3,550,113	7,100,226
	2014	1,559,398	3,118,795	6,237,590
	2013	1,446,517	2,893,033	5,786,066
Douglas E. Coltharp	2015	254,161	508,321	1,016,642
	2014	245,615	491,230	982,460
	2013	227,827	455,654	911,308
Mark J. Tarr	2015	403,444	806,888	1,613,776
	2014	374,273	748,545	1,497,090
	2013	260,375	520,750	1,041,500
John P. Whittington	2015	255,158	510,315	1,020,630
	2014	246,544	493,087	989,174
	2013	228,696	457,391	914,782
Cheryl B. Levy	2015	111,349	222,697	445,394
	2014	107,612	215,224	430,448
	2013	99,811	199,621	399,242

(2)
The values of option awards listed in this column are the grant date fair values computed in accordance with ASC 718 as of the grant date. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the three-year vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 13, Share-Based Payments, to the consolidated financial statements in our 2015 Form 10-K.

(3)	The amounts shown in this column are bonuses earned under our Senior Management Bonus Plan in the corresponding year but paid in February of the following year.

(4)
The items reported in this column for 2015 are described as set forth below. The amounts reflected in the “Dividend Rights” column are the aggregate values of dividends associated with outstanding restricted stock and PSU awards granted prior to February 2014. Because we only initiated a quarterly dividend on our common stock in October 2013, dividend rights were not factored into the grant date fair values for awards granted prior to February 2014. Similarly, the grant date fair values for awards granted prior to the increases in the dividend rate to $0.21 per share in October 2014 and to $0.23 in October 2015 may not have factored in those incremental dividend rights, so the aggregate amount of dividend rights equivalent to those incremental increases is also included in this column.

Cash dividends paid on our common stock in 2015 were, for pre-2014 awards, likewise paid in cash to holders of restricted stock but only accrued to holders of PSU awards. These accrued dividends are only paid if, and to the extent that, shares are earned as result of the PSUs’ performance attainment and are not forfeited prior to full vesting. Beginning with awards granted in February 2014, both RSA and PSU awards accrue rights to cash dividends that are only paid if the awards are not forfeited prior to full vesting. The dividend rights paid on or accruing to our equity awards are equivalent in value to the rights of common stockholders generally and are not preferential.

Name	Qualified 401(k) Match ($)	Nonqualified 401(k) Match ($)	Dividend Rights ($)	Long-Term Disability Insurance ($)
Jay Grinney	—	56,100	155,722	55,455
Douglas E. Coltharp	9,000	17,145	30,802	—
Mark J. Tarr	—	31,800	41,634	—
John P. Whittington	9,000	15,158	25,853	—
Cheryl B. Levy	6,878	5,374	13,581	—
For SEC purposes, the cost of personal use of the Company aircraft, if any, is calculated based on the incremental cost to us. To determine the incremental cost, we calculate the variable costs based on usage which include fuel costs on a per hour basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew hotel and meal expenses, and other miscellaneous variable costs. Since Company-owned aircraft are used exclusively for business travel, the calculation method excludes the costs which do not change based on incremental non-business usage, such as pilots’ salaries, aircraft leasing expenses and the cost of maintenance not related specifically to trips.
Occasionally, our executives are accompanied by guests on the corporate aircraft for personal reasons when there is available space on a flight being made for business reasons. There is no incremental cost associated with that use of the aircraft, except for a pro rata portion of catering expenses and our portion of employment taxes attributable to the income imputed to that executive for tax purposes. There were no such amounts required to be reported for 2015.

Grants of Plan-Based Awards During 2015

									All Other Stock Awards: Number of Shares of Stock or Unit(6) (#)	All Other Option Awards: Number of Securities Underlying Options(7) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Date of Board Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date		Threshold(3) ($)	Target(4) ($)	Maximum(5) ($)	Threshold (#)	Target (#)	Maximum (#)
Jay Grinney
Annual Incentive			400,000	1,000,000	2,000,000	—	—	—	—	—	—	—
PSU	2/19/2015	2/19/2015	—	—	—	37,288	74,576	149,152	—	—	—	3,550,113
Stock options	3/3/2015	2/19/2015	—	—	—	—	—	—	—	71,105	43.14	1,074,326
RSA	2/19/2015	2/19/2015	—	—	—	—	—	—	24,859	—	—	1,116,418
Douglas E. Coltharp
Annual Incentive			157,500	393,750	787,500	—	—	—	—	—	—	—
PSU	2/19/2015	2/19/2015	—	—	—	5,339	10,678	21,356	—	—	—	508,321
Stock options	3/3/2015	2/19/2015	—	—	—	—	—	—	—	10,181	43.14	153,825
RSA	2/19/2015	2/19/2015	—	—	—	—	—	—	3,559	—	—	159,835
Mark J. Tarr
Annual Incentive			200,000	500,000	1,000,000	—	—	—	—	—	—	—
PSU	2/19/2015	2/19/2015	—	—	—	8,475	16,950	33,900	—	—	—	806,888
Stock options	3/3/2015	2/19/2015	—	—	—	—	—	—	—	16,160	43.14	244,162
RSA	2/19/2015	2/19/2015	—	—	—	—	—	—	5,650	—	—	253,742
John P. Whittington
Annual Incentive			126,480	316,200	632,400	—	—	—	—	—	—	—
PSU	2/19/2015	2/19/2015	—	—	—	5,360	10,720	21,440	—	—	—	510,315
Stock options	3/3/2015	2/19/2015	—	—	—	—	—	—	—	10,220	43.14	154,414
RSA	2/19/2015	2/19/2015	—	—	—	—	—	—	3,573	—	—	160,463
Cheryl B. Levy
Annual Incentive			60,375	172,500	345,000	—	—	—	—	—	—	—
PSU	2/19/2015	2/19/2015	—	—	—	2,339	4,678	9,356	—	—	—	222,697
RSA	2/19/2015	2/19/2015	—	—	—	—	—	—	3,119	—	—	140,074

Footnotes found on next page.

(1)
The possible payments described in the three columns above are cash amounts provided for by our 2015 Senior Management Bonus Plan as discussed under “Annual Incentives” beginning on page 41. Final payments under the 2015 program were calculated and paid in February 2016 and are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)
Awards which are designated as PSU above are performance share units granted under our 2008 Equity Incentive Plan. As described in “Performance Share Unit Awards in 2015” beginning on page 45, these awards vest and shares are earned based upon the level of attainment of performance objectives for the two-year period from January 1, 2015 ending December 31, 2016 and a one-year time-vesting requirement ending December 31, 2017. Each of the threshold, target and maximum share numbers reported in the three columns assume the three performance objectives are each achieved at that respective level. Upon a change in control, the Compensation Committee will determine the extent to which the performance goals for PSUs have been met and what awards have been earned. The PSUs, and resulting restricted stock, accrue ordinary dividends during the service period, to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock resulting from performance attainment fully vests. The Compensation Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.

(3)
The threshold amounts in this column assume: (i) the Company reached only threshold achievement on each of the quantitative objectives and (ii) none of the individual objectives were achieved, resulting in payment of the minimum quantitative portion of the bonus. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing and Rewarding 2015 Achievement of Objectives” beginning on page 43, we would multiply this amount by 50% (the threshold payout multiple) to arrive at the amount payable for threshold achievement of the quantitative objectives. No amount would be payable from the amount allocated to achievement of individual objectives.

(4)
The target payment amounts in this column assume: (i) the Company achieved exactly 100% of each of the quantitative objectives and (ii) all of the individual objectives were achieved. The target amount payable for each NEO is his or her base salary multiplied by the target cash incentive opportunity percentage set out in the table under “Establishing the Target Cash Incentive Opportunity” on page 42.

(5)
The maximum payment amounts in this column assume: (i) the Company achieved at or above the maximum achievement level of each of the quantitative objectives and (ii) the individual achieved 200% of target on individual objectives based on superior performance in connection with significant additional responsibilities in his or her position not contemplated at the beginning of the year, unplanned development transactions, or major unforeseen special projects. Thus, following the procedures discussed under “Assessing and Rewarding 2015 Achievement of Objectives” on page 43, we would multiply the target amount by 200% (the maximum payout multiple) to arrive at the amount payable for maximum achievement.

(6)
Awards which are designated as RSA in the first column of this table are time-vesting restricted stock awards granted under our 2008 Equity Incentive Plan that is described on page 60. For these awards, the number of shares of restricted stock set forth will vest in three equal annual installments beginning on the first anniversary of grant, provided that the officer is still employed; a change in control of the Company will also cause these awards to immediately vest in full. This restricted stock accrues ordinary dividends to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock fully vests. The Compensation Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.

(7)
All stock option grants in 2015 were made under our 2008 Equity Incentive Plan that is described on page 60. These option awards will vest, subject to the officer’s continued employment, in three equal annual installments beginning on the first anniversary of grant; a change in control of the Company will also cause these options to immediately vest in full.

Potential Payments upon Termination of Employment
The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers currently employed with us would be entitled upon termination of employment by us for “cause” or without “cause” or by the executive for “good reason” or “retirement,” as those terms are defined below. As previously discussed, our Change in Control Benefits Plan does not provide cash benefits unless there is an associated termination of employment. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon termination of employment. In the event an NEO breaches or violates the restrictive covenants contained in the awards under our 2008 Equity Incentive Plan, the Executive Severance Plan, or the Changes in Control Benefits Plan, certain of the amounts described below may be subject to forfeiture and/or repayment.
For additional discussion of the material terms and conditions, including payment triggers, see “Severance Arrangements” beginning on page 48. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. Retirement benefits are governed by the terms of the awards under our 2008 Equity Incentive Plan. The following table assumes the listed triggering events occur on December 31, 2015.

Name/Triggering Event	Lump Sum Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Total Termination Benefits ($)
Jay Grinney
Executive Severance Plan
Without Cause/For Good Reason	3,000,000	24,350	9,419,027	12,443,377
Disability or Death	—	—	13,107,784	13,107,784
For Cause	—	—	—	—
Change in Control Benefits Plan	7,238,493	24,350	13,260,346	20,523,189
Retirement	—	—	12,172,165	12,172,165
Douglas E. Coltharp
Executive Severance Plan
Without Cause/For Good Reason	1,050,000	26,782	1,467,735	2,544,517
Disability or Death	—	—	2,014,992	2,014,992
For Cause	—	—	—	—
Change in Control Benefits Plan	2,622,768	40,173	2,039,020	4,701,961
Retirement	N/A	N/A	N/A	N/A
Mark J. Tarr
Executive Severance Plan
Without Cause/For Good Reason	1,250,000	15,222	1,911,551	3,176,773
Disability or Death	—	—	2,767,477	2,767,477
For Cause	—	—	—	—
Change in Control Benefits Plan	3,696,356	22,833	2,800,744	6,519,933
Retirement	N/A	N/A	N/A	N/A
John P. Whittington
Executive Severance Plan
Without Cause/For Good Reason	1,054,000	16,233	1,473,316	2,543,549
Disability or Death	—	—	2,022,686	2,022,686
For Cause	—	—	—	—
Change in Control Benefits Plan	2,927,928	24,350	2,046,805	4,999,083
Retirement	—	—	1,462,320	1,462,320
Cheryl B. Levy
Executive Severance Plan
Without Cause/For Good Reason	345,000	7,990	692,352	1,045,342
Disability or Death	—	—	997,550	997,550
For Cause	—	—	—	—
Change in Control Benefits Plan	1,243,093	15,980	997,550	2,256,623
Retirement	N/A	N/A	N/A	N/A

(1)
The Company automatically reduces payments under the Change in Control Benefits Plan to the extent necessary to prevent such payments being subject to “golden parachute” excise tax under Section 280G and Section 4999 of the Internal Revenue Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made (“best payment method”). The lump sum payments shown reflect the application of this best payment method.

(2)
The amounts reported in this column reflect outstanding equity awards, the grant date value of which along with accrued dividends and dividend equivalents has been reported as compensation in 2015 or prior years. The value of the accelerated vesting of equity awards listed in this column has been determined based on the $34.81 closing price of our common stock on December 31, 2015. The Committee may, in its discretion, provide that upon a change in control: (x) equity awards be canceled in exchange for a payment in an amount equal to the fair market value of our stock immediately prior to the change in control over the exercise or base price (if any) per share of the award, and (y) each award be canceled without payment therefore if the fair market value of our stock is less than the exercise or purchase price (if any) of the award.

The amounts shown in the preceding table do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum Payments” column in the above table includes the estimated payments provided for under the Executive Severance Plan and the Change in Control Benefits Plan, which are described under “Severance Arrangements” beginning on page 48. Additionally, the Executive Severance Plan, the Change in Control Benefits Plan, and awards under the 2008 Equity Incentive Plan provide that as a condition to receipt of any payment or benefits all participants must enter into a nonsolicitation, noncompete, nondisclosure, nondisparagement and release agreement.
As of December 31, 2015, Messrs. Grinney and Whittington were the only named executive officers who qualified for retirement as defined below. However, the potential equity value accelerated upon retirement for the other NEOs, had they been retirement eligible on December 31, 2015, is outlined in the table below.

Named Executive Officer	Accelerated Vesting of Equity Awards Due to Retirement (Assuming Retirement Eligible)($)
Douglas E. Coltharp	1,456,798
Mark J. Tarr	1,897,117
Cheryl B. Levy	692,352
Definitions
“Cause” means, in general terms:

(i)	evidence of fraud or similar offenses affecting the Company;

(ii)	indictment for, conviction of, or plea of guilty or no contest to, any felony;

(iii)	suspension or debarment from participation in any federal or state health care program;

(iv)	an admission of liability, or finding, of a violation of any securities laws, excluding any that are noncriminal;

(v)
a formal indication that the person is a target or the subject of any investigation or proceeding for a violation of any securities laws in connection with his employment by the Company, excluding any that are noncriminal; and

(vi)	breach of any material provision of any employment agreement or other duties.
“Change in Control” means, in general terms:

(i)	the acquisition of 30% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities; or

(ii)
the individuals who currently constitute the board of directors, or the “Incumbent Board,” cease for any reason to constitute at least a majority of the board (any person becoming a director in the future whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such person were a member of the Incumbent Board); or

(iii)
a consummation of a reorganization, merger, consolidation or share exchange, where persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not own at least 50% of the combined voting power; or

(iv)	a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.
“Good Reason” means, in general terms:

(i)
an assignment of a position that is of a lesser rank and that results in a material adverse change in reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the change, or in the case of a Change in Control ceasing to be an executive officer of a company with registered securities;

(ii)	a material reduction in compensation from that in effect immediately prior to the Change in Control; or

(iii)	any change in benefit level under a benefit plan if such change in status occurs during the period beginning 6 months prior to a Change in Control and ending 24 months after it; or

(iv)	any change of more than 50 miles in the location of the principal place of employment.
“Retirement” means the voluntary termination of employment after attaining (a) age 65 or (b) in the event that person has been employed for 10 or more years on the date of termination, age 60.

Outstanding Equity Awards at December 31, 2015

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
	Exercisable	Unexercisable
Jay Grinney
	150,000	—	—	26.55	2/23/2016	137,854	4,798,698	61,545	2,142,381
	130,000	—	—	23.19	3/2/2017	14,251	496,077	149,152	5,191,981
	170,540	—	—	16.27	2/28/2018	20,912	727,947	—	—
	184,490	—	—	7.85	2/27/2019	24,859	865,342	—	—
	58,810	—	—	14.95	9/2/2019	—	—	—	—
	149,982	—	—	17.30	2/26/2020	—	—	—	—
	129,510	—	—	24.21	2/28/2021	—	—	—	—
	165,089	—	—	21.02	2/27/2022	—	—	—	—
	62,893	31,447	—	24.17	2/21/2023	—	—	—	—
	29,215	58,428	—	31.97	2/24/2024	—	—	—	—
	—	71,105	—	43.14	3/3/2025	—	—	—	—
Douglas E. Coltharp
	23,501	—	—	24.21	2/28/2021	21,713	755,830	9,695	337,483
	26,132	—	—	21.02	2/27/2022	2,245	78,148	21,356	743,402
	9,906	4,953	—	24.17	2/21/2023	3,294	114,664	—	—
	4,601	9,202	—	31.97	2/24/2024	3,559	123,889	—	—
	—	10,181	—	43.14	3/3/2025	—	—	—	—
Mark J. Tarr
	12,000	—	—	26.55	2/23/2016	24,815	863,810	14,772	514,213
	20,000	—	—	23.19	3/2/2017	2,565	89,288	33,900	1,180,059
	45,250	—	—	16.27	2/28/2018	5,018	174,677	—	—
	33,100	—	—	7.85	2/27/2019	5,650	196,677	—	—
	10,550	—	—	14.95	9/2/2019	—	—	—	—
	33,331	—	—	17.30	2/26/2020	—	—	—	—
	23,501	—	—	24.21	2/28/2021	—	—	—	—
	26,132	—	—	21.02	2/27/2022	—	—	—	—
	11,321	5,660	—	24.17	2/21/2023	—	—	—	—
	7,012	14,022	—	31.97	2/24/2024	—	—	—	—
	—	16,160	—	43.14	3/3/2025	—	—	—	—

Option Awards(1)					Stock Awards
Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Exercisable	Unexercisable
John P. Whittington
4,333	—	—	25.10	10/19/2016	21,796	758,719	9,731	338,736
20,000	—	—	23.19	3/2/2017	2,253	78,427	21,440	746,326
45,250	—	—	16.27	2/28/2018	3,306	115,082	—	—
33,100	—	—	7.85	2/27/2019	3,573	124,376	—	—
10,550	—	—	14.95	9/2/2019	—	—	—	—
26,903	—	—	17.30	2/26/2020	—	—	—	—
23,501	—	—	24.21	2/28/2021	—	—	—	—
26,132	—	—	21.02	2/27/2022	—	—	—	—
9,943	4,972	—	24.17	2/21/2023	—	—	—	—
4,619	9,237	—	31.97	2/24/2024	—	—	—	—
—	10,220	—	43.17	3/3/2025	—	—	—	—
Cheryl B. Levy
11,000	—	—	24.06	3/15/2017	9,513	331,148	4,247	147,838
—	—	—	—	—	1,967	68,471	9,356	325,682
—	—	—	—	—	2,886	100,462	—	—
—	—	—	—	—	3,119	108,572	—	—

(1)
All options shown above vest in three equal annual installments beginning on the first anniversary of the grant date. All per share amounts have been adjusted for the five-for-one reverse stock split that was effective on October 25, 2006.

(2)	The expiration date of each option occurs 10 years after the grant date of each option.

(3)
The first amount shown in this column is restricted stock awards resulting from the attainment of the related PSU awards’ performance objectives during the 2013-2014 performance period. The second, third, and fourth amounts in this column represent the time-based restricted stock granted in 2013, 2014, and 2015 that vests in three equal annual installments beginning on the first anniversary of the grant date.

(4)	The market value reported was calculated by multiplying the closing price of our common stock on December 31, 2015, $34.81, by the number of shares set forth in the preceding column.

(5)
The PSU awards shown in this column are contingent upon the level of attainment of performance goals for the two-year period from January 1 of the year in which the grant is made. The determination of whether and to what extent the PSU awards are achieved will be made following the close of the two-year period. The first amount for each officer in this column represents the actual number of shares earned over the 2014-2015 performance period as officially determined by the board of directors in February 2016, which shares shall be restricted until January 2, 2017. The second amount for each officer in this column represents the number of shares to be earned assuming achievement of maximum performance during the 2015-2016 performance period on the normalized earnings per share, return on invested capital and relative total shareholder return objectives. The actual number of restricted shares earned at the end of the 2015-2016 performance period may be lower.

(6)	The market value reported was calculated by multiplying the closing price of our common stock on December 31, 2015, $34.81, by the number of shares set forth in the preceding column.

Options Exercised and Stock Vested in 2015
The following table sets forth information concerning the exercise of options and the vesting of shares for our named executive officers in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Jay Grinney	130,000	1,878,279	216,768	8,614,193
Douglas E. Coltharp	*	—	49,323	2,016,491
Mark J. Tarr	18,029	366,047	65,507	2,722,432
John P. Whittington	*	—	37,338	1,495,046
Cheryl B. Levy	*	—	19,349	798,843
* Did not exercise any stock options in 2015.
Equity Compensation Plans
The following table sets forth, as of December 31, 2015, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued		Weighted Average	Securities Available
Equity Plans	Upon Exercise		Exercise Price(1)	for Future Issuance
Approved by stockholders	3,435,785	(2)	$21.30	4,022,491	(3)
Not approved by stockholders	773,603	(4)	$21.49	—
Total	4,209,388			4,022,491

(1)	This calculation does not take into account awards of restricted stock, restricted stock units, or performance share units.

(2)	This amount assumes maximum performance by performance-based awards for which the performance has not yet been determined.

(3)
This amount represents the number of shares available for future equity grants under the 2008 Equity Incentive Plan approved by our stockholders in May 2011. New grants will not be made after May 9, 2016 if the 2016 Omnibus Performance Incentive Plan is adopted by our stockholders and is effective.

(4)
This amount includes 686,773 shares issuable upon exercise of stock options outstanding under the 2005 Equity Incentive Plan and 86,830 restricted stock units issued under the 2004 Amended and Restated Director Incentive Plan.

2004 Amended and Restated Director Incentive Plan
The 2004 Amended and Restated Director Incentive Plan, or the “2004 Plan,” provided for the grant of common stock, awards of restricted common stock, and the right to receive awards of common stock, which we refer to as “restricted stock units,” to our non-employee directors. The 2004 Plan expired in March 2008 and was replaced by the 2008 Equity Incentive Plan. Some awards remain outstanding. Awards granted under the 2004 Plan at the time of its termination will continue in effect in accordance with their terms. Awards of restricted stock units were fully vested when awarded and will be settled in shares of common stock on the earlier of the six-month anniversary of the date on which the director ceases to serve on the board of directors or certain change in control events. The restricted stock units generally cannot be transferred. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.
2005 Equity Incentive Plan
The 2005 Equity Incentive Plan, or the “2005 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, and other stock-based awards to our directors, executives, and other key employees as determined by our board of directors or the Compensation Committee in accordance with the terms of the 2005 Plan and evidenced by an award agreement with each participant. The 2005 Plan expired in November 2008 and was replaced by the 2008 Equity Incentive Plan. Some option awards remain outstanding and are fully vested. Awards granted under the 2005 Plan at the time of its termination will continue in effect in accordance with their terms. The outstanding options have an exercise price not less than the fair market value of such shares of common stock on the date of grant and an expiration date that is ten years after the grant date. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.
2008 Equity Incentive Plan
Originally approved in May 2008 by our stockholders, the 2008 Equity Incentive Plan, or the “2008 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. In May 2011, our stockholders approved the amendment and restatement of the 2008 Plan.
The 2008 Plan now has an expiration date of December 31, 2020, but we do not intend to grant any new awards under this plan if our stockholders approve the 2016 Omnibus Performance Incentive Plan and that plan is effective. Any awards outstanding under the 2008 Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance in connection with new awards under the 2008 Plan shown above is subject to equitable adjustment upon a change in capitalization of the Company or the occurrence of certain transactions affecting the common stock reserved for issuance under the plan. Any awards under the 2008 Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant. Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other awards under the 2008 Plan until we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.
Deferred Compensation
Retirement Investment Plan
Effective January 1, 1990, we adopted the HealthSouth Retirement Investment Plan, or the “401(k) Plan,” a retirement plan intended to qualify under Section 401(k) of the Internal Revenue Code. The 401(k) Plan is open to all of our full-time and part-time employees who are at least 21 years of age. Eligible employees may elect to participate in the 401(k) Plan as of the first day of employment.
Under the 401(k) Plan, participants may elect to defer up to 100% of their annual compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites), subject to nondiscrimination rules under the Code. The deferred amounts may be invested among various investment vehicles, which do not include our common stock, managed by unrelated third parties. We will match 50% of the amount deferred by each participant, up to 6% of such participant’s total compensation (subject to nondiscrimination rules under the Code), with the matched amount also directed by the participant. Participants are fully vested in their compensation deferrals. Matching contributions become fully vested after the completion of three years of service.
Generally, amounts contributed to the 401(k) Plan will be paid on a termination of employment, although in-service withdrawals may be made upon the occurrence of a hardship or the attainment of age 59.5. Distributions will be made in the form of a lump sum cash payment unless the participant is eligible for and elects a direct rollover to an eligible retirement plan.
Nonqualified Deferred Compensation Plan
We adopted a nonqualified deferred compensation plan, the HealthSouth Corporation Nonqualified 401(k) Plan, or the “NQ Plan,” in 2008 in order to allow deferrals above what is limited by the IRS. All of our named executive officers are eligible to participate in the NQ Plan, the provisions of which follow the 401(k) Plan.
Our NEOs and other eligible employees may elect to defer from 1% to 100% of compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) to the NQ Plan. We will make an employer matching contribution to the NQ Plan equal to 50% of the participant’s deferral contributions, up to 6% of such participant’s total compensation, less any employer matching contributions made on the participant’s behalf to the 401(k) Plan. In addition, we may elect to make a discretionary contribution to the NQ Plan with respect to any participant. We did not elect to make any discretionary contributions to the NQ Plan for 2015. All deferral contributions made to the NQ

Plan are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant. Employer matching contributions vest once the participant has completed three years of service.
Deferral contributions will generally be distributed, as directed by the participant, upon either a termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the NQ Plan will be suspended. Distributions will be made in cash in the form of a lump sum payment or annual installments over a two to fifteen year period, as elected by the participant. Any amounts that are payable from the NQ Plan upon a termination of employment are subject to the six month delay applicable to specified employees under section 409A of the Code.
Participants may request, on a daily basis, to have amounts credited to their NQ Plan accounts track the rate of return based on one or more benchmark mutual funds, which are substantially the same funds as those offered under our 401(k) Plan.
The following table sets forth information as of December 31, 2015 with respect to the NQ Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jay Grinney	112,200	56,100	(21,162)	(5)	—	1,484,170
Douglas E. Coltharp	130,725	17,145	(8,117)	(6)	—	522,923
Mark J. Tarr	106,000	31,800	41,962	(7)	—	850,327
John P. Whittington	136,893	15,158	(2,389)	(8)	—	1,665,071
Cheryl B. Levy	13,800	5,374	21	(9)	—	120,865

(1)
All amounts in this column are included in the 2015 amounts represented as “Salary” and “Non-Equity Incentive Plan Compensation,” except $52,200 for Mr. Grinney, $51,975 for Mr. Coltharp, $43,500 for Mr. Tarr, and $47,304 for Mr. Whittington included in the 2014 amounts, in the Summary Compensation Table.

(2)	All amounts in this column are included in the 2015 amounts represented as “All Other Compensation” in the Summary Compensation Table.

(3)	No amounts in this column are included, or are required to be included, in the Summary Compensation Table.

(4)
Other than the amounts reported in this table for 2015, the balances in this column were previously reported as “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” in our Summary Compensation Tables in previous years, except for the following amounts which represent the aggregate earnings, all of which are non-preferential and not required to be reported in the Summary Compensation Table: $106,696 for Mr. Grinney, $43,898 for Mr. Coltharp, $221,262 for Mr. Tarr, $317,857 for Mr. Whittington, and $21,121 for Mrs. Levy.

(5)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): PIMCO Total Return D, Schwab S&P 500 Index, Europacific Growth 4, Schwab Value Advantage, DFA Emerging Markets, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Dodge & Cox Income, PIMCO Real Return D, and Vanguard Infl Protected Secs In.

(6)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): PIMCO Total Return D, Schwab S&P 500 Index, Europacific Growth 4, Schwab Value Advantage, DFA Emerging Markets, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, and Dodge & Cox Income.

(7)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Schwab S&P 500 Index, Europacific Growth 4, Schwab Value Advantage, Mainstay Large Cap Growth R1. DFA Emerging Markets, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, and Dodge & Cox Income.

(8)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Vanguard Total Bond Market Index Inst, Dodge & Cox Income, PIMCO Real Return D, and Vanguard Infl Protected Secs In.

(9)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Schwab S&P 500 Index, Europacific Growth 4, PIMCO Real Return D, Schwab Value Advantage, Columbia Contrarian Core Z, Vanguard Equity-Income, Vanguard Wellington Admiral Shares, Dodge & Cox Income, Vanguard Infl Protected Secs In, Mainstay Large Cap Growth R1, Vanguard Total Bond Market Index Inst, Columbia Acorn Z, Vanguard Mid Cap Index Instl, Fidelity Small Cap Discovery, and Vanguard Small Cap Index Admiral.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
For purposes of this section, an executive officer or a member of the board of directors or any family member of an executive officer or board member is referred to as a “related party.” The board of directors considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a related party and the Company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Additionally, the following are prohibited unless expressly approved in advance by the disinterested members of the board of directors

•	transactions between the Company and any related party in which the related party has a material direct or indirect interest;

•	employment by the Company of any sibling, spouse or child of an executive officer or a member of the board of directors, other than as expressly allowed under our employment policies; and

•
any direct or indirect investment or other economic participation by a related party in any entity not publicly traded in which the Company has any direct or indirect investment or other economic interest.

Each independent director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit to the board of directors written notification of such conflict of interest and an offer of resignation from the board of directors and each of the committees on which such member serves. The board of directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board of directors to review the appropriateness of the continuation of such individual’s membership on the board of directors.
Members of the board of directors must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board of directors will consider and resolve any issues involving conflicts of interest of members of the board of directors.
Transactions with Related Persons
Our policies regarding transactions with related persons and other matters constituting potential conflicts of interest are contained in our Corporate Governance Guidelines and our Standards of Business Conduct which can be found on our website at http://investor.healthsouth.com.
Since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest, except as described below. Additionally, none of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.
The Encompass Ownership Structure
On December 31, 2014, we completed the previously announced acquisition of EHHI Holdings, Inc. (“EHHI”) and its Encompass Home Health and Hospice business (“Encompass”). In the acquisition, we acquired, for cash, all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to HealthSouth Home Health Holdings, Inc. (“Holdings”), a subsidiary of HealthSouth and now indirect parent of EHHI, by individual sellers in exchange for shares of common stock of Holdings. These sellers were members of Encompass management, including April Anthony, the chief executive officer of Encompass, who is now an executive officer of HealthSouth. They contributed a portion of their shares of common stock of EHHI, valued at approximately $64.5 million, in exchange for shares of common stock of Holdings. As a result of that contribution, they hold approximately 16.7% of the outstanding common stock of Holdings, while HealthSouth owns the remainder.
HealthSouth and the employee stockholders of Holdings, including Ms. Anthony, are parties to a stockholders’ agreement (the “Stockholders’ Agreement”) that provides for, among other things, restrictions on share transfers, preemptive rights in connection with proposed transfers of shares, customary tag-along and drag-along rights, rights of the stockholders other than HealthSouth to require, in certain circumstances, HealthSouth or its designee to repurchase the shares of stock held by them, and the right of HealthSouth to purchase the shares of stock held by those stockholders at any time after December 31, 2019, or, prior to December 31, 2017, within 120 days of the termination of any such stockholder’s employment with Encompass. The Stockholders’ Agreement also provides that certain members of the Encompass management team recommended by the chief executive officer of Encompass and approved by our board’s Compensation Committee may receive annual performance-based restricted stock grants under our long-term equity incentive program.
Employment Agreements
As part of the acquisition negotiation, Ms. Anthony and certain other employees of Encompass agreed to and did enter into amended and restated employment agreements, each with an initial term of three years, and related noncompetition/nonsolicitation agreements, pursuant to which they agreed not to compete in the business of providing home health or hospice care services or acquire any companies operating in those businesses during the five years following the closing. In addition to standard salary, bonus and benefit terms, these agreements provide that the officers may participate, at the designation of Ms. Anthony, in HealthSouth’s long-term equity incentive program and may receive cash-settled stock appreciation rights tied to the value of Holdings. These agreements also provide for severance benefits, including continuation of base salary and payment of COBRA premiums for up to one year upon termination for good reason or without cause, subject to a release of claims. Ms. Anthony’s employment agreement is an exhibit to our 2015 Form 10‑K.
Pre-existing Agreement with an Affiliate
At the time of the acquisition, EHHI was party to a client service and license agreement (the “HCHB Agreement”) with Homecare Homebase, LLC (“HCHB”) for a homecare management software product that includes multiple modules for collecting, storing, retrieving and disseminating home care patient health and health-related information by and on behalf of home health care agencies, point of care staff, physicians, patients and patient family members via hand-held mobile computing devices and desktop computers linked with a website hosted by HCHB. Ms. Anthony along with others created this software product and eventually sold it to HCHB. She currently owns more than 10% of HCHB and is that company’s chief executive officer. A term of our negotiated acquisition of EHHI was that Ms. Anthony be allowed to continue to dedicate a portion of her time to her duties with HCHB, which portion may not exceed that time commitment provided for in her pre-existing employment agreement with EHHI and may not materially interfere with her duties and responsibilities to the HealthSouth subsidiary going forward.
The HCHB Agreement continues until terminated by either party. Either party may terminate for a material breach or an insolvency event. We may terminate the HCHB Agreement for convenience upon 90-days notice. Beginning on December 19, 2026, HCHB may terminate the HCHB Agreement for convenience upon two-years notice.
Pursuant to the HCHB Agreement, we pay fees to HCHB based on, among other things, the software modules in use, the training programs, and the number of licensed users. In 2015, the aggregate fees paid to HCHB by EHHI were approximately $2.1 million.
Our board of directors reviewed and approved, as part of the acquisition negotiation and approval, the terms of the HCHB Agreement, the Stockholders’ Agreement and Ms. Anthony’s continuing employment with HCHB. The board found the terms of the HCHB Agreement are no less favorable to HealthSouth than those that could be obtained in arm’s-length dealings by a third party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of February 16, 2016 (unless otherwise noted), for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our current directors and executive officers as a group. The address of our directors and executive officers is c/o HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243. We know of no arrangements, the operation of which may at a subsequent date result in the change of control of HealthSouth.

Name	Common Shares Beneficially Owned(1)		Percent of Class(2)
Greater Than 5% Beneficial Owners
Invesco Ltd.	7,051,116	(3)	7.9%
Glenview Capital Management, LLC	6,819,080	(4)	7.6%
The Vanguard Group	6,023,635	(5)	6.7%
Blackrock, Inc	5,274,271	(6)	5.9%
Directors and Executive Officers
John W. Chidsey	89,007		*
Douglas E. Coltharp	149,055	(7)	*
Donald L. Correll	56,453		*
Yvonne M. Curl	54,190		*
Charles M. Elson	60,213		*
Jay Grinney	2,470,042	(8)	2.7%
Joan E. Herman	13,677		*
Leo I. Higdon, Jr.	55,623		*
Leslye G. Katz	13,677		*
Cheryl B. Levy	88,690	(9)	*
John E. Maupin, Jr.	58,274		*
L. Edward Shaw, Jr.	74,986		*
Mark J. Tarr	451,557	(10)	*
John P. Whittington	409,692	(11)	*
All directors and executive officers as a group	4,204,402	(12)	4.6%

* Less than 1%.

(1)
According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power, with respect to all shares of stock listed as owned by that person.

(2)	The percentage of beneficial ownership is based upon 89,777,044 shares of common stock outstanding as of February 16, 2016.

(3)
Based on a Schedule 13G/A filed with the SEC on February 5, 2016, Invesco Ltd. (investment adviser and parent holding company/control person) reported, as of December 31, 2015, sole voting for 6,915,308 shares and sole investment power for 7,051,116 shares. This holder is located at 1555 Peachtree Street NE, Atlanta, GA 30309.

(4)
Based on a Schedule 13G/A filed with the SEC on February 16, 2016, Glenview Capital Management, LLC (investment adviser), on behalf of a group including Glenview Capital Management, LLC and Larry Robbins, reported, as of December 31, 2015, sole voting for 0 shares, sole investment power for 0 shares, and shared investment power for 6,819,080 shares. This holder is located at 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(5)
Based on a Schedule 13G/A filed with the SEC on February 11, 2016, The Vanguard Group (investment adviser), on behalf of a group including Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., reported, as of December 31, 2015, sole voting for 201,339 shares, shared voting power for 5,100 shares, sole investment power for 5,822,696 shares, and shared investment power for  200,939 shares. This holder is located at 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on a Schedule 13G/A filed with the SEC on February 10, 2016, BlackRock, Inc. (parent holding company/control person), on behalf of a group including BlackRock Advisors (UK) Limited, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Canada Limited, BlackRock

Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock (Luxembourg) S.A., BlackRock Fund Management Company S.A., and BlackRock International Limited, reported that, as of December 31, 2015, the group is the beneficial owner of 5,274,271 shares, with sole voting for 5,073,600 shares and sole investment power for 5,274,271 shares. This holder is located at 55 East 52nd Street, New York, New York 10055.

(7)	Includes 77,088 shares issuable upon exercise of options.

(8)	Includes 1,314,892 shares issuable upon exercise of options.

(9)	Includes 11,000 shares issuable upon exercise of options.

(10)	Includes 240,255 shares issuable upon exercise of options.

(11)	Includes 217,329 shares issuable upon exercise of options.

(12)	Includes 1,875,564 shares issuable upon exercise of options.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires our directors, executive officers and, if any, beneficial holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. We believe, based on our review of the copies of Forms 3, 4, and 5, and amendments thereto, and written representations of our directors and executive officers, that, during fiscal 2015, our directors and executive officers timely filed all reports that were required to be filed under Section 16(a) except:

•
as a result of a clerical error regarding the timing of the tax withholding associated with the vesting of a tranche of restricted stock occurring over a holiday weekend, Messrs. Grinney, Coltharp, Tarr, Whittington, Fay and Price and Ms. Levy and Ms. Clohan reported a January 2, 2015 forfeiture of shares to pay the withholding on January 13, 2015; and

•
as a result of the discovery of a system-rejected filing during the EDGAR filing process, Mr. Fay reported the February 24, 2015 forfeiture of shares to pay the tax withholding associated with the vesting of a tranche of restricted stock on March 2, 2015.

EXECUTIVE OFFICERS
The following table lists all of our executive officers. Each of our executive officers will hold office until his or her successor is elected and qualified, or until his earlier resignation or removal.

Name	Age	Position	Since
Jay Grinney	65	President and Chief Executive Officer; Director	5/10/2004
Douglas E. Coltharp	54	Executive Vice President and Chief Financial Officer	5/6/2010
Mark J. Tarr	54	Executive Vice President and Chief Operating Officer	10/1/2007
Patrick Darby	51	Executive Vice President, General Counsel and Secretary	2/18/2016
Cheryl B. Levy	57	Chief Human Resources Officer	2/24/2011
Elissa J . Charbonneau, D.O.	56	Chief Medical Officer	7/1/2015
Andrew L. Price	49	Chief Accounting Officer	10/22/2009
Edmund M. Fay	49	Senior Vice President and Treasurer	3/1/2008
April Anthony	49	Chief Executive Officer and President, Encompass	12/31/2014	(1)

(1)
Ms. Anthony was chief executive officer and president, of Encompass Home Health and Hospice at the time of our acquisition and, in connection with the acquisition, entered into an employment agreement with an initial term of three years.

There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with persons acting solely as officers of HealthSouth.

Executive Officers Who Are Not Also Directors
Douglas E. Coltharp—Executive Vice President and Chief Financial Officer
Mr. Coltharp was named executive vice president and chief financial officer on May 6, 2010. Prior to joining us, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, LLC, a boutique investment banking firm and private equity firm, from May 2007 to May 2010. Prior to that, he served 11 years as executive vice president and chief financial officer for Saks Incorporated and its predecessor organization. Prior to joining Saks in November 1996, Mr. Coltharp spent approximately 10 years with Nations Bank, N.A. and its predecessors in various positions of increasing responsibilities culminating in senior vice president and head of southeast corporate banking. He currently serves as a member of the board of directors of Under Armour, Inc.
Mark J. Tarr—Executive Vice President and Chief Operating Officer
Mr. Tarr was named executive vice president of our operations on October 1, 2007, to which the chief operating officer designation was added on February 24, 2011. Mr. Tarr joined us in 1993 and has held various management positions with us, including serving as president of our inpatient division from 2004 to 2007, as senior vice president with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as director of operations of our 80-bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as chief executive officer/administrator of our 70-bed rehabilitation hospital in Vero Beach, Florida from 1992 to 1994.
Patrick Darby—Executive Vice President, General Counsel and Secretary
Mr. Darby was named executive vice president, general counsel and secretary effective February 18, 2016.  Before joining us, Mr. Darby was a partner of the law firm Bradley Arant Boult Cummings LLP in Birmingham, Alabama, where he practiced from 1990 to 2016, and an adjunct professor at Cumberland School of Law, in Birmingham, Alabama.  He is a member of the Birmingham Bar Association, Alabama State Bar, and American Bar Association.
Cheryl B. Levy—Chief Human Resources Officer
Ms. Levy has served as principal human resources officer since March 15, 2007. Prior to joining us, Ms. Levy served as the national director, human resources/recruiting, for KPMG LLP, where she advised clients in such diverse areas as recruitment, compensation, benefits, training, development and employee relations from 1999 to 2007. Prior to joining KPMG, she held senior executive human resources positions at several health services companies including Preferred Care Partners Management Group, LP, a large skilled nursing facility company in Texas. Ms. Levy currently serves on the boards of Girls, Inc., UAB Cancer Advisory Board and American Cancer Society-Birmingham Chapter.
Elissa J. Charbonneau, D.O.—Chief Medical Officer
Dr. Charbonneau, a board-certified physical medicine and rehabilitation physician, was named chief medical officer on July 1, 2015. From January 2015 to June 2015, she served as vice president of medical services at HealthSouth. From 2001 to 2014, she served as medical director of New England Rehabilitation Hospital of Portland, a joint venture between Maine Medical Center and HealthSouth, where she was a staff physician for several years. Dr. Charbonneau received her doctor of osteopathic medicine from New York College of Osteopathic Medicine, a master’s degree in natural sciences/epidemiology from the State University of New York at Buffalo, and a bachelor’s degree from Cornell University. She is a diplomat of the American Board of Physical Medicine and Rehabilitation and of the American Osteopathic Board of Rehabilitation Medicine. She also serves on the Clinical Practice Guidelines committee of the American Academy of Physical Medicine and Rehabilitation.
Andrew L. Price—Chief Accounting Officer
Mr. Price was named chief accounting officer in October 2009 and has held various management positions with us since joining HealthSouth in June 2004 including senior vice president of accounting and vice president of operations accounting. Prior to joining us, Mr. Price served as senior vice president and corporate controller of Centennial HealthCare Corp, an Atlanta-based operator of skilled nursing centers and home health agencies, from 1996 to 2004, and as a manager in the Atlanta audit practice of BDO Seidman, LLC. Mr. Price is a certified public accountant and member of the American Institute of Certified Public Accountants.

Edmund M. Fay—Senior Vice President and Treasurer
Mr. Fay joined HealthSouth in 2008 as senior vice president and treasurer. Mr. Fay has more than 16 years of experience in financial services specializing in corporate development, mergers and acquisitions, bank treasury management, fixed income and capital markets products. Prior to joining us, he served in various positions at Regions Financial Corporation, including executive vice president of strategic planning/mergers and acquisitions, senior vice president and senior treasury officer, from 2001 to 2008. Prior to 2001, he also held vice president positions at Wachovia Corporation for asset and liability management and at J.P. Morgan & Company, Inc. for global treasury and capital management.
April Anthony—Chief Executive Officer and President, Encompass
Ms. Anthony became an executive officer effective December 31, 2014 upon the acquisition of Encompass Home Health and Hospice by HealthSouth. Ms. Anthony has 23 years of experience in the home health industry. In 1992, she acquired and became chief executive officer of Liberty Health Services. She sold Liberty in 1996 and founded Encompass in 1998, where she has served as chief executive officer since. During her time in the home health industry, Ms. Anthony has overseen the design and development of an industry-leading, comprehensive information platform that allows home health providers, including Encompass, to process clinical, compliance, and marketing information as well as analyze data and trends for management purposes using custom reports on a timely basis. She practiced as a certified public accountant with Price Waterhouse LLP prior to entering the home health industry.
GENERAL INFORMATION
Other Business
We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.
Annual Report to Stockholders
A copy of our annual report to stockholders for the fiscal year ended December 31, 2015 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2015 Form 10-K is available without charge from the “Investors” section of our website at http://investor.healthsouth.com. Our 2015 Form 10-K is also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Investor Relations.

Proposals for 2017 Annual Meeting of Stockholders
Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2017 annual meeting of stockholders must be received by us no later than the close of business on December 6, 2016, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2017 proxy statement and form of proxy.
You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely. In accordance with Section 2.9 of our Bylaws, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 7, 2017 and not later than February 6, 2017; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after anniversary date of this year’s annual meeting, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
All stockholder proposals must be in the form set forth in Section 2.9 of our Bylaws and must be addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary. Section 2.9 of our Bylaws requires, among other things, that the proposal must set forth:

(1)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

(2)	the name and record address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made such person;

(3)	the class or series and number of shares of our capital stock which are owned beneficially or of record by that person or persons and any affiliate or associate;

(4)	the name of each nominee holder of all shares of our capital stock owned beneficially and the number of such shares of stock held by each nominee holder;

(5)
whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of that person or persons, or any affiliate or associate, with respect to a security issued by us;

(6)
whether and the extent to which any other transaction, agreement, arrangement or understanding has been made by or on behalf of that person or persons, or any affiliate or associate, that would mitigate loss to, or to manage risk or benefit of price changes for, that person or persons, or any affiliate or associate, or increase or decrease the voting power or pecuniary or economic interest of that person or persons, or any affiliate or associate, with respect to a security issued by us;

(7)
a description of all agreements, arrangements or understandings between that person or persons, or any affiliate or associate, and any other person or persons (including their names) in connection with the proposal and any material interest of the other person or persons, or any affiliate or associate, in the business being proposed, including any anticipated benefits;

(8)	a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

(9)
any other information relating to that person or persons that would be required to be disclosed in a proxy statement with respect to the proposed business to be brought by such person before the annual meeting.

A stockholder proposing business for the annual meeting must update and supplement the notice required by Section 2.9 of our Bylaws so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a proposal should read the entirety of the requirements in Section 2.9 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Appendix A

Reconciliations of Non-GAAP Financial Measures to GAAP Results
To help our readers understand our past financial performance, our future operating results, and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain non-GAAP financial measures, including Adjusted EBITDA. Our management regularly uses our supplemental non-GAAP financial measures to understand, manage, and evaluate our business and make operating decisions. We believe Adjusted EBITDA is a measure of our ability to service our debt and our ability to make capital expenditures.
We use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our credit agreement, which is discussed in more detail in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” and Note 8, Long-term Debt, to the consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2015 (the “2015 Form 10-K”). These covenants are material terms of the credit agreement. Noncompliance with these financial covenants under the credit agreement — its interest coverage ratio and its leverage ratio — could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might be on terms less favorable to us than those in our existing credit agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying common stock dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.
In general terms, the credit agreement definition of Adjusted EBITDA therein, referred to as “Adjusted Consolidated EBITDA,” allows us to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to consolidated net income (1) all unusual or nonrecurring items reducing consolidated net income (of which only up to $10 million in a year may be cash expenditures), (2) any losses from discontinued operations and closed locations, (3) costs and expenses, including legal fees and expert witness fees, incurred with respect to litigation associated with stockholder derivative litigation, and (4) share-based compensation expense. We also subtract from consolidated net income all unusual or nonrecurring items to the extent they increase consolidated net income.
Under the credit agreement, the Adjusted EBITDA calculation does not include net income attributable to noncontrolling interests and includes (1) gain or loss on disposal of assets, (2) professional fees unrelated to the stockholder derivative litigation, (3) unusual or nonrecurring cash expenditures in excess of $10 million, and (4) pro forma adjustments resulting from debt transactions and development activities. These items may not be indicative of our ongoing performance, so the Adjusted EBITDA calculation presented here includes adjustments for them.
Adjusted EBITDA is not a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements accompanying the 2015 Form 10-K.

Reconciliation of Net Income to Adjusted EBITDA

	For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(In Millions)
Net income	$252.8	$281.7	$381.4	$235.9	$254.6
Loss (income) from discontinued operations, net of tax, attributable to HealthSouth	0.9	(5.5)	1.1	(4.5)	(49.9)
Provision for income tax expense	141.9	110.7	12.7	108.6	37.1
Interest expense and amortization of debt discounts and fees	142.9	109.2	100.4	94.1	119.4
Loss on early extinguishment of debt	22.4	13.2	2.4	4.0	38.8
Professional fees—accounting, tax, and legal	3.0	9.3	9.5	16.1	21.0
Government, class action, and related settlements	7.5	(1.7)	(23.5)	(3.5)	(12.3)
Noncash loss on disposal or impairment of assets	2.6	6.7	5.9	4.4	4.3
Depreciation and amortization	139.7	107.7	94.7	82.5	78.8
Stock-based compensation expense	26.2	23.9	24.8	24.1	20.3
Net income attributable to noncontrolling interests	(69.7)	(59.7)	(57.8)	(50.9)	(45.9)
Gain on consolidation of former equity method hospital	—	(27.2)	—	(4.9)	—
Reliant/CareSouth transaction costs	12.3	—	—	—	—
Encompass transaction costs	—	9.3	—	—	—
Adjusted EBITDA	$682.5	$577.6	$551.6	$505.9	$466.2

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(In Millions)
Net cash provided by operating activities	$484.8	$444.9	$470.3	$411.5	$342.7
Provision for doubtful accounts	(47.2)	(31.6)	(26.0)	(27.0)	(21.0)
Professional fees—accounting, tax, and legal	3.0	9.3	9.5	16.1	21.0
Interest expense and amortization of debt discounts and fees	142.9	109.2	100.4	94.1	119.4
Equity in net income of nonconsolidated affiliates	8.7	10.7	11.2	12.7	12.0
Net income attributable to noncontrolling interests in continuing operations	(69.7)	(59.7)	(57.8)	(50.9)	(47.0)
Amortization of debt-related items	(14.3)	(12.7)	(5.0)	(3.7)	(4.2)
Distributions from nonconsolidated affiliates	(7.7)	(12.6)	(11.4)	(11.0)	(13.0)
Current portion of income tax expense	14.8	13.3	6.3	5.9	0.6
Change in assets and liabilities	147.1	90.1	48.9	58.1	41.4
Net premium paid on bond issuance/redemption	3.9	4.3	1.7	1.9	22.8
Operating cash used in (provided by) discontinued operations	0.7	1.2	1.9	(2.0)	(9.1)
Reliant/CareSouth transaction costs	12.3	—	—	—	—
Encompass transaction costs	—	9.3	—	—	—
Other	3.2	1.9	1.6	0.2	0.6
Adjusted EBITDA	$682.5	$577.6	$551.6	$505.9	$466.2
For the year ended December 31, 2015, net cash used in investing activities was $1,129.8 million and resulted primarily from the acquisitions of Reliant and CareSouth. Net cash provided by financing activities during the year ended December 31, 2015 was $639.9 million and resulted primarily from net debt issuances associated with the funding of the Reliant acquisition.
For the year ended December 31, 2014, net cash used in investing activities was $876.9 million and resulted primarily from the acquisition of Encompass. Net cash provided by financing activities during the year ended December 31, 2014 was $434.2 million and resulted primarily from draws under the revolving and expanded term loan facilities of the Company's credit agreement to fund the acquisition of Encompass offset by the redemption of the Company's existing 7.25% Senior Notes due 2018.
For the year ended December 31, 2013, net cash used in investing activities was $226.2 million and resulted primarily from capital expenditures and the acquisition of Walton Rehabilitation Hospital. Net cash used in financing activities during the year ended December 31, 2013 was $312.4 million and resulted primarily from repurchases of common stock as part of the tender offer completed in the first quarter of 2013.
For the year ended December 31, 2012, net cash used in investing activities was $178.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the year ended December 31, 2012 was $130.0 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, repurchases of 46,645 shares of the Company's convertible perpetual preferred stock, dividends paid on the Company's convertible perpetual preferred stock, and net principal payments on debt offset by capital contributions from consolidated affiliates.
For the year ended December 31, 2011, net cash used in investing activities was $24.6 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the year ended December 31, 2011 was $336.3 million and resulted primarily from net debt payments, including the optional redemption of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

We also use adjusted free cash flow as an analytical indicator to assess our performance. Management believes the presentation of adjusted free cash flow provides investors an efficient means by which they can evaluate our capacity to reduce debt, pursue development activities, and return capital to our common stockholders. This measure is not a defined measure of financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities. Our definition of adjusted free cash flow is limited and does not represent residual cash flows available for discretionary spending. Because this measure is not determined in accordance with GAAP and is susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. See the consolidated statements of cash flows included in the 2015 Form 10-K for the GAAP measures of cash flows from operating, investing, and financing activities.
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(In Millions)
Net cash provided by operating activities	$484.8	$444.9	$470.3	$411.5	$342.7
Impact of discontinued operations	0.7	1.2	1.9	(2.0)	(9.1)
Net cash provided by operating activities of continuing operations	485.5	446.1	472.2	409.5	333.6
Capital expenditures for maintenance	(83.1)	(92.0)	(74.8)	(83.0)	(50.8)
Net settlements on interest rate swaps	—	—	—	—	(10.9)
Dividends paid on convertible perpetual preferred stock	(3.1)	(6.3)	(23.0)	(24.6)	(26.0)
Distributions paid to noncontrolling interests of consolidated affiliates	(54.4)	(54.1)	(46.3)	(49.3)	(44.2)
Unusual and nonrecurring items:
Net premium paid on bond transactions	4.0	4.3	1.7	1.9	22.8
Encompass transaction costs and related assumed liabilities	17.9	2.0	—	—	—
Reliant/CareSouth transaction costs	10.4	—	—	—	—
Cash paid for professional fees—accounting, tax, and legal	4.1	8.6	7.0	16.1	21.0
Cash paid (received) for government, class action, and related settlements	7.7	2.7	(5.9)	(2.6)	5.7
Income tax refunds related to prior periods	—	—	—	—	(7.9)
Adjusted free cash flow	$389.0	$311.3	$330.9	$268.0	$243.3

Appendix B

This document is part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.  This document may be used only in connection with our offer and sale of the securities hereunder.  You cannot use this document to offer or sell the securities that you acquire hereunder to anyone else.  A paper version of this document and the other documents constituting the complete prospectus are available upon request by contacting a representative in the compensation group in the Human Resources department.

HEALTHSOUTH CORPORATION
2016 OMNIBUS PERFORMANCE INCENTIVE PLAN

ARTICLE 1
PURPOSE

1.1.    General. The purpose of the HealthSouth Corporation 2016 Omnibus Performance Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of HealthSouth Corporation (the “Company”) and its subsidiaries, by linking the personal interests of their employees, officers and directors to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company by increasing its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of cash and equity incentive awards from time to time to selected employees, officers and directors.

ARTICLE 2
EFFECTIVE DATE

2.1.    Effective Date. The Plan shall be effective as of May 9, 2016 (the “Effective Date”), subject to its approval by the stockholders of the Company. Unless terminated earlier by the Board, the Plan shall have a term of ten (10) years commencing upon the Effective Date; provided, however, termination of the Plan shall not cancel any Awards previously granted thereunder and provided further that the applicable provisions of the Plan shall remain in effect according to the terms of such Awards. If the Plan is approved and effective, the Company shall not grant or issue new equity awards under any other currently effective equity plan after the Effective Date.

ARTICLE 3
DEFINITIONS

3.1.    Definitions. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)    “Award” means any grant or award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Dividend Equivalents, Other Stock-Based Award, Cash Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(b)    “Award Agreement” means an agreement, contract, other instrument or document or other evidence approved by the Committee evidencing an Award. An Award Agreement may be in an electronic medium, may be solely evidenced by a notation on the Company’s books and records, and need not be signed by a representative of the Company or a Participant. An Award Agreement may be in the form of individual award agreements or certificates or a document describing the terms and provisions of an Award or series of Awards under the Plan.

(c)    “Board” means the Board of Directors of the Company.
(d)    "Cash Award" means any grant or award that confers the right to receive cash with the amount of such cash subject to achievement of one or more specified Performance Goals and subject to such other restrictions and conditions as may be established by the Committee.

(e)    “Cause” means a conviction or no contest plea to a felony or moral turpitude crime or an act of dishonesty, moral turpitude, an intentional, negligent, or grossly negligent act detrimental to the best interests of the Company or a Subsidiary, failure to perform assigned duties, poor performance of assigned duties, breach of fiduciary duties to the Company, or violations of Company policies or code of conduct as in effect and amended from time to time, all as determined by the Committee; provided that, if a Participant is a participant in an executive severance plan adopted by the Company, then “Cause” for purposes of the Plan shall have the meaning set forth in such executive severance plan.
(f)    “Change in Control” means any of the following events:
(i)    the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of Directors; or
(ii)    during any period of up to 24 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute at least a majority of the Board; or
(iii)    the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or
(iv)    the consummation of a merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the combined voting power entitled to vote generally in the election of directors of the surviving person in such transaction immediately after such transaction and (B) in the case of a sale of assets, each transferee is owned by holders of securities that represented at least a majority of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such sale.

(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)    “Committee” means the Compensation Committee of the Board, or any successor thereto.

(i)    “Company” means HealthSouth Corporation, a Delaware corporation, or any successor corporation.

(j)    “Covered Employee” means a covered employee as defined in Code Section 162(m)(3) and authoritative guidance thereunder.

(k)    “Disability” means, except as otherwise provided in an Award Agreement, a physical or mental condition which is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders the Participant incapable of performing the work for which he is employed or similar work, as evidenced by eligibility for and actual receipt of benefits payable under a group disability plan or policy maintained by the Company or any of its Subsidiaries that is by its terms applicable to the Participant.

(l)    “Dividend Equivalent” means a right granted to a Participant under Article 11.

(m)    “Effective Date” has the meaning assigned such term in Section 2.1.

(n)    “Full Value Award” means an Award other than in the form of an Option or SAR which is settled by the issuance of stock.

(o)    “Fair Market Value” means (i) as of any given date, the closing price at which the shares of stock were traded (or if no transactions were reported on such date on the next preceding date on which transactions were reported) on the New York Stock Exchange on such date, or, if different, the principal exchange or automated quotation system on which such stock is traded, or (ii) should the Committee elect, the average selling price or volume-weighted average price (“VWAP”) on a given trading day or the VWAP over a series of pre-established trading days preceding or following such given date. If the shares are neither listed on the NYSE or another public exchange nor quoted on an inter-dealer quotation system or if the term is being applied to property other than stock, the amount determined by the Committee in its sole discretion to be the fair market value thereof.

(p)    “Good Reason” shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by the Company and then only if it is not consented to by such Participant in writing:
(i)    assignment of a position that is of a lesser rank than held by the Participant prior to the assignment and that results in a material adverse change in such Participant’s reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the effective date of such change;
(ii)    a material reduction in such Participant’s total compensation from that in effect immediately prior to the Change in Control. For purposes of this clause (ii), “total compensation” shall mean the sum of base salary, target bonus opportunity and the opportunity to receive compensation in the form of equity in the Company. Notwithstanding the foregoing, a reduction will not be deemed to have occurred hereunder on account of (A) any change to a plan term other than ultimate target bonus opportunity or equity opportunity, (B) the actual payout of any bonus amount or equity amount, (C) any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Participant, or (D) any reduction in the total compensation of a group of similarly situated Participants that includes such Participant; or
(iii)    any change in a Participant’s status as a participant under any Change in Control compensation plan of the Company if such change in status occurs during the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months after a Change in Control; or
(iv)    any change of more than fifty (50) miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.
For purposes of this definition, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” if taken for Cause. Additionally, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” with respect to any Participant if remedied by the Company within thirty (30) days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (i) through (iv) above on the sixtieth (60th) day following the later of the occurrence of such action or the Participant’s knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date.
(q)    “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(r)    “Incentive Stock Option” means an Option that meets the requirements of Section 422 of the Code or any successor provision thereto.
(s)    “Non-Employee Director” means a director of the Company who is not an employee of the Company or an affiliate.

(t)    “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(u)    “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option under the Plan shall be a Non-Qualified Stock Option or an Incentive Stock Option.

(v)    “Other Stock-Based Award” means a right, granted to a Participant under Article 13, which relates to or is valued by reference to Stock or other Awards relating to Stock.

(w)    “Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.

(x)    “Participant” means a person who, as an employee, officer or director of the Company or any Subsidiary, has been granted an Award under the Plan.

(y)    “Performance Objectives” means the performance goals or objectives, if any, established pursuant to the Plan for Participants who have been granted Awards under the Plan. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, region, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created index of Company competitors or peers. Performance Objectives need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance Objectives may be based on any performance criteria, provided that any performance criteria applicable to a Qualified Performance-Based Award shall be limited to specified levels of or changes in the following metrics which may or may not, at the Committee’s discretion and as applicable, be calculated in accordance with generally accepted accounting principles in the United States: (1) earnings (including, but not limited to, earnings per share); (2) profit (including, but not limited to, net profit, gross profit, operating profit, economic profit, profit margins or other profit measures); (3) net or operating income; (4) revenue; (5) stock price or performance; (6) stockholder return; (7) return measures (including, but not limited to, return on assets, capital, equity or revenue); (8) EBITDA; (9) operating or EBITDA margins; (10) market share; (11) expenses (including, but not limited to, expense management, expense efficiency ratios or other expense measures); (12) business expansions or consolidation (including but not limited to, acquisitions and divestitures); (13) internal rate of return; (14) planning accuracy (as measured by comparing planned results to actual results); (15) year-over-year patient volume growth; (16) year-over-year changes in expense line items; (17) cash flow measures (including, but not limited to, free cash flow), (18) prevention of failures of internal controls or compliance, and (19) quality of care metrics (including, but not limited to, PEM Score, functional improvement measures, patient satisfaction and other metrics tracked by Medicare or Medicaid). Where applicable, those metrics may be measured on the basis of the consolidated Company, a Subsidiary, or a region or other subdivision of the business of the Company. Except in the case of a Qualified Performance-Based Award (unless and to the extent permitted under Code Section 162(m)), if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events, circumstances or accounting entries that are unusual, nonrecurring or unrelated to the performance of the Participant render the Performance Objectives unsuitable (including, but not limited to, asset write-downs or impairment charges, litigation or claim judgments or settlements, changes in tax laws, material legislation changes, acquisitions and divestures, accounting principles or other laws or provisions affecting reported results, unusual or infrequently occurring items as described in Accounting Standards Codification Topic 225-20 or Accounting Standards Update (ASU) 2015-01 (or any successor pronouncement thereto) and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, foreign exchange gains and losses, or any other identifiable event of a nonrecurring or extraordinary nature), the Committee may modify or adjust such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Notwithstanding the foregoing, the calculation of the performance result for any metric may be subject to adjustment for such pre-established items or events if the Committee deems appropriate and equitable.

(z)    “Performance Share” means a bookkeeping entry that records the equivalent of one share of Stock awarded pursuant to Article 9.

(aa)    “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Article 9.

(bb)    “Plan” means the HealthSouth Corporation 2016 Omnibus Performance Incentive Plan, as amended from time to time.

(cc)    “Plan Year” means the twelve-month period beginning January 1 and ending December 31.

(dd)    “Qualified Performance-Based Award” means an Award or portion of an Award that is intended to qualify for the Section 162(m) Exemption. The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.

(ee)    “Restricted Stock” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(ff)    “Restricted Stock Unit” or “RSU” means a bookkeeping entry that records a unit equivalent to one share of Stock awarded pursuant to Article 12.

(gg)    “Retirement” means, except as otherwise provided in an Award Agreement, the voluntary termination of employment by a Participant after attaining (a) age 65 or (b) in the event that the Participant has been employed by the Company for ten (10) or more years on the date of such termination, age 60.

(hh)    “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(ii)    “Specified Employee” means a specified employee as defined in Code Section 409A or authoritative guidance thereunder.

(jj)    “Stock” means the $.01 par value Common Stock of the Company, and such other securities of the Company as may be substituted for Stock pursuant to Article 16.

(kk)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(ll)    “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest.

(mm)    “1933 Act” means the Securities Act of 1933, as amended from time to time.

(nn)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 4
ADMINISTRATION

4.1.    Committee. The Plan shall be administered by the Compensation Committee of the Board or, at the discretion of the Board from time to time, by the Board. The Committee shall consist of three or more members of the Board. It is intended that the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Code Section 162(m) and the regulations thereunder) to the extent that Rule 16b-3 and, if necessary for relief from the limitation under Code Section 162(m) and such relief is sought by the Company, Code Section 162(m), respectively, are applicable. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

4.2.    Authority of Committee. The Committee has the exclusive power, authority and discretion to:

(a)    Designate Participants;

(b)    Determine the type or types of Awards to be granted to each Participant;

(c)    Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)    Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award (including forfeiture provisions), any schedule or provisions for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers of vesting or forfeiture provisions, based in each case on such considerations as the Committee in its sole discretion determines;

(e)    Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)    Prescribe the form of each Award Agreement, which need not be identical for each Participant and which may be in the form of a document evidencing multiple Awards to one or more Participants;

(g)    Decide all other matters that must be determined in connection with an Award;

(h)    Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)    Make all other decisions, determinations and interpretations that may be required or authorized under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(j)    Amend the Plan or any Award Agreement as provided herein; and

(k)    Adopt such modification, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or a Subsidiary may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the above, the Board or the Committee may, by resolution, delegate to officers, employees or directors of the Company or any of its Subsidiaries the authority to determine individuals to be recipients of Awards under the Plan, as well as the authority to determine the number of Shares of Stock to be subject to such Awards and the terms of such Awards; provided however, that such delegation of duties and responsibilities may not be made with respect to the grant of Awards to individuals (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who, as of the Grant Date, are reasonably anticipated to become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Board and the Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.3.    Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

4.4.    Award Agreements. Each Stock-based Award shall be evidenced by an Award Agreement. Each Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1.    Number of Shares. Subject to adjustment as provided in Sections 5.3(a) and 17.1, the aggregate number of shares of Stock reserved and available for Awards under the Plan on or after May 9, 2016 shall be fourteen million (14,000,000) shares. The total number of shares that may be granted as Incentive Stock Options is one million (1,000,000) shares.

5.2.    Reduction Ratio. For purposes of Section 5.1, each share of Stock subject to an Award, other than an Option or SAR, shall reduce the number of shares of Stock available for Awards by 2.65 shares (the “Fungibility Ratio”). The number of shares of Stock available for Awards shall be reduced by one (1) share for each Option or SAR. If the exercise of the Option or SAR with respect to a share of Stock cancels an associated or tandem SAR or Option, respectively, with respect to such share, the associated or tandem Option and SAR shall, in the aggregate, reduce the available count by one share only. Awards that can be settled only in cash shall not reduce the number of shares of Stock available for issuance under the Plan.

5.3.    Share Counting.

(a)    The following (as modified by the Fungibility Ratio) shall not reduce, or may be added back to, the number of authorized shares of Stock available for issuance under the Plan:

(1)    Common Stock reserved for issuance upon exercise or settlement, as applicable, of Awards granted under the Plan to the extent the Awards expire or are forfeited, canceled or surrendered;

(2)    Restricted Stock granted under the Plan, to the extent such Restricted Stock is forfeited under Section 16.8 or is otherwise surrendered to the Company before the restricted period expires;

(3)    Awards, to the extent the payment is actually made in cash;

(4)    Shares reserved for issuance upon grant of Performance Share or Performance Unit or Other Stock-Based Award, to the extent the number of reserved shares exceeds the number of shares actually issued upon determination of the satisfaction of the related Performance Objectives;

(5)    Shares reserved for issuance upon grant of RSUs, to the extent the number of reserved shares exceeds the number of shares actually issued upon settlement of RSUs; and

(6)    Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Full Value Awards granted under the Plan or upon any other payment or issuance of shares under the Plan not prohibited under Section 5.3(b)(2) below.

(b)    The following shares of Stock shall not become available for issuance under the Plan:
(1)    Shares withheld by, or otherwise remitted to, the Company as full or partial payment of the exercise price of an Option granted under the Plan;

(2)    Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on the exercise of Options or SARs granted under the Plan;

(3)     Shares not issued upon the settlement of a SAR that settles in shares of Stock;

(4)    Shares remaining available for issuance (and not associated with previous grants or awards) under any prior plan of the Company after the Effective Date; and

(5)    Shares reacquired by the Company in the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Date, options under any prior plan.

(c)    Substitute Awards granted pursuant to Section 16.10 of the Plan shall not count against the shares of Stock otherwise available for issuance under the Plan under Section 5.1.
(d)    Shares reserved for issuance in connection with grants or awards under any prior plan of the Company outstanding as of the Effective Date may be added to the number of authorized shares of Stock available for issuance under the Plan, to the extent such shares would have been added back pursuant to this Section 5.3 had such grants or awards been made under the Plan.
(e)    Shares available under a stockholder approved plan of an entity which is acquired by, or merged with and into, the Company (as such shares are appropriately adjusted to reflect the financial effect of the transaction in accordance with relevant legal requirements), shall (subject to applicable stock exchange requirements) be available for the granting of Awards hereunder, and shall not count against the shares of Stock otherwise available for issuance under Section 5.1.

5.4.    Annual Award Limits. The following limits (each an “Annual Award Limit”, and collectively, “Annual Award Limits”) shall, subject to adjustment as provided in Section 17.1, apply to grants of Awards under the Plan:

(a)    Options: The maximum aggregate number of shares of Stock subject to Options which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(b)    SARs: The maximum aggregate number of shares of Stock subject to SARs which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(c)    Performance Shares: For Awards of Performance Shares that are intended to be Qualified Performance-Based Awards, the maximum aggregate number of shares of Stock subject to Awards of Performance Shares which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(d)    Performance Units: The maximum aggregate amount that may be granted to any one Participant in any period consisting of two consecutive Plan Years shall be $10,000,000 of associated bookkeeping entry value. If, after an amount has been earned with respect to a Cash Award, the delivery of such amount is deferred, any additional amount attributable to earnings during the deferral period shall be disregarded for purposes of this limitation.
(e)    Cash Awards: For Cash Awards that are intended to be Qualified Performance-Based Awards, the maximum aggregate amount that may be granted to any one Participant in any period consisting of two consecutive Plan Years shall be $10,000,000. If, after an amount has been earned with respect to a Cash Award, the delivery of such amount is deferred, any additional amount attributable to earnings during the deferral period shall be disregarded for purposes of this limitation.
(f)    Restricted Stock: The maximum aggregate number of shares of Stock that are intended to be Qualified Performance-Based Awards of Restricted Stock which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000.

(g)    Restricted Stock Units: The maximum aggregate number of shares of Stock that are intended to be Qualified Performance-Based Awards of Restricted Stock Units which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000 and the associated bookkeeping entry value shall not exceed Fair Market Value (determined on the date of grant) of such number of shares.

(h)    Other Stock-Based Awards: The maximum aggregate number of shares of Stock that are intended to be Qualified Performance-Based Awards of Other Stock-Based Awards which may be granted in any period consisting of two consecutive Plan Years to any one Participant shall be 1,000,000 shares or the Fair Market Value of such number of shares (determined on the date of grant).
5.5.    Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, Stock held in treasury, or Stock purchased on the open market.

5.6.    Minimum Vesting Requirements. Except with respect to Full Value Awards accounting for not greater than 5% of the aggregate number of shares of Stock reserved and available for Awards under Section 5.1 or as otherwise provided in Section 16.6, Full-Value Awards granted under the Plan to an employee shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period) or one year if the vesting is based on Performance Objectives, or (ii) be granted solely in lieu of cash compensation.

ARTICLE 6
ELIGIBILITY

6.1.    General. Awards may be granted only to individuals who are employees, officers or directors of the Company or employees or officers of a Parent or Subsidiary.

ARTICLE 7
STOCK OPTIONS

7.1.    General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(f)    Exercise Price. The exercise price per share of Stock at which an Option is granted shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 16.10) shall not be less than the Fair Market Value as of the Grant Date. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options may not be amended to reduce the exercise price or to cancel or replace outstanding underwater Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the corresponding original Options without stockholder approval.

(g)    Time and Conditions of Exercise. The Award Agreement shall specify the time or times at which an Option may be exercised in whole or in part. The Award Agreement shall specify the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable at an earlier date. The Award Agreement may provide that an Option shall automatically exercise by means of a net settlement on a given date in the event that the expiration date occurs at a time that the participant is prohibited by law or Company policy from trading in security of the Company and such Option is in the money.

(h)    Lapse of Option. The Option shall lapse ten years after it is granted, unless an earlier option expiration date is set forth in the Award Agreement, and unless an earlier lapse occurs under Section 16.8. The original term of an Option may not be extended without the prior approval of the Company’s stockholders.

(i)    Payment. The Award Agreement shall specify the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including “cashless exercise” arrangements) and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(j)    Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1.    Grant of SARs. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)    Right to Payment. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1)    The Fair Market Value of one share of Stock on the date of exercise; over

(2)    The grant price of the SAR as determined by the Committee, which shall not be less than the Fair Market Value of one share of Stock on the Grant Date except in connection with a SAR issued as a substitute Award pursuant to Section 16.10. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding SARs may not be amended to reduce the exercise price or to cancel or replace outstanding underwater SARs in exchange for cash, other awards or SARs with an exercise price that is less than the exercise price of the corresponding original SARs without stockholder approval.

(j)    Other Terms. All awards of SARs shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

(k)    Freestanding SARs. A SAR which is not granted in tandem with an Option or a similar right granted under any other plan of the Company shall be subject to the following:

(1)    Each grant shall specify in respect of each freestanding SAR the grant price of the SAR;

(2)    Successive grants may be made to the same Participant regardless of whether any freestanding SAR previously granted to such Participant remain unexercised; and

(3)    Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the freestanding SARs or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of acceleration under Article 15.

(l)    Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a SAR may be paid by the Company in cash, shares of Stock or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue shares of Stock or other equity securities in lieu of cash.

(m)    Exercise Period. Any grant may specify (i) a waiting period or periods before SARs shall become exercisable and (ii) permissible dates or periods on or during which SARs shall be exercisable. No SAR granted under the Plan may be exercised more than ten years from the Grant Date. The original term of an SAR may not be extended without the prior approval of the Company’s stockholders.

ARTICLE 9
PERFORMANCE SHARES OR PERFORMANCE UNITS

9.1.    Grant of Performance Shares or Performance Units. The Committee is authorized to grant Performance Shares or Performance Units to Participants on such terms and conditions as may be selected by the Committee. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of shares, or the equivalent cash value if the Committee so provides, if the Performance Objectives established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash or other property (including shares) as determined by the Committee, if the Performance Objectives in the Award are achieved or attained and the other terms and conditions thereof are satisfied. All Awards of Performance Shares or Performance Units shall be evidenced by an Award Agreement. The Award Agreement shall specify the number of Performance Shares or Performance Units to which it pertains; provided that such number may be adjusted to reflect changes in compensation or other factors. Further, the Award Agreement shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of the Plan and such other terms and provisions as the Committee may determine consistent with the Plan. An Award of Performance Shares or Performance Units may or may not be designated as a Qualified Performance-Based Award, as determined by the Committee.

9.2.    Right to Payment. A grant of Performance Shares or Performance Units gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Shares or Performance Units are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set Performance Objectives and other terms or conditions to payment of the Performance Shares or Performance Units in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares or Performance Units that will be paid to the Participant.

9.3.    Performance Period. The performance period with respect to each Performance Share or Performance Unit shall commence on the date specified in the Award Agreement and may be subject to earlier termination in the event of an acceleration under Article 15.

9.4.    Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement or attainment below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

9.5.    Payment of Performance Shares and Performance Units. Awards of Performance Shares or Performance Units may be payable in cash, Stock, Restricted Stock, or Restricted Stock Units in the discretion of the Committee, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement. For purposes of determining the number of shares of Stock to be used in payment of a Performance Unit denominated in cash but payable in whole or in part in Stock or Restricted Stock, the number of shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a share of Stock on the date of determination by the Committee of the amount of the payment under the Award.

ARTICLE 10
AWARDS OF RESTRICTED STOCK

10.1.    Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement setting forth the terms, conditions and restrictions applicable to the Award. Each grant of Restricted Stock shall constitute an immediate transfer of the ownership of Stock to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

10.2.    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability as the Committee may impose. Such restrictions may include, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock, and provisions subjecting the Restricted Stock to a continuing risk of forfeiture in the hands of any transferee. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of Performance Objectives or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

10.3.    Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

10.4.    Dividends, Voting and Other Ownership Rights. Unless otherwise provided in an Award Agreement or any special Plan document governing an Award, an Award of Restricted Stock shall entitle the Participant to all of the rights of a stockholder with respect to Restricted Stock (including voting and other ownership rights) throughout the restricted period; provided, dividends (including the proceeds of reinvested dividends) shall be paid with respect to a performance-based Restricted Stock Award only to the extent the underlying Award has vested in accordance with the Plan and the applicable Award Agreement, and all other dividends rights shall be forfeited. Participants may only be entitled to dividends if permissible under the agreements or instruments governing the Company’s indebtedness.

10.5.    Performance-Based Restricted Stock. Any Award or the vesting thereof of Restricted Stock may be predicated on or further conditioned upon the achievement or attainment of Performance Objectives established by the Committee and may or may not be designated as a Qualified Performance-Based Award, as determined by the Committee.

10.6.    Reinvesting. Any grant may require that any or all dividends (if permitted under the agreements or instruments governing the Company’s indebtedness) or other distributions paid on the Restricted Stock during the period of such restrictions be automatically sequestered and reinvested in additional shares of Stock, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

10.7.    Issuance of Restricted Stock. Restricted Stock issued under the Plan following vesting shall be evidenced in a manner authorized by the General Corporation Law of the State of Delaware and may be evidenced in any such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock or otherwise must be subject to reasonable precautions intended to prevent unauthorized transfer.

ARTICLE 11
DIVIDEND EQUIVALENTS

11.1.    Grant of Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Participants with respect to Full Value Awards, and only Full Value Awards, granted hereunder, subject to such terms and conditions as may be selected by the Committee (if permitted under agreements or instruments governing the Company’s indebtedness). Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Stock subject to a Full Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Stock, or otherwise reinvested; provided, dividends (including the proceeds of reinvested dividends) shall be paid or distributed with respect to a performance-based Award only to the extent the underlying Award has vested in accordance with the Plan and the applicable Award Agreement, and all other dividends rights shall be forfeited. An Award of Dividend Equivalents may or may not be designated as a Qualified Performance-Based Award, as determined by the Committee.

ARTICLE 12
RESTRICTED STOCK UNITS

12.1.    Grant of RSUs. The Committee is authorized to make Awards of RSUs to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement setting forth the terms, conditions and restrictions applicable to the Award. An Award of RSUs may or may not be designated as a Qualified Performance-Based Award, as determined by the Committee.
ARTICLE 13
OTHER STOCK-BASED AWARDS

13.1.    Grant of Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law and the provisions of the Plan, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards; provided, if dividend equivalent rights are granted, no payment, distribution or reinvestment of an accrued dividend on an Award shall be made unless and until each applicable Performance Objective, if any, has been achieved or satisfied in accordance with the Plan and the applicable Award Agreement. An Award made pursuant to this Article 13 may or may not be designated as a Qualified Performance-Based Award, as determined by the Committee.

ARTICLE 14
CASH AWARDS

14.1.    Grant of Cash Awards. The Committee is authorized to make Cash Awards to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. Cash Awards may be evidenced by an Award Agreement setting forth the terms, conditions and restrictions applicable to the Award. The Committee shall determine the terms and conditions of Cash Awards. A Cash Award may or may not be designated as a Qualified Performance-Based Award, as determined by the Committee.

ARTICLE 15
CODE SECTIONS 409A AND 162(m) PROVISIONS

15.1.    Code Section 409A. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute “nonqualified deferred compensation” (as defined in Section 409A of the Code) to a Participant would otherwise be payable or distributable under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or on account of the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and the regulations promulgated thereunder, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Any payment or distribution of an amount or benefit that would constitute “nonqualified deferred compensation” (as defined in Section 409A of the Code), which is made on account of separation from service to a Participant who is a Specified Employee (as defined in Section 409A of the Code) may not be made before the date which is six (6) months after the date of the Specified Employee’s separation from service if the payment or distribution is not exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under the Plan or any Award Agreement. The Plan and all Awards made hereunder are intended to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any authoritative guidance thereunder. The Plan and all Awards made hereunder shall be interpreted, construed and administered in accordance with these intentions. Nothing in the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Award made under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his beneficiary or estate for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

15.2.    Code Section 162(m). Awards issued to Covered Employees under the Plan generally are intended to be Qualified Performance-Based Awards and shall be interpreted, construed and administered in accordance with this intention. However, the Committee reserves the right to issue Awards that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Code Section 162(m), no assurance can be given, notwithstanding the Committee’s efforts, that an Award intended to satisfy the requirements for deductibility does, in fact, do so. Nothing in the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 162(m) of the Code, including the tax treatment of any amount paid or Award made under the Plan.

ARTICLE 16
PROVISIONS APPLICABLE TO ALL AWARDS

16.1.    Term of Award. The term of each Award shall be for the period as determined by the Committee, subject to the terms of the Plan.

16.2.    Limits on Transfer.

(a)    Except as provided in Section 16.2(b) below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. No Awards may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation hereof shall be null and void. A Participant may designate a beneficiary in accordance with procedures established by the Committee pursuant to Section 16.3 below.

(b)    The Committee may, in its discretion, determine that notwithstanding Section 16.2(a), any or all Awards shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

(c)    Notwithstanding Sections 16.2(a) and (b), an Award may be transferred pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan, but only if the tax consequences flowing from the assignment or transfer are specified in said order, the order is accompanied by signed agreement by both or all parties to the domestic relations order, and, if requested by the Committee, an opinion is provided by qualified counsel for the Participant that the order is enforceable by or against the Plan under applicable law, and said opinion further specifies the tax consequences flowing from the order and the appropriate tax reporting procedures for the Plan.

16.3.    Beneficiaries. Notwithstanding Section 16.2, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been properly designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

16.4.    Stock Certificates. All Stock issued under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

16.5.    Acceleration Following a Change in Control. Except as otherwise provided in the Award Agreement, upon termination of a Participant’s employment by the Company without Cause or by the Participant for Good Reason within twenty-four (24) months following the occurrence of a Change in Control or to the extent the surviving entity does not assume such Awards or substitute in lieu thereof similar awards relating to the stock of such surviving entity having an equivalent then-current value and remaining term, provided that such stock must be listed, quoted, or traded on a national securities exchange or automated quotation system, all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised automatically shall become fully exercisable and all restrictions (other than Performance Objectives) on all outstanding Awards automatically shall lapse. With respect to Performance Objectives applicable to any Award for which the performance period is not complete, the Committee shall have the discretionary authority to determine whether, and if so, the extent to which, (1) the performance period or the Performance Objectives shall be deemed to be satisfied or waived following a Change in Control, and (2) the Performance Objectives shall be modified, adjusted or changed on account of the Change in Control.
16.6.    Acceleration for any Other Reason. Regardless of whether an event has occurred as described in Section 16.5 above, and subject to the restrictions on Qualified Performance-Based Awards, the Committee may in its sole discretion at any time accelerate the vesting provisions and/or waive the forfeiture provisions applicable to any Award or determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, and that any Performance Objectives with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The discretion of the Committee in the preceding sentence shall be limited to the death, disability or Retirement of a Participant; provided, however that the Committee may exercise such discretion for any reason with respect to Awards of up to five percent (5%) of the shares available for Awards under Section 5.1. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 16.6. Any such determinations by the Committee shall be final and binding on all parties.

16.7.    Effect of Acceleration. If an Award is accelerated under Section 16.5 or 16.6, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that, in the event of a Change in Control, an Award may be cancelled without payment if Fair Market Value of the underlying Stock, as of a specified date associated with such event, does not exceed the exercise price of the Award or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

16.8.    Lapse or Forfeiture at or Following Termination of Employment. Except as otherwise provided in an Award Agreement or as otherwise determined by the Committee pursuant to the provisions of Section 16.6, the following lapse and forfeiture provisions shall apply upon a Participant’s termination of employment.

(a)    Termination for Cause. Any outstanding Award, including, without limitation, Awards that are unvested, vested and unexercised, or subject or not subject to restrictions, shall automatically and immediately lapse and be forfeited if the Participant’s employment is terminated by the Company for Cause.

(b)    Other Termination-Options and SARs. Upon a Participant’s termination for any reason, the unvested portion of any outstanding Options and SARs shall terminate and be forfeited. The vested portion of any outstanding Options and SARs at the time of a Participant’s termination for reasons other than for Cause shall continue to be exercisable by the Participant (or the Participant’s estate in the event of the Participant’s death) during the period set forth in the following chart, but in no event later than ten years from the Grant Date. At the end of such continuing exercise period, the unexercised Options and SARs shall terminate and be forfeited.

Reason for Termination	Continuing Exercise Period
Disability	1 year following termination
Death (Including death during the applicable continuing exercise period following termination for another reason)	1 year following death
Retirement	Lesser of the Original Term of Option or SAR or 3 Years
Reason Other Than Death, Disability, Retirement or Cause	90 days following termination

(c)    Other Terminations - Restricted Stock, Performance Shares, Performance Units or other Awards. The following shall apply with respect to outstanding Awards of Restricted Stock, Performance Shares, Performance Units or other Awards which are unvested, unused or otherwise not immediately distributable at the time of a Participant’s termination of employment for reasons other than Cause:
(i)    If the Participant’s employment is terminated by reason of death or Disability, then all restrictions (other than Performance Objectives) shall lapse, and, subject to the attainment of applicable Performance Objectives (which may be waived or modified by the Committee to the extent set forth below), the unearned or unvested portion of the Award shall become immediately vested, earned and nonforfeitable, and shall be distributed to the Participant (or the Participant’s beneficiary in the event of the Participant’s death) as soon as reasonably practical following such termination, and in any event within 90 days thereof or of the end of the performance period, as applicable.
(ii)    If the Participant’s employment is terminated by reason of Retirement, then the restrictions (other than Performance Objectives) shall lapse, and, subject to the attainment of applicable Performance Objectives (which may be waived or modified by the Committee to the extent set forth below), the unearned or unvested portion of the Award shall become partially vested, earned and nonforfeitable according to the following formula: The portion that becomes vested, earned and nonforfeitable shall equal the number of shares of Stock granted as of the Grant Date multiplied by the ratio of (i) the number of full months that have elapsed from the Grant Date to the date of the Participant’s Retirement, to (ii), the number of full months contained in the original term of the Award.
(iii)    If the Participant’s employment is terminated for any reason other than by reason of death, Disability, or Retirement then the restricted, unvested or unearned portion of the Award shall automatically and immediately be cancelled and forfeited.

With respect to any Award subject to Performance Objectives, the Committee shall have the discretion, in the event of a termination described in (i) or (ii) above during the applicable Performance Period, to waive and/or modify the Performance Objectives based on any conditions that the Committee deems reasonable, including but not limited to the formula in (ii) above or the performance status as of the termination date; provided, however, with respect to any Qualified Performance-Based Award and a termination described in (ii) above, the satisfaction of the Performance Objectives shall only be determined based on achievement during the performance period as originally established. Any Restricted Stock resulting from determination of performance pursuant to this paragraph shall vest and all other restrictions thereon shall lapse at the time the performance is determined.
(d)    Determinations upon Leaves of Absence. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. The Committee may in its sole discretion take any further action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under the Plan. The period of any leave of absence shall not be credited for vesting purposes unless otherwise determined by the Committee.

(e)    Cancellation for Violation of Non-Compete. Without limiting the Committee’s discretion to cancel any Award at any time, the Committee shall have full power and authority to cancel an Award if the Participant, while employed by the Company or a Subsidiary or within a period which begins on the date of termination of employment and ends on the date which is one year later, engages in any activity which is in direct competition with the Company or solicits other employees or customers of the Company or its Subsidiaries in a competitive business venture. Whether a Participant has engaged in such conduct shall be determined by the Committee in its sole discretion, taking into account any determination by the Company that the Participant has acted in violation of a non-compete or non-solicitation agreement with or obligation to the Company or a Subsidiary.

16.9.    Performance Objectives. The Committee may determine that any Award granted pursuant to the Plan to a Participant (including, but not limited to, Participants who are Covered Employees) shall be determined solely or partially on the basis of Performance Objectives. If a Qualified Performance-Based Award is made on the basis of Performance Objectives, the Committee shall establish objectives prior to the beginning of the period for which such Performance Objectives relate (or such later date as may be permitted under Code Section 162(m) or the regulations thereunder). Any payment of an Award granted with Performance Objectives, including any Qualified Performance-Based Award, shall be conditioned on the determination of the Committee in each case that the Performance Objectives and any other material conditions have been satisfied. The Committee’s determination shall be reflected in the Committee’s minutes, and shall be based on receipt of a written certification from the Company’s Human Resources Department that the Performance Objectives and any other material conditions have been satisfied.

Except in the case of Disability or death of the Participant, or upon the occurrence of a Change in Control, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable Performance Objective or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) exemption. Performance periods established by the Committee for a Qualified Performance-Based Award may be as short as three months and may be any longer period.

    If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the specified Performance Objectives are no longer appropriate and may (i) modify, adjust, change or eliminate the Performance Objectives or the applicable performance period as it deems appropriate to make such criteria and period comparable to the initial Performance Objectives and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to an Award that is intended to be a Qualified Performance-Based Award if the recipient of such Award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the Performance Objective or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Award is expected to be paid.

16.10.    Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing entity. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 17
CHANGES IN CAPITAL STRUCTURE

17.1.    General. In the event an extraordinary cash dividend, stock dividend, stock-split or a combination or consolidation of the outstanding stock of the Company into a lesser number of shares is declared upon the Stock, the authorization limits under Sections 5.1 and 5.4 shall be increased or decreased proportionately, and the shares of Stock then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore; provided if the Committee elects to grant Dividend Equivalents with respect to an extraordinary cash dividend, the associated Awards shall not be adjusted pursuant to this Section. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, reclassification, share exchange, spin-off, stock split-up, combination or exchange of shares, merger or consolidation, the authorization limits under Sections 5.1 and 5.4 shall be adjusted proportionately, and there shall be substituted for each such share of Stock then subject to each Award the number and class of shares into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

Notwithstanding anything to the contrary, upon the occurrence or in anticipation of such an event, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iii) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (iv) that performance targets and performance periods for Awards will be modified consistent with Code Section 162(m) where applicable, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

ARTICLE 18
AMENDMENT, MODIFICATION AND TERMINATION

18.1.    Amendment, Modification and Termination. The Committee shall have the power to amend, suspend or terminate the Plan at any time, provided that any such termination of the Plan shall not adversely affect Awards outstanding under the Plan at the time of termination. Notwithstanding the foregoing, an amendment will be contingent on approval of the Company’s stockholders to the extent required by law or by the rules of any stock exchange or automated quotation system on which the Company’s securities are traded or to the extent it relates to the repricing limitations set forth in Sections 7.1(a) or 8.1(a)(2) of the Plan.

18.2.    Awards Previously Granted. The Committee may amend any outstanding Award in whole or in part from time to time. Any such amendment which the Committee determines, in its sole discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code Sections 162(m) or 409A or the regulations or rulings promulgated thereunder, as well as any securities laws and the rules of any applicable securities exchanges), may be made retroactively or prospectively and without the approval or consent of the Participant. Additionally, the Committee may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award. Any materially adverse amendments or adjustments to Awards not expressly contemplated in the two preceding sentences may be made by the Committee with the consent of the affected Participant(s).

ARTICLE 19
GENERAL PROVISIONS

19.1.    Recoupment. Awards granted hereunder, any Stock and/or cash distributed to a Participant pursuant to the exercise or vesting of an Award, and any proceeds received by a Participant upon the sale of any such Stock, shall be subject to recoupment by the Company pursuant to, and in accordance with, the terms of the Company’s Compensation Recoupment Policy, as it may be amended from time to time, which policy is hereby incorporated in the Plan by reference.
19.2.    No Rights to Awards. No eligible individual shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat eligible individuals uniformly, and determinations made under the Plan may be made by the Committee selectively among eligible individuals who receive, or are eligible to receive, Awards.

19.3.    No Stockholder Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

19.4.    Tax Withholding. Participants shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award or the transfer of shares of Stock pursuant to the Plan. The Company or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local or foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. Accordingly, the Company shall have the right to retain from the payment under an Award the number of shares of Stock or a portion of the value of such Award equal in value to the amount of any required withholdings. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit, including at the Participant’s election, that any such withholding requirement be satisfied, in whole or in part, by withholding shares of Stock having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. Additionally, if the Committee so determines, the Participant may deliver to the Company unrestricted shares which have been held by the Participant for at least six (6) months, or any other shorter or longer period as necessary to avoid the recognition of an expense under generally accepted accounting principles, to satisfy any additional tax obligations owed by the Participant. The Company shall have the authority to require a Participant to remit cash to the Company in lieu of the surrender or withholding of shares of Stock for taxes if the surrender or withholding for such purpose would result in adverse tax or accounting implications for the Company.

19.5.    No Right to Continued Service. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant’s employment or status as an officer or director at any time, nor confer upon any Participant any right to continue as an employee, officer or director of the Company or any Parent or Subsidiary, whether for the duration of the Participant’s Award or otherwise.

19.6.    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974.

19.7.    Indemnification. To the extent allowable under applicable law, each member of the Committee and the Board and any employee of the Company acting pursuant to delegated authority and any counsel or advisor to the foregoing persons shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such persons in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which he may be involved by reason of any action or failure to act under the Plan (except for willful misconduct) and against and from any and all amounts paid by such person in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

19.8.    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Parent or Subsidiary unless provided otherwise in such other plan.

19.9.    Expenses. The expenses of administering the Plan shall be borne by the Company and its Parents or Subsidiaries.

19.10.    No Fiduciary Relationship. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Committee, the Company or its affiliates, or their officers or other representatives or the Board, on the one hand, and the Participant, the Company, its Affiliates or any other person or entity, on the other.

19.11.    Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down.

19.12.    Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock paid under the Plan. The shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. Payment of an Award hereunder may be delayed in the sole discretion of the Committee if the Committee reasonably anticipates that payment of the Award would violate Federal securities law or other applicable law; provided that payment shall be made at the earliest date that the Committee reasonably anticipates that making the payment will not cause such violation.

19.13.    Governing Law. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

19.14.    Additional Provisions. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

19.15.    Foreign Participants. In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

19.16.    No Limitations on Rights of Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume Awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer shares of Stock to a Subsidiary or a Parent, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary or Parent will transfer such shares of Stock to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.
19.17.    Limitations on Awards Granted to Non-Employee Directors. The maximum Grant Date Fair Market Value, as determined by the Committee, of the equity Awards granted to any Non-Employee Director in any Plan Year shall not exceed $300,000. The maximum aggregate amount, as determined by the Committee, of the Cash Awards granted to any Non-Employee Director in any Plan Year also shall not exceed $300,000. The equity and cash award limits shall be applied separately, so that the aggregate Grant Date Fair Market Value of all Awards granted to a Non-Employee Director in any Plan Year shall not exceed $600,000; provided, however, such limits shall not apply to any compensation resulting from non-preferential dividends or dividend equivalents associated with outstanding equity awards.

19.18.    Payment Deferrals. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish; provided, however, that any Options, SARs, and similar Other Stock-Based Awards that are not otherwise subject to Section 409A of the Code but would be subject to Section 409A of the Code if a deferral were permitted, shall not be subject to any deferral. The Committee also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of Dividend Equivalents where the deferred amounts are denominated in Stock equivalents. Any deferral and related terms and conditions shall comply with Section 409A of the Code and any authoritative guidance thereunder.

HEALTHSOUTH CORPORATION 3660 GRANDVIEW PARKWAY SUITE 200 BIRMINGHAM, AL 35243
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 PM Eastern Time on May 4, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E03612-P72830	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEALTHSOUTH CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:					☐	☐	☐
1.	Election of Directors
Nominees:
	01)	John W. Chidsey	06)	Joan E. Herman
	02)	Donald L. Correll	07)	Leo I. Higdon Jr.
	03)	Yvonne M. Curl	08)	Leslye G. Katz
	04)	Charles M. Elson	09)	John E. Maupin Jr.
	05)	Jay Grinney	10)	L. Edward Shaw Jr.

The Board of Directors recommends a vote FOR the following proposal:									For	Against	Abstain
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2016.								☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:									For	Against	Abstain
3.	An advisory vote to approve executive compensation.								☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:									For	Against	Abstain
4.	Approval of the 2016 Omnibus Performance Incentive Plan.								☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, mark here (see reverse for instructions).							☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]						Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com

E03612-P72830

HEALTHSOUTH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
THURSDAY, MAY 5, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick Darby and Mark J. Tarr, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of HealthSouth Corporation that the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders at 11:00 A.M. Central Time, on Thursday, May 5, 2016, and at any postponement or adjournment thereof, with all powers that the undersigned would have if personally present.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified, the proxy will be voted as to all shares of the undersigned: FOR the election of all nominees for director listed on the reverse side, FOR Proposals 2, 3, and 4. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed on the reverse side)